EXHIBIT 10.2

EXECUTION COPY

DEBTOR IN POSSESSION

REVOLVING CREDIT

AND

SECURITY AGREEMENT

NATIONAL CITY BUSINESS CREDIT, INC.

(AS FUNDING AGENT)

SILVER POINT FINANCE, L.L.C.

(AS ADMINISTRATIVE AGENT AND AS COLLATERAL AGENT)

and

THE LENDERS WHICH ARE NOW OR HEREAFTER A PARTY HERETO

and

THE BORROWERS PARTY HERETO

(AS BORROWERS)

and

THE GUARANTORS PARTY HERETO

(AS GUARANTORS)

DATED AUGUST 23, 2006

TABLE OF CONTENTS

I.		DEFINITIONS.	1
	1.1	Accounting Terms.	1
	1.2	General Terms.	2
	1.3	Uniform Commercial Code Terms.	24
	1.4	Certain Matters of Construction.	24

II.		ADVANCES, PAYMENTS.	24
	2.1	Advances.	24
	2.2	Procedure for Borrowing Revolving Advances.	25
	2.3	Disbursement of Advance Proceeds.	25
	2.4	Maximum Advances.	26
	2.5	Repayment of Advances.	26
	2.6	Repayment of Excess Advances.	27
	2.7	Statement of Account.	27
	2.8	L/C Funding Support; Letters of Credit and Purchase of Participations	28
	2.9	Reserved.	31
	2.10	Reserved.	31
	2.11	Mandatory Prepayments.	31
	2.12	Additional Payments.	32
	2.13	Manner of Borrowing and Payment.	32
	2.14	Use of Proceeds.	33
	2.15	Defaulting Lender.	33
	2.16	Reserved.	34
	2.17	No Discharge; Survival of Claims.	34
	2.18	Use of Cash Collateral.	34

III.		INTEREST AND FEES.	34
	3.1	Interest.	34
	3.2	Letter of Credit Fees.	34
	3.3	Unused Facility Fee.	35
	3.4	Agent and Funding Agent Fees.	35
	3.5	Computation of Interest and Fees.	36
	3.6	Maximum Charges.	36
	3.7	Increased Costs.	36
	3.8	Reserved.	37
	3.9	Capital Adequacy.	37
	3.10	Gross Up for Taxes.	37

IV.		COLLATERAL: GENERAL TERMS.	38
	4.1	Security Interest in the Collateral.	38
	4.2	Perfection of Security Interest.	38
	4.3	Disposition of Collateral.	39
	4.4	Preservation of Collateral.	39
	4.5	Ownership of Collateral.	40
	4.6	Defense of Agent’s and Lenders’ Interests.	40
	4.7	Books and Records.	41
	4.8	Financial Disclosure.	41
	4.9	Compliance with Laws.	41
	4.10	Inspection of Premises.	41

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	4.11	Insurance.	42
	4.12	Failure to Pay Insurance.	43
	4.13	Payment of Taxes.	44
	4.14	Payment of Leasehold Obligations.	44
	4.15	Receivables.	44
	4.16	Maintenance of Equipment.	48
	4.17	Exculpation of Liability.	48
	4.18	Environmental Matters.	48
	4.19	Financing Statements.	50

V.		REPRESENTATIONS AND WARRANTIES.	50
	5.1	Authority.	50
	5.2	Formation and Qualification.	51
	5.3	Survival of Representations and Warranties.	51
	5.4	Tax Returns.	51
	5.5	Budget.	52
	5.6	Corporate Name.	52
	5.7	O.S.H.A. and Environmental Compliance.	52
	5.8	No Litigation, Violation, Indebtedness or Default.	52
	5.9	Patents, Trademarks, Copyrights and Licenses.	54
	5.10	Licenses and Permits.	54
	5.11	No Burdensome Restrictions.	54
	5.12	No Labor Disputes.	54
	5.13	Margin Regulations.	54
	5.14	Investment Company Act.	55
	5.15	Disclosure.	55
	5.16	Hedging Contracts.	55
	5.17	Conflicting Agreements.	55
	5.18	Application of Certain Laws and Regulations.	55
	5.19	Business and Property of the Loan Parties.	55
	5.20	Section 20 Subsidiaries.	56
	5.21	Anti-Terrorism Laws.	56
	5.22	Non-Operating Subsidiaries.	57
	5.23	The Financing Orders.	57
	5.24	Good Faith.	57

VI.		AFFIRMATIVE COVENANTS.	57
	6.1	Payment of Fees.	57
	6.2	Conduct of Business and Maintenance of Existence and Assets.	57
	6.3	Violations.	58
	6.4	Government Receivables.	58
	6.5	Reserved.	58
	6.6	Execution of Supplemental Instruments.	58
	6.7	Payment of Indebtedness.	58
	6.8	Standards of Financial Statements.	59
	6.9	Anti-Terrorism Laws.	59
	6.10	First Lien Refinancing.	59
	6.11	Modification of the Automatic Stay.	59

VII.		NEGATIVE COVENANTS.	59
	7.1	Merger, Consolidation, Acquisition and Sale of Assets.	59
	7.2	Creation of Liens.	60
	7.3	Guarantees.	60
	7.4	Investments.	60

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	7.5	Loans.	61
	7.6	Capital Expenditures.	61
	7.7	Dividends.	61
	7.8	Indebtedness.	62
	7.9	Nature of Business.	62
	7.10	Transactions with Affiliates.	62
	7.11	Leases.	62
	7.12	Subsidiaries.	63
	7.13	Fiscal Year and Accounting Changes.	63
	7.14	Pledge of Credit.	63
	7.15	Amendment of Articles of Incorporation, By-Laws, Certificate of Limited Partnership, Limited Partnership Agreement, Articles of Organization, Operating Agreement, Etc.	63
	7.16	Compliance with ERISA.	63
	7.17	Prepayment of Indebtedness.	64
	7.18	Obtaining Credit.	64
	7.19	Inactive Subsidiaries.	64
	7.20	Reorganization Plan or Sale.	64
	7.21	Budget.	64

VIII.		CONDITIONS PRECEDENT.	65
	8.1	Conditions to Initial Advances.	65
	8.2	Conditions to Each Advance.	68

IX.		INFORMATION AS TO THE LOAN PARTIES.	71
	9.1	Disclosure of Material Matters.	71
	9.2	Schedules.	71
	9.3	Litigation.	72
	9.4	Material Occurrences.	72
	9.5	Government Receivables.	72
	9.6	Reserved.	72
	9.7	Reserved.	72
	9.8	Monthly Financial Statements.	72
	9.9	Other Reports.	73
	9.10	Additional Information.	73
	9.11	Weekly Reporting.	73
	9.12	Notice of Suits, Adverse Events.	74
	9.13	ERISA Notices and Requests.	74
	9.14	Additional Documents.	75

X.		EVENTS OF DEFAULT.	75
	10.1	Payment of Obligations.	75
	10.2	Misrepresentations.	75
	10.3	Failure to Furnish Information.	75
	10.4	Liens Against Assets.	75
	10.5	Breach of Covenants.	75
	10.6	Judgment.	76
	10.7	Reserved.	76
	10.8	Reserved.	76
	10.9	Bankruptcy; Insolvency.	76
	10.10	Material Adverse Effect.	76
	10.11	Loss of Priority Lien.	76
	10.12	Breach of Material Agreements.	76
	10.13	Cross Default; Cross Acceleration.	77

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	10.14	Termination of Guaranty.	77
	10.15	Change of Control.	77
	10.16	Invalidity of Credit Agreement.	77
	10.17	Loss of Material Intellectual Property.	77
	10.18	Destruction of Collateral.	77
	10.19	Business Interruption.	78
	10.20	ERISA Events.	78
	10.21	Pre-Petition Payments.	78
	10.22	Dismissal or Conversion of Cases.	78
	10.23	Relief from Stay.	78
	10.24	The Financing Orders.	79
	10.25	Lien Challenge.	79
	10.26	Confirmation of Rejected Reorganization Plan.	79
	10.27	Filing of Non Compliance Reorganization Plan or Sale Motion.	79
	10.28	Withdrawal of Stalking Horse Bidder.	80

XI.		LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.	80
	11.1	Rights and Remedies.	80
	11.2	Agent’s Discretion.	80
	11.3	Setoff.	81
	11.4	Rights and Remedies not Exclusive.	81
	11.5	Allocation of Payments After Event of Default.	81

XII.		WAIVERS AND JUDICIAL PROCEEDINGS.	82
	12.1	Waiver of Notice.	82
	12.2	Delay.	83
	12.3	Jury Waiver.	83

XIII.		EFFECTIVE DATE AND TERMINATION.	83
	13.1	Term.	83
	13.2	Termination.	84

XIV.		REGARDING AGENT.	84
	14.1	Appointment.	84
	14.2	Nature of Duties.	85
	14.3	Lack of Reliance on Agent and Resignation.	85
	14.4	Certain Rights of Agent.	86
	14.5	Reliance.	86
	14.6	Notice of Default.	86
	14.7	Indemnification.	86
	14.8	Agent in its Individual Capacity.	87
	14.9	Delivery of Documents.	87
	14.10	Borrowers’ Undertaking to Agent.	87
	14.11	No Reliance on Agent’s Customer Identification Program.	87
	14.12	Release of Guaranty and Collateral.	88

XV.		REGARDING FUNDING AGENT.	88
	15.1	Appointment.	88
	15.2	Nature of Duties.	88
	15.3	Lack of Reliance on Funding Agent and Resignation.	89
	15.4	Certain Rights of Funding Agent.	89
	15.5	Reliance.	90
	15.6	Indemnification.	90
	15.7	Borrowers’ Undertaking to Funding Agent.	90

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XVI.		BORROWING AGENCY.	90
	16.1	Borrowing Agency Provisions.	90
	16.2	Waivers.	91

XVII.		MISCELLANEOUS.	91
	17.1	Governing Law.	91
	17.2	Entire Understanding.	92
	17.3	Transfers and Assignments.	94
	17.4	Application of Payments.	97
	17.5	Indemnity.	97
	17.6	Notice.	98
	17.7	Survival.	100
	17.8	Severability.	100
	17.9	Expenses.	100
	17.10	Injunctive Relief.	101
	17.11	Consequential Damages.	101
	17.12	Captions.	101
	17.13	Counterparts; Telecopied Signatures.	101
	17.14	Construction.	101
	17.15	Confidentiality; Sharing Information.	101
	17.16	Tax Withholding Clause.	102
	17.17	USA Patriot Act.	103
	17.18	Publicity.	103
	17.19	Effect of Financing Orders.	104
	17.20	Proceeds of Prepetition Term Loan Collateral.	104

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LIST OF SCHEDULES AND EXHIBITS

All Schedules to the Debtor in Possession Revolving Credit and Security Agreement:

a.	Schedule 1.2 Liens
b.	Schedule 4.5 Inventory
c.	Schedule 4.15(c) Loan Parties’ Chief Executive Offices
d.	Schedule 4.15(g) Accounts
e.	Schedule 5.2(a) Incorporation/Organization
f.	Schedule 5.2(b) Subsidiaries
g.	Schedule 5.4 Tax Returns
h.	Schedule 5.6 Corporate Name
i.	Schedule 5.7 O.S.H.A. and Environmental Compliance
j.	Schedule 5.8(a) Litigation
k.	Schedule 5.8(c) Plan
l.	Schedule 5.9 Patents, Trademarks, Copyrights and Licenses
m.	Schedule 5.10 Licenses and Permits
n.	Schedule 5.12 Labor Disputes
o.	Schedule 5.19 Business and Property
p.	Schedule 7.3 Guarantees
q.	Schedule 7.4 Investments
r.	Schedule 7.5 Loans and Advances
s.	Schedule 7.8 Indebtedness

All Exhibits to the Debtor in Possession Revolving Credit and Security Agreement:

a.	Exhibit A Form of Interim Financing Order
b.	Exhibit B Budget
c.	Exhibit 2.1(a) Form of Revolving Credit Note
d.	Exhibit 2.1(b) Form of Term Note
e.	Exhibit 16.3 Form of Assignment and Assumption

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DEBTOR IN POSSESSION REVOLVING CREDIT AND SECURITY AGREEMENT

This Debtor In Possession Revolving Credit and Security Agreement (this “Agreement”), dated this 23rd day of August, 2006, by and among the Borrowers (as hereinafter defined), all of which are debtors and debtors-in-possession in Cases (as hereinafter defined) pending under Chapter 11 of the Bankruptcy Code (as hereinafter defined), each of the Guarantors (as hereinafter defined), all of which are debtors and debtors-in-possession in Cases pending under Chapter 11 of the Bankruptcy Code, the financial institutions which are now or which hereafter become a party hereto (collectively, the “Lenders” and individually, a “Lender”), National City Business Credit, Inc., an Ohio corporation (“NCBC”), as funding agent for the Lenders (NCBC, in such capacity, the “Funding Agent”), and Silver Point Finance, L.L.C., a Delaware limited liability company (“SPF”) as administrative agent and collateral agent for the Lenders (SPF, in such capacity, the “Agent”).

WITNESSETH:

WHEREAS, Borrowers and Guarantors filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code with the Bankruptcy Court (as hereinafter defined);

WHEREAS, Borrowers and Guarantors requested that the Funding Agent, the Agent and the Lenders enter into financing arrangements with the Borrowers pursuant to which the Lenders will make loans and provide other financial accommodations to the Borrowers on the terms and conditions set forth herein;

WHEREAS, each Lender is willing to agree (severally and not jointly) to make such loans and provide such financial accommodations to the Borrowers on a pro rata basis according to its Commitment Percentage (as hereinafter defined), the Funding Agent and the Agent are willing to act in their capacities hereunder for the Lenders, and the Funding Agent is willing to act in its capacity hereunder for the Agent, on the terms and conditions set forth herein and the Other Documents;

NOW THEREFORE, in consideration of the mutual covenants and undertakings herein contained, the receipt and sufficiency of which are hereby acknowledged, the Borrowers, the Guarantors, the Lenders, the Funding Agent and the Agent hereby agree as follows:

I.	DEFINITIONS.

1.1	Accounting Terms.

As used in this Agreement, the Notes, or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined shall have the respective meanings given to them under GAAP. All financial computations to be made under this Agreement shall, unless otherwise specifically provided herein, be made in accordance with GAAP applied on a basis consistent in all material respects with the financial statements delivered to the Agent and the Lenders on or prior to the Closing Date.

1.2	General Terms.

For purposes of this Agreement the following terms shall have the following meanings:

“Additional Credit” shall have the meaning set forth in Section 8.2(b) hereof.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Advances” shall mean and include the Revolving Advances, the Term Advances and Letters of Credit.

“Affiliate” of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote five percent (5%) or more of the securities having ordinary voting power for the election of directors of such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agent” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

“Agent’s Letter” shall mean the confidential letter dated of even date herewith, by and among the Borrowers and the Agent, together with all amendments, supplements, modifications, substitutions and replacements thereto and thereof.

“Agreement” shall have the meaning set forth in the preamble to this Agreement, as amended, restated, modified or supplemented from time to time.

“Anti-Terrorism Laws” shall mean any laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 17.3), and accepted by the Agent, in substantially the form of Exhibit 16.3 or any other form approved by the Agent.

“Auction” shall have the meaning set forth in Section 8.2(j) hereof.

“Authority” shall have the meaning set forth in Section 4.18(d) hereof.

“Bankruptcy Code” shall mean the United States Code, being Title 11 of the United States Code (11 U.S.C. Section 101 et seq.) as the same now exists or may from time to time hereafter be amended, modified, recodified, or supplemented, together with all official rules and regulations thereunder.

“Bankruptcy Court” shall mean the United States Bankruptcy Court for the District of Delaware.

“BHI” shall mean Benchmark Holdings, Inc., a Delaware corporation and its successors and assigns.

“Bid Procedures Order” shall have the meaning set forth in Section 8.2(i) hereof.

“Blocked Account Agreements” shall mean, collectively, each of the Blocked Account Agreements in form and substance satisfactory to the Agent, entered into by the Borrowers, as applicable, the Agent and the applicable Lockbox Bank at which the applicable Collection Account is located, together with all amendments, supplements, modifications, substitutions and replacements thereto and thereof.

“Blocked Person” shall have the meaning assigned to such term in Section 5.21(b) hereof.

“Borrower” shall mean Radnor, SUL, WTL, WHI, and any other Person who may hereafter become a party hereto as a borrower and “Borrowers” shall collectively mean all such Persons.

“Borrowers’ Account” shall have the meaning set forth in Section 2.7 hereof.

“Borrowing Agent” shall mean Radnor.

“Budget” shall mean the cash flow budget attached hereto as Exhibit B, as amended from time to time in a manner acceptable to the Required Lenders.

“Budget Compliance Certificate” shall mean a certificate duly executed by any two of the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer or the Treasurer of the Borrowing Agent appropriately completed setting forth information necessary to determine compliance with Section 7.21 hereof and in a form reasonably acceptable to the Agent.

“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in Cleveland, Ohio.

“Capital Expenditures” shall mean any third-party expenditure made or liability incurred which is, determined in accordance with GAAP, treated as a capital expenditure and not as an expense item for the year in which it was made or incurred, as the case may be.

“Carve-Out Expenses” shall have the meaning set forth in the Interim Financing Order or the Final Financing Order, as the case may be.

“Cases” shall mean the Chapter 11 cases of Borrowers and Guarantors referred to as In Re Radnor Holding Corp., et al., Chapter 11 Case No. 06-10894, currently pending in the Bankruptcy Court.

“Cash Collateralized Letter of Credit” means any Letter of Credit in respect of which the Issuer has required the Agent to provide L/C Funding Support in the form of cash collateral.

“Cash Concentration Account” shall mean, with respect to the Borrowers, that certain commercial deposit account at National City Bank, in the name of NCBC, designated as “Silver Point Finance, L.L.C. (as Agent for the benefit of the Funding Agent and the Lenders) Radnor Cash Concentration Account”, which shall be: (a) maintained by the Agent with National City Bank pursuant to a Deposit Account Agreement, without liability by the Agent or National City Bank to pay interest thereon, (b) the funds within which shall be the sole and exclusive property of the Agent for the pro rata benefit of the Lenders and the Funding Agent and (c) from which account the Funding Agent shall have the irrevocable and exclusive right to withdraw funds until all of the Obligations are paid, performed, satisfied and enforced in full and the commitments of the Lenders to make Advances hereunder and all Letters of Credit have terminated.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601 et seq.

“Change of Control” shall mean (a) the occurrence of any event (whether in one or more transactions) which results in a transfer of control of (1) Radnor to a Person who is not an Original Owner (provided, however, if such transfer of control occurs solely as a result of the death of Michael T. Kennedy, such transfer of control will not be deemed a Change of Control hereunder), or (2) any other Loan Party to a Person other than a Loan Party or (b) any merger or consolidation of or with any Loan Party in which a Loan Party is not the surviving party or sale of all or substantially all of the property or assets of any Loan Party to a person other than a Loan Party. For purposes of this definition, “control” shall mean the power, direct or indirect (x) to vote fifty percent (50%) or more of the securities having ordinary voting power for the election of directors of any Loan Party or (y) to direct or cause the direction of the management and policies of any Loan Party by contract or otherwise.

“Charges” shall mean all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other similar governmental authority, domestic or foreign (including, without limitation, the PBGC or any environmental agency or superfund), upon the Collateral, any Loan Party or any Affiliates of any Loan Party.

“CIP Regulations” shall have the meaning assigned to such term in Section 14.11 hereof.

“Closing Date” shall mean the date on which all conditions to the effectiveness of this Agreement are satisfied, but in no event shall such date be later than three Business Days after the Petition Date.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated thereunder.

“Collateral” shall mean and include:

(a)	all Receivables;

(b)	all General Intangibles;

(c)	all Inventory;

(d)	all Investment Property;

(e)	all Equipment;

(f)	all Subsidiary Stock;

(g)	all Real Property of all of the Borrowers and Guarantors;

(h) all of each Loan Party’s right, title and interest in and to (i) all merchandise returned or rejected by Customers, relating to or securing any of the Receivables; (ii) all of each Loan Party’s rights as a consignor, a consignee, an unpaid vendor, mechanic, artisan, or other lienor, including stoppage in transit, setoff, detinue, replevin, reclamation and repurchase; (iii) all additional amounts due to any Loan Party from any Customer relating to the Receivables; (iv) other property, including warranty claims, relating to any goods securing this Agreement; (v) all of each Loan Party’s contract rights, rights of payment which have been earned under a contract right, instruments (including promissory notes), documents, chattel paper (including electronic chattel paper), warehouse receipts, deposit accounts including, but not limited to, the deposit accounts subject to the Blocked Account Agreements, letters of credit, and money; (vi) all commercial tort claims (whether now existing or hereafter arising); and (vii) if and when obtained by any Loan Party, all real and personal property of third parties in which such Loan Party has been granted a lien or security interest as security for the payment or enforcement of Receivables;

(i) all of each Loan Party’s ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computer software (owned by any Loan Party or in which it has an interest and in which the granting of a security interest therein is not expressly prohibited), computer programs, tapes, disks and documents relating to (a), (b), (c), (d), (e), (f), (g), (h) or (j) of this Paragraph;

(j) all other real and personal property of each Loan Party; and

(k) all proceeds and products of (a), (b), (c), (d), (e), (f), (g), (h), (i) and (j) in whatever form, including, but not limited to: cash, deposit accounts (whether or not comprised solely of proceeds), certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), negotiable instruments and other instruments for the payment of money, chattel paper, security agreements, documents, eminent domain proceeds, condemnation proceeds and tort claim proceeds.

Notwithstanding anything to the contrary in this Agreement, the term “Collateral” shall not include (i) any lease, license, contract, property right or agreement (or any of its rights or interests thereunder) if and to the extent that the grant of the security interest shall, after giving effect to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions), the Bankruptcy Code or any other applicable law, constitute or result in (A) the abandonment, invalidation or unenforceability of any right, title or interest of such Loan Party therein or (B) a breach or termination pursuant to the terms of, or a default under, any such lease license, contract, property rights or agreement; provided, however, that (y) the Collateral excluded pursuant to this clause (i) shall not include any and all Proceeds of such property rights or agreements or any right, title or interest of such Loan Party therein, and (z) the security interest shall attach immediately at any such time as the restriction resulting in abandonment, invalidation or unenforceability or breach or termination shall be removed or any condition thereto (including any consent) shall be satisfied; (ii) any of the outstanding capital stock of a Foreign Subsidiary in excess of 65% of the voting power of all classes of capital stock of such Foreign Subsidiary entitled to vote; (iii) any of the membership interests of WRL; or (iv) any applications for trademarks and service marks filed in the United States Patent and Trademark Office (the “PTO”) on the basis of any Loan Party’s intent to use such mark pursuant to 15 U.S.C. § 1051 Section 1(b) and for which a form evidencing use of the mark in interstate commerce has not been filed with the PTO pursuant to 15 U.S.C. §1060(a) and 1051(c) or (d).

“Collection Accounts” shall have the meaning set forth in Section 4.15(g) hereof.

“Commitment” shall have the meaning set forth in Section 13.1 hereof.

“Commitment Percentage” of any Lender shall mean the “Commitment Percentage” set forth below such Lender’s name on the signature page hereof as same may be adjusted upon any assignment by a Lender pursuant to Section 17.3 hereof.

“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties, domestic or foreign, necessary to carry on any Loan Party’s business, including, without limitation, any Consents required under all applicable federal, state or other applicable law.

“Contract Rate” shall mean a fixed interest rate equal to eleven percent (11%) per annum based on a three hundred sixty (360) day year.

“Controlled Group” shall mean all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with any Loan Party, are treated as a single employer under Section 414 of the Code.

“Customer” shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Loan Party, pursuant to which such Loan Party is to deliver any Inventory or perform any services.

“Default” shall mean an event which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in Section 3.1(b) hereof.

“Defaulting Lender” shall have the meaning set forth in Section 2.15(a) hereof.

“Deposit Account Agreement” shall have the meaning set forth in Section 4.15(g) hereof.

“Disposition” means any sale, lease, transfer, assignment, sale/leaseback or other conveyance of an asset.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Eligible Assignee” shall mean any of the following Persons: (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by the Agent (such approval not to be unreasonably withheld or delayed); provided that, notwithstanding the foregoing, “Eligible Assignee” shall not include any Loan Party or any of such Loan Party’s Affiliates or Subsidiaries and; provided, further, that, notwithstanding the foregoing, a Person shall only be an “Eligible Assignee” if (i) such Person shall have complied with the requirements of Section 17.17, and (ii) the assignment to or participation of such Person shall not constitute a “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code).

“Environmental Complaint” shall have the meaning set forth in Section 4.18(d) hereof.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, made by the Loan Parties to the Agent relating to any environmental liabilities associated with the Mortgaged Premises, together with all amendments, supplements, modifications, substitutions and replacements thereto and thereof.

“Environmental Laws” shall mean all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

“Equipment” shall mean and include as to each Loan Party all of such Loan Party’s goods (other than Inventory) whether now owned or hereafter acquired and wherever located including, without limitation, all equipment, machinery, apparatus, vehicles, fittings, furniture, furnishings, fixtures, parts, accessories and all replacements and substitutions therefor or accessions thereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder.

“Event of Default” shall mean the occurrence of any of the events set forth in Article X hereof.

“Executive Order No. 13224” shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Existing First Lien Credit and Security Agreement” shall mean the Revolving Credit and Security Agreement dated as of December 29, 2005 by and among the Borrowers, the Guarantors, the Lenders party thereto, NCBC, as Administrative Agent and Collateral Agent, and Bank of America, N.A., as Syndication Agent, as amended, restated, modified or waived from time to time.

“Existing First Lien Indebtedness” shall mean, as of any date, the Obligations (as that term is defined in the Existing First Lien Credit and Security Agreement) outstanding as of such date.

“Existing First Lien Lenders” shall mean the various financial institutions and other Persons from time to time party to the Existing First Lien Credit and Security Agreement in the capacity of “Lenders” thereunder.

“Existing Letters of Credit” means the Letters of Credit issued by National City Bank to or for the account of the Borrowers pursuant to the Existing First Lien Credit and Security Agreement.

“Final Financing Order” means a Financing Order that is a Final Order entered in the Cases after notice and final hearing pursuant to Rule 4001(e) of the Federal Rules of Bankruptcy Procedure and applicable local rules.

“Final Order” means an order or judgment of the Bankruptcy Court duly entered on the docket of the Bankruptcy Court that (a) has not been modified or amended without the consent of the Funding Agent, the Agent and the Supermajority Lenders, or vacated, reversed, revoked, rescinded, stayed or appealed from, except as the Funding Agent, the Agent and the Supermajority Lenders may otherwise specifically agree, (b) with respect to which the time to appeal, petition for certiorari, application or motion for reversal, rehearing, reargument, stay, or modification has expired, (c) no petition, application or motion for reversal, rehearing, reargument, stay or modification thereof or for a writ of certiorari with respect thereto has been filed or granted or the order or judgment of the Bankruptcy Court has been affirmed by the highest court to which the order or judgment was appealed and (d) is no longer subject to any or further appeal or petition, application or motion for reversal, rehearing, reargument, stay or modification thereof or for any writ of certiorari with respect thereto or further judicial review in any form.

“Financial Advisor” means a financial advisor to assist in the projections, financial and operating plans of the Borrowers, and any successor financial advisors that may be appointed from time to time by the Borrowers, in each case as shall be reasonably acceptable to the Agent (it being understood that Alvarez & Marsal, LLC is acceptable to the Agent).

“Financing Order” means the Interim Financing Order and such other interim, final, permanent and/or supplemental orders satisfactory to the Funding Agent, the Agent and the Supermajority Lenders entered by the Bankruptcy Court after notice pursuant to Section 364 of the Bankruptcy Code relating thereto or authorizing the granting of credit by the Agent and the Lenders to the Borrowers, including the Final Financing Order.

“First Lien Refinancing” shall mean, subject in each case solely to such reservations of rights as may be expressly set forth in the Interim Financing Order or the Final Financing Order, (i) the repayment in full in cash of all outstanding Existing First Lien Indebtedness as of the date of entry of the Final Financing Order, (ii) the termination of all commitments outstanding under the Existing First Lien Credit and Security Agreement, and (iii) the release of all Liens and guarantees granted by the Borrowers, the Guarantors or any of their respective Subsidiaries securing the Existing First Lien Indebtedness.

“Fiscal Month” means each four or five week fiscal period of Radnor and its Subsidiaries, beginning with the first five weeks of each Fiscal Year.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States (or any State thereof) or the District of Columbia.

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funding Account” shall mean that certain deposit account established by the Agent on or prior to the date hereof with National City Bank in and to which the Funding Agent has the irrevocable right to withdraw monies to fund requests by the Borrowing Agent, from time to time, for Revolving Advances and Term Advances in accordance with the terms of this Agreement and the Other Documents. The Funding Agent’s right to withdraw monies from the Funding Account shall be irrevocable until all of the Obligations (other than contingent indemnification obligations) owed to the Funding Agent are paid, performed, satisfied, and enforced in full and the commitments of the Lenders to make Advances hereunder have terminated.

“Funding Agent” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

“Funding Agent’s Letter” shall mean the confidential letter dated of even date herewith, by and among the Borrowers and the Funding Agent, together with all amendments, supplements, modifications, substitutions, and replacements thereto and thereof.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“General Intangibles” shall mean and include as to each Loan Party all of such Loan Party’s general intangibles, whether now owned or hereafter acquired including, without limitation, all payment intangibles, choses in action, causes of action, corporate or other business records, inventions, designs, patents, patent applications, equipment formulations, manufacturing procedures, quality control procedures, trademarks, service marks, trade secrets, goodwill, copyrights, design rights, software, computer information, source codes, codes, records and dates, registration, licenses, franchises, customer lists, tax refunds, tax refund claims, computer programs, all claims under guaranties, security interests or other security, held by or granted to such Loan Party to secure payment of any of the Receivables by a Customer (other than to the extent covered by Receivables), all rights of indemnification and all other intangible property of every kind and nature (other than Receivables).

“Governmental Body” shall mean any nation or government, any state or other political subdivision thereof or any entity exercising the legislative, judicial, regulatory or administrative functions of or pertaining to a government.

“Guarantor” shall mean RCC, SDI, SEDI, SGL, SLL, WEDI, WGL, WLL and any other Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations, including any trustee or other fiduciary hereafter appointed as legal representative and successor and “Guarantors” means collectively all such Persons.

“Guaranty” shall mean any guaranty of the Obligations of the Borrowers executed by a Guarantor in favor of the Agent for its benefit, the benefit of the Issuer and for the ratable benefit of the Lenders, together with all amendments, supplements, modifications, substitutions and replacements thereto and thereof.

“Hazardous Discharge” shall have the meaning set forth in Section 4.18(d) hereof.

“Hazardous Substance” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in CERCLA, the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), the Toxic Substances Control Act, as amended (TSCA) (15 U.S.C. Section 2601, et seq.), RCRA or any other applicable Environmental Law and in the regulations adopted pursuant thereto.

“Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state law, and any other applicable Federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.

“Hedging Contracts” shall mean foreign exchange contracts, currency swap agreements, futures contracts, commodities hedges, interest rate protection agreements, interest rate future agreements, interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, option agreements or any other similar hedging agreements or arrangements entered into by a Loan Party in the ordinary course of business and not for speculative purposes.

“Hedging Obligations” shall mean all liabilities of a Loan Party under Hedging Contracts.

“Indebtedness” of a Person at a particular date shall mean all obligations of such Person which in accordance with GAAP would be classified upon a balance sheet as liabilities (except capital stock including redeemable stock issued to SVEF and SVOF pursuant to the Purchase Agreement and surplus earned or otherwise and except for off-balance sheet obligations arising prior to the Petition Date that are required to be classified on a balance sheet as liabilities as a result of the filing of the Cases) and in any event, without limitation by reason of enumeration, shall include all Hedging Obligations, indebtedness, debt and other similar monetary obligations of such Person whether direct or guaranteed, and all premiums, if any, due at the required prepayment dates of such indebtedness, and all indebtedness secured by a Lien on assets owned by such Person, whether or not such indebtedness actually shall have been created, assumed or incurred by such Person. Any indebtedness of such Person resulting from the acquisition by such Person of any assets subject to any Lien shall be deemed, for the purposes hereof, to be the equivalent of the creation, assumption and incurring of the indebtedness secured thereby, whether or not actually so created, assumed or incurred.

“Ineligible Security” shall mean any security which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

“Intellectual Property Security Agreement” shall mean the Patent, Trademark and Copyright Security Agreement, dated of even date herewith, made by Radnor, SUL, WHI and SDI for the benefit of the Agent, together with all amendments, supplements, modifications, substitutions and replacements thereto and thereof.

“Interim Financing Order” means the order entered by the Bankruptcy Court on or about the date hereof in the form of Exhibit A hereto, with such changes thereto as may be approved by the Funding Agent, the Agent and the Required Lenders.

“Inventory” shall mean and include as to each Loan Party all of such Loan Party’s now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Loan Party’s business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them; provided, however, spare parts, equipment and other fixed assets are not included in this definition.

“Investment Banker” shall have the meaning set forth in Section 8.2(c) hereof.

“Investment Property” shall mean and include as to each Loan Party, all of such Loan Party’s now owned or hereafter acquired securities (whether certificated or uncertificated), securities entitlements, securities accounts, commodities contracts and commodities accounts.

“Issuer” means any financial institution designated by the Agent to issue Letters of Credit, in each case together with its permitted successors and assigns in such capacity, and the term “Issuer” in each such instance, shall mean the Issuer with respect to such Letter of Credit.

“L/C Funding Support” means any guaranty, cash collateral arrangement or other credit support provided by the Agent in favor of an Issuer guaranteeing or securing the Agent’s obligations to the Issuer for the benefit of the Borrowers under a reimbursement agreement, Letter of Credit Application or other like document in respect of any Letter of Credit.

“Lease Assignment A” shall mean that certain Assignment of Rents and Leases, made by WHI to the Agent with respect to the Mortgaged Premises A, together with all amendments, supplements, modifications, substitutions and replacements thereto and thereof.

“Lease Assignment B” shall mean that certain Assignment of Rents and Leases, made by WHI to the Agent with respect to the Mortgaged Premises B, together with all amendments, supplements, modifications, substitutions and replacements thereto and thereof.

“Lease Assignment C” shall mean that certain Assignment of Rents and Leases, made by WHI to the Agent with respect to the Mortgaged Premises C, together with all amendments, supplements, modifications, substitutions and replacements thereto and thereof.

“Lease Assignment D” shall mean that certain Assignment of Rents and Leases, made by WTL to the Agent with respect to the Mortgaged Premises D, together with all amendments, supplements, modifications, substitutions and replacements thereto and thereof.

“Lease Assignment E” shall mean that certain Assignment of Rents and Leases, made by WTL to the Agent with respect to the Mortgaged Premises E, together with all amendments, supplements, modifications, substitutions and replacements thereto and thereof.

“Lease Assignment F” shall mean that certain Assignment of Rents and Leases, made by SUL to the Agent with respect to the Mortgaged Premises F, together with all amendments, supplements, modifications, substitutions and replacements thereto and thereof.

“Lease Assignment G” shall mean that certain Assignment of Rents and Leases, made by WHI to the Agent with respect to the Mortgaged Premises G, together with all amendments, supplements, modifications, substitutions and replacements thereto and thereof.

“Lease Assignment H” shall mean that certain Assignment of Rents and Leases, made by WHI to the Agent with respect to the Mortgaged Premises H, together with all amendments, supplements, modifications, substitutions and replacements thereto and thereof.

“Lease Assignment I” shall mean that certain Assignment of Rents and Leases, made by SUL to the Agent with respect to the Mortgaged Premises I, together with all amendments, supplements, modifications, substitutions and replacements thereto and thereof.

“Lease Assignment J” shall mean that certain Assignment of Rents and Leases, made by WHI to the Agent with respect to the Mortgaged Premises J, together with all amendments, supplements, modifications, substitutions and replacements thereto and thereof.

“Lease Assignments” shall mean, collectively, the Lease Assignment A, the Lease Assignment B, the Lease Assignment C, the Lease Assignment D, the Lease Assignment E, the Lease Assignment F, the Lease Assignment G, the Lease Assignment H, the Lease Assignment I and the Lease Assignment J.

“Lender” and “Lenders” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of any Lender.

“Lender Default” shall have the meaning set forth in Section 2.15(a) hereof.

“Letter of Credit Application” shall have the meaning set forth in Section 2.8(a) hereof.

“Letter of Credit Fees” shall have the meaning set forth in Section 3.2 hereof.

“Letters of Credit” means a commercial or standby letter of credit issued or to be issued by the Issuer in accordance with this Agreement.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), Charge or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including, without limitation, any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

“Loan Party” or “Loan Parties” shall mean, singularly or collectively, as the context may require, each Borrower and each Guarantor.

“Lockbox” shall mean a post office box rented by and in the name of the Borrowing Agent (or any other Borrower acceptable to the Agent) as required by this Agreement and as to which only the applicable Lockbox Bank and the Agent have access pursuant to the requirements of this Agreement and which cannot be closed by the applicable Lockbox Bank without the consent of the Agent pursuant to the applicable Blocked Account Agreement.

“Lockbox Agreement” shall have the meaning set forth in Section 4.15(g) hereof.

“Lockbox Bank” shall mean National City Bank and, for such period as is acceptable to the Agent, any other financial institution acceptable to the Agent.

“Management Services Agreement” shall mean the Management Services Agreement, dated as of January 1, 1997, by and among RMI, Radnor, WHI, RCC, SUL and SCL, as amended by the Joinder, dated January 20, 1999.

“Material Adverse Effect” shall mean a material adverse effect on (a) the financial condition, results of operations, business or prospects of the Loan Parties taken as a whole, (b) the Loan Parties’ (taken as a whole) ability to pay the Obligations in accordance with the terms thereof, (c) the value of the Collateral taken as a whole, or the Agent’s Liens on the Collateral taken as a whole or, subject to Permitted Encumbrances, the priority of any such Lien or (d) the practical realization of the benefits of the Funding Agent’s, the Agent’s and each Lender’s rights and remedies under this Agreement and the Other Documents; it being understood that the commencement of the Cases and events and conditions which customarily occur as a result of events leading up to and following the commencement of a proceeding under Chapter 11 of the Bankruptcy Code (including, without limitation,, reduction in payment terms by suppliers and reclamation claims) shall not be deemed a material adverse effect or a failure of a condition.

“Maximum Revolving Advance Amount” shall mean $46,946,067.51.

“Maximum Term Advance Amount” shall mean $56,053,932.49.

“Minimum Funding Amount” shall have the meaning set forth in Section 2.3 hereof.

“Mortgage A” shall mean that certain Act of Mortgage, made by WHI to the Agent with respect to the Mortgaged Premises A, together with all amendments, supplements, modifications, substitutions and replacements thereto and thereof.

“Mortgage B” shall mean that certain Mortgage Deed, made by WHI to the Agent with respect to the Mortgaged Premises B, together with all amendments, supplements, modifications, substitutions and replacements thereto and thereof.

“Mortgage C” shall mean that certain Deed of Trust, made by WHI to the Agent with respect to the Mortgaged Premises C, together with all amendments, supplements, modifications, substitutions and replacements thereto and thereof.

“Mortgage D” shall mean that certain Deed of Trust, made by WTL to the Agent with respect to the Mortgaged Premises D, together with all amendments, supplements, modifications, substitutions and replacements thereto and thereof.

“Mortgage E” shall mean that certain Deed of Trust, made by WTL to the Agent with respect to the Mortgaged Premises E, together with all amendments, supplements, modifications, substitutions and replacements thereto and thereof.

“Mortgage F” shall mean that certain Deed of Trust, made by SUL to the Agent with respect to the Mortgaged Premises F, together with all amendments, supplements, modifications, substitutions and replacements thereto and thereof.

“Mortgage G” shall mean that certain Mortgage, made by WHI to the Agent with respect to the Mortgaged Premises G, together with all amendments, supplements, modifications, substitutions and replacements thereto and thereof.

“Mortgage H” shall mean that certain Mortgage, made by WHI to the Agent with respect to the Mortgaged Premises H, together with all amendments, supplements, modifications, substitutions and replacements thereto and thereof.

“Mortgage I” shall mean that certain Deed of Trust, made by SUL to the Agent with respect to the Mortgaged Premises I, together with all amendments, supplements, modifications, substitutions and replacements thereto and thereof.

“Mortgage J” shall mean that certain Deed of Trust, made by WHI to the Agent with respect to the Mortgaged Premises J, together with all amendments, supplements, modifications, substitutions and replacements thereto and thereof.

“Mortgaged Premises” shall mean collectively, the Mortgaged Premises A, the Mortgaged Premises B, the Mortgaged Premises C, the Mortgaged Premises D, the Mortgaged Premises E, the Mortgaged Premises F, the Mortgaged Premises G, the Mortgaged Premises H, the Mortgaged Premises I and the Mortgaged Premises J.

“Mortgaged Premises A” shall mean the certain premises and improvements located at 7501 East Trammel Drive, City of Shreveport, Caddo Perish, State of Louisiana.

“Mortgaged Premises B” shall mean the certain premises and improvements located at 150 Fourth Avenue, Village of Mt. Sterling, County of Madison, State of Ohio.

“Mortgaged Premises C” shall mean the certain premises and improvements located at 313 East Fifteenth Street, City of Higginsville, County of Lafayette, State of Missouri.

“Mortgaged Premises D” shall mean the certain premises and improvements located at 1102 Blue Creek Road, City of El Campo, County of Wharton, State of Texas.

“Mortgaged Premises E” shall mean the certain premises and improvements located at 400 East Minton Road, City of Saginaw, County of Tarrant, State of Texas.

“Mortgaged Premises F” shall mean the certain premises and improvements located at 3607 North Sylvania Avenue, City of Fort Worth, County of Tarrant, State of Texas.

“Mortgaged Premises G” shall mean the certain premises and improvements located at 190 Liberty Street, City of West Metuchen, County of Middlesex, State of New Jersey.

“Mortgaged Premises H” shall mean the certain premises and improvements located at 1000 North Harvester, 1331 & 1351 West Hawthorne and 1425 West Hawthorne, City of West Chicago, County of DuPage, State of Illinois.

“Mortgaged Premises I” shall mean the certain premises and improvements located at 11591 Business Highway 287 North, City of Fort Worth, County of Tarrant, State of Texas.

“Mortgaged Premises J” shall mean the certain premises and improvements located at 7980 W. Buckeye Road, City of Phoenix, County of Maricopa, State of Arizona.

“Mortgages” shall mean, collectively, the Mortgage A, the Mortgage B, the Mortgage C, the Mortgage D, the Mortgage E, the Mortgage F, the Mortgage G, the Mortgage H, the Mortgage I and the Mortgage J.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Sections 3(37) and 4001(a)(3) of ERISA.

“National City Bank” shall mean National City Bank, a national banking association, and its successors and assigns.

“NCBC” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

“Net Proceeds” shall mean the gross cash proceeds of any Disposition, minus (a) all reasonable and customary costs and expenses directly relating to, and due at closing in connection with, any Disposition, including, without limitations, taxes payable or reasonably estimated by the applicable Loan Party to be payable as a result thereof, brokerage commissions, professional service fees and similar costs, and (b) amounts payable to holders of senior Liens which are valid and perfected on the assets subject to such Disposition to the extent, in the case of Dispositions by Loan Parties, payment of such amounts to such holders has been authorized by the Bankruptcy Court.

“Non-Consenting Lender” shall have the meaning set forth in Section 17.3(h) hereof.

“Non-Defaulting Lender” shall have the meaning set forth in Section 2.15(b) hereof.

“Note” shall mean each Revolving Credit Note and Term Note and “Notes” shall collectively mean all of the Revolving Credit Notes and Term Notes.

“Notice” shall have the meaning set forth in Section 17.6 hereof.

“Obligations” shall mean and include any and all loans, advances, debts, liabilities, obligations, covenants and duties (absolute, contingent, matured or unmatured) owing by the Loan Parties to the Lenders, the Issuer, the Funding Agent, or the Agent or to any other direct or indirect subsidiary or affiliate of the Funding Agent (including, but not limited to, National City Bank), the Agent, the Issuer or any Lender of any kind or nature, present or future (including, without limitation, any interest accruing thereon after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether or not evidenced by any note, guaranty or other instrument, arising under this Agreement or the Other Documents, whether or not for the payment of money, whether arising by reason of an extension of credit, opening of a letter of credit, loan or guarantee, or arising under any Hedging Contract or in connection with any cash management or treasury administration services or agreements, whether arising out of overdrafts or deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of the Funding Agent’s, the Agent’s, the Issuer’s or any Lender’s non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, whether direct or indirect, absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise, whether evidenced by any other agreement or instrument, including, but not limited to, any and all of any Loan Party’s Indebtedness and/or liabilities under this Agreement, the Other Documents or under any other agreement related thereto between the Funding Agent, the Agent, the Issuer or the Lenders and any Loan Party and any amendments, extensions, renewals or increases and all costs and expenses of the Funding Agent, the Agent, the Issuer and any Lender incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to, reasonable attorneys’ fees and expenses and all obligations of any Loan Party to the Funding Agent, the Agent, the Issuer or the Lenders to perform acts or refrain from taking any action.

“Original Owner” shall mean (i) each of Michael T. Kennedy, John P. McNiff and R. Radcliffe Hastings, (ii) any Affiliate controlled by any of the Persons described in clause (i), (iii) any trust created for the benefit of the Persons described in clause (i) or the spouse and children or grandchildren (including children or grandchildren by adoption) of such Persons, or (iv) any trust created for the benefit of any trust described in clause (iii).

“Other Documents” shall mean the Notes, the Letters of Credit, the Blocked Account Agreements, the Agent’s Letter, the Funding Agent’s Letter, the Waivers, the Guaranty, the Mortgages, each agreement pursuant to which the Agent is granted a Lien to secure the Obligations (including the Intellectual Property Security Agreement and the Pledge Agreement) and any and all other agreements, instruments and documents, including, without limitation, guaranties, pledges, mortgages, powers of attorney, consents and all other writings heretofore, now or hereafter executed by any Loan Party and/or delivered to the Funding Agent, the Agent, the Issuer or any Lender in respect of the transactions contemplated by this Agreement whether or not specifically mentioned herein or therein, in each case as amended, supplemented, amended and restated or otherwise modified from time to time.

“Parent” of any Person shall mean a corporation or other entity owning, directly or indirectly at least fifty percent (50%) of the shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors of the Person, or other Persons performing similar functions for any such Person.

“Partial Pre-Petition Increased Over-Advance” shall mean Indebtedness under the Existing First Lien Credit and Security Agreement in an amount equal to $5,375,965.87.

“Participant” shall have the meaning set forth in Section 17.3(d) hereof.

“Payment Office” shall mean initially 1965 East Sixth Street, 4th Floor, Cleveland, Ohio 44114; thereafter, such other office of the Funding Agent, if any, which it may designate by notice to the Borrowing Agent and to each Lender to be the Payment Office.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Permitted Encumbrances” shall mean (a) Liens in favor of the Pre-Petition Agent for the benefit of the lenders and the issuer under the Existing First Lien Credit and Security Agreement or the Agent for the benefit of the Funding Agent, the Agent and the Lenders; (b) Liens for taxes, assessments or other governmental charges either (i) incurred prior to the Petition Date or (ii) arising after the Petition Date that are not delinquent or being contested in good faith and by appropriate proceedings and with respect to which proper reserves have been taken by Radnor and its Subsidiaries in accordance with GAAP; provided, that, in each case, such Liens shall have no effect on the priority of the Liens in favor of the Agent or the value of the assets in which the Agent has such a Lien and a stay of enforcement of any such Lien shall be in effect; (c) deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance or general liability or product liability insurance; (d) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, performance bonds, surety and appeal bonds and other obligations of like nature arising in the ordinary course of Radnor’s or such applicable Subsidiary’s business; (e) mechanics, workers, materialmen’s, warehousemen’s, common carriers, landlord’s or other like Liens arising in the ordinary course of Radnor’s or such applicable Subsidiary’s business with respect to obligations either (i) incurred prior to the Petition Date or (ii) arising after the Petition Date which are not due or which are being contested in good faith by Radnor or the applicable Subsidiary; (f) Liens placed upon equipment and real estate assets acquired to secure a portion of the purchase price thereof, provided that (x) any such lien shall not encumber any other property of Radnor and its Subsidiaries and (y) the aggregate amount of Indebtedness secured by such Liens incurred as a result of such purchases during any fiscal year shall not exceed the amount provided for in Section 7.6; (g) zoning restrictions, easements, encroachments, rights of way, restrictions, leases, licenses, restrictive covenants and other similar title exceptions or Liens affecting Real Property, none of which materially impairs the use of such Real Property or the value thereof, and none of which is violated in any material respect by existing or supporting structures or land use; (h) attachment and judgment liens which do not constitute an Event of Default under Section 10.6; (i) Liens disclosed on Schedule 1.2 provided that the principal amount secured thereby is not hereafter increased to an amount greater than the amount outstanding on the Closing Date, and no modifications to such Liens shall occur except as otherwise specifically identified on Schedule 1.2; (j) Charges expressly permitted under Section 5.4 and Section 6.2 and (k) other Liens not described by any of the foregoing on assets provided that such Liens secure obligations in an aggregate principal amount at any time outstanding not to exceed Fifty Thousand and 00/100 Dollars ($50,000.00).

“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, institution, public benefit corporation, joint venture, entity or government (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Petition Date” shall mean August 21, 2006.

“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA, maintained for employees of the Loan Parties or any member of the Controlled Group or any such Plan to which any Loan Party or any member of the Controlled Group is required to contribute on behalf of any of its employees.

“Pledge Agreement” shall mean that certain Pledge Agreement executed and delivered by each Loan Party to the Agent for the benefit of the Funding Agent, the Lenders and the Issuer with respect to the Subsidiary Stock owned by each such Loan Party, together with all amendments, supplements, modifications, substitutions and replacements thereto and thereof.

“Pre-Petition Agent” shall mean the Agent under the Existing First Lien Credit and Security Agreement, together with its successors and assigns.

“Pre-Petition Payment” shall mean a payment (by way of adequate protection or otherwise) of principal or interest or otherwise on account of any Existing First Lien Indebtedness or trade payables or other pre-petition claims against any Borrower or any Guarantor.

“Prepetition Term Loan” shall have the meaning set forth in the Interim Financing Order or the Final Financing Order, as the case may be.

“Prepetition Term Loan Collateral” shall have the meaning set forth in the Interim Financing Order or the Final Financing Order, as the case may be.

“Priming Amount” shall mean, as of any date, the maximum amount of Advances (other than Term Advances) that are permitted to be secured by the priming Lien described in paragraph 12(c) of the Interim Financing Order or the equivalent provision of the Final Financing Order, as the case may be (including the limitations described in paragraph 20 of the Interim Financing Order or the equivalent provision of the Final Financing Order, as the case may be)

“Purchase Agreement” shall mean that certain Purchase Agreement, dated October 27, 2005, by and among Radnor, SVEF and SVOF.

“Radnor” shall mean Radnor Holdings Corporation, a Delaware corporation and its successors and assigns.

“RAMI” shall mean Radnor Asset Management, Inc., a Delaware corporation and its successors and assigns.

“RCC” shall mean Radnor Chemical Corporation, a Delaware corporation and its successors and assigns.

“RD2I” shall mean Radnor Delaware II, Inc., a Delaware corporation and its successors and assigns.

“Real Property” shall mean, with respect to any Person, such Person’s present and future right, title and interest (including, without limitation, any leasehold estate) in:

(a) any plots, pieces or parcels of land;

(b) any improvements, buildings, structures and fixtures now or hereafter located or erected thereon or attached thereto of every nature whatsoever (the rights and interest described in clauses (a) and (b) being the “Premises”);

(c) any other interests in property constituting appurtenances to the Premises, or which hereafter shall in any way belong, relate or be appurtenant thereto; and

(d) all other rights and privileges thereto belonging or appertaining and all extensions, additions, improvements, betterments, renewals, substitutions and replacements to or of any of the rights and interests described in clause (c) above.

“Receivables” shall mean and include, as to each Loan Party, all of such Loan Party’s accounts, contract rights, instruments (including those evidencing indebtedness owed to the Loan Parties by their Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, drafts and acceptances, credit card receivables, and all other forms of obligations owing to such Loan Party arising out of or in connection with the sale or lease of Inventory or the rendition of services (including, but not limited to, tolling arrangements), all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to the Agent hereunder.

“Register” shall have the meaning set forth in Section 17.3(c) hereof.

“Regulations” shall have the meaning set forth in Section 17.16 hereof.

“Releases” shall have the meaning set forth in Section 5.7(c)(i) hereof.

“Reorganization Plan” shall mean a plan of reorganization in any of the Cases and confirmed pursuant to Section 1129 of the Bankruptcy Code by a Final Order of the Bankruptcy Court.

“Reportable Event” shall mean a reportable event described in Section 4043(b) of ERISA or the regulations promulgated thereunder.

“Required Lenders” shall mean the Lenders holding at least fifty one percent (51%) of the Advances and, if no Advances are outstanding, shall mean the Lenders holding fifty one percent (51%) of the Commitment Percentages.

“Revolving Advances” shall have the meaning set forth in Section 2.1(a) hereof.

“Revolving Commitment Percentage” of any Lender shall mean the “Revolving Commitment Percentage” set forth below such Lender’s name on the signature page hereof as same may be adjusted upon any assignment by a Lender pursuant to Section 17.3 hereof.

“Revolving Credit Note” or “Revolving Credit Notes” shall mean, singularly or collectively, as the context may require, the promissory notes referred to in Section 2.1(a) hereof, together with all amendments, restatements, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.

“RII” shall mean Radnor Investments, Inc., a Delaware corporation and its successors and assigns.

“RIL” shall mean Radnor Investments, L.L.C., a Delaware limited liability company and its successors and assigns.

“RI2I” shall mean Radnor Investments II, Inc., a Delaware corporation and its successors and assigns.

“RI3I” shall mean Radnor Investments III, Inc., a Delaware corporation and its successors and assigns.

“RMDI” shall mean Radnor Management Delaware, Inc., a Delaware corporation and its successors and assigns.

“RMI” shall mean Radnor Management, Inc., a Delaware corporation and its successors and assigns.

“Sale Motion” shall have the meaning given such term in Section 8.2(h) hereof.

“Sale Order” shall have the meaning given such term in Section 8.2(j) hereof.

“SCL” shall mean StyroChem Canada, Ltd., a Quebec corporation and its successors and assigns.

“SDI” shall mean StyroChem Delaware, Inc., a Delaware corporation and its successors and assigns.

“SEC” shall mean the United States Securities and Exchange Commission, or any successor governmental entity charged with the supervision and oversight of the federal securities laws.

“Section 20 Subsidiary” shall mean the Subsidiary of the bank holding company controlling NCBC, which Subsidiary has been granted authority by the Federal Reserve Board to underwrite and deal in certain Ineligible Securities.

“SEDI” shall mean StyroChem Europe Delaware, Inc., a Delaware corporation and its successors and assigns.

“Senior Notes” shall mean the Senior Notes in the aggregate principal amount of One Hundred Thirty Five Million and 00/100 Dollars ($135,000,000.00), due 2010 and issued on March 11, 2003 pursuant to the Senior Notes Indenture.

“Senior Notes Documentation” shall mean collectively, the Senior Notes Indenture, the Senior Notes and all related material agreements, documents and instruments.

“Senior Notes Indenture” shall mean the Indenture dated as of March 11, 2003 by and among Radnor, RCC, RD2I, RMDI, RMI, SDI, SUDI, SUL, SGL, SLL, WEDI, WGL, WLL, WTL WHI and Wachovia Bank, National Association, as trustee, with respect to the issuance by Radnor of the Senior Notes in the aggregate principal amount of One Hundred Thirty Five Million and 00/100 Dollars ($135,000,000.00).

“SGL” shall mean StyroChem GP, L.L.C., a Delaware limited liability company and its successors and assigns.

“SLL” shall mean StyroChem LP, L.L.C., a Delaware limited liability company and its successors and assigns.

“SPF” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

“Subsidiary” shall mean, with respect to any person, a corporation or other entity of whose shares of stock or other ownership interests having ordinary voting power (other than stock or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

“Subsidiary Stock” shall mean with respect to each direct Subsidiary of each Loan Party, all of the issued and outstanding shares of capital stock, membership interests and partnership interests of each such Subsidiary, as applicable, owned by such Loan Party.

“SUL” shall mean StyroChem U.S., Ltd., a Texas limited partnership and its successors and assigns.

“Supermajority Lenders” shall mean Lenders holding at least sixty-six and 2/3 percent (66 2/3%) of the Advances and, if no Advances are outstanding, shall mean Lenders holding sixty-six and 2/3 percent (66 2/3%) of the Commitment Percentages.

“Superpriority Claim” shall mean indebtedness or other claim arising out of credit obtained or debt incurred by one or more of the Borrowers and any Guarantor in any of the Cases having priority in accordance with the provisions of Section 364(c)(1) of the Bankruptcy Code over any or all administrative expenses of the kind specified in Sections 503(b) or 507(b) of the Bankruptcy Code, but subject to the Carve-Out Expenses.

“SVEF” shall mean Special Value Expansion Fund, LLC, a Delaware limited liability company.

“SVOF” shall mean Special Value Opportunities Fund, LLC, a Delaware limited liability company.

“Tennenbaum” shall mean Tennenbaum Capital Partners, LLC and its successors and assigns.

“Term” shall have the meaning set forth in Section 13.1 hereof.

“Term Advances” shall have the meaning set forth in Section 2.1(b) hereof.

“Term Commitment Percentage” of any Lender shall mean the “Term Commitment Percentage” set forth below such Lender’s name on the signature page hereof as same may be adjusted upon any assignment by a Lender pursuant to Section 17.3 hereof.

“Termination Event” shall mean (i) a Reportable Event with respect to any Plan or Multiemployer Plan; (ii) the withdrawal of any Loan Party or any member of the Controlled Group from a Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (iii) the providing of notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Plan or Multiemployer Plan; (v) any event or condition (a) which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan, or (b) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; or (vi) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of any Loan Party or any member of the Controlled Group from a Multiemployer Plan.

“Term Note” or “Term Notes” shall mean, singularly or collectively, as the context may require, the promissory notes referred to in Section 2.1(b) hereof, together with all amendments, restatements, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.

“Toxic Substance” shall mean and include any material present on the Real Property which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. Sections 2601 et seq., applicable state law, or any other applicable Federal or state laws now in force or hereafter enacted relating to toxic substances. “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

“Underwriting Fee” shall have the meaning set forth in Section 3.4(a) hereof.

“Uniform Commercial Code” shall mean the Uniform Commercial Code or other similar law of the Commonwealth of New York as in effect on the date of this Agreement and as amended from time to time.

“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Waivers” shall mean, collectively, any and all Landlord’s Waivers, Warehouseman’s Waivers, Creditor’s Waivers, Landlord’s Waiver and Agreements, Mortgagee Waivers and Processing Facility Waivers, executed and delivered in connection with this Agreement, in form and substance satisfactory to the Agent, together with all amendments, supplements, modifications, substitutions and replacements thereto and thereof.

“Website Posting” shall have the meaning set forth in Section 17.6 hereof.

“WEDI” shall mean WinCup Europe Delaware, Inc., a Delaware corporation and its successors and assigns.

“Week” shall mean the time period commencing with the opening of business on a Monday and ending on the end of business the following Sunday.

“WGL” shall mean WinCup GP, L.L.C., a Delaware limited liability company and its successors and assigns.

“WHI” shall mean Wincup Holdings, Inc., a Delaware corporation and its successors and assigns.

“WLL” shall mean WinCup LP, L.L.C., a Delaware limited liability company and its successors and assigns.

“WRL” shall mean WinCup R.E. LLC, a Delaware limited liability company and its successors and assigns.

“WTL” shall mean WinCup Texas, Ltd., a Texas limited partnership and its successors and assigns.

1.3	Uniform Commercial Code Terms.

All terms used herein and defined in the Uniform Commercial Code as adopted in the State of New York from time to time shall have the meaning given therein unless otherwise defined herein. To the extent the definition of any category or type of Collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the date of such amendment, modification or revision.

1.4	Certain Matters of Construction.

The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements to which the Funding Agent or the Agent is a party, including, without limitation, references to any of the Other Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof.

II.	ADVANCES, PAYMENTS.

2.1	Advances.

(a) Revolving Advances. Subject to the terms and conditions set forth in this Agreement, each Lender, severally and not jointly, will make revolving loans (each a “Revolving Advance” and, collectively, the “Revolving Advances”) to the Borrowers in accordance with the

Budget (with such variances as are permitted under Section 7.21) in aggregate amounts outstanding at any time equal to such Lender’s Revolving Commitment Percentage of the lesser of (x) the Maximum Revolving Advance Amount less the aggregate amount of outstanding Letters of Credit and (y) the Priming Amount. The Revolving Advances shall be evidenced by one or more secured promissory notes (collectively, the “Revolving Credit Note”) substantially in the form attached hereto as Exhibit 2.1(a). On the Closing Date, in addition to other Revolving Advances that are to be made on such date, each Lender, severally and not jointly, will make Revolving Advances to the Borrowers in an amount equal to the Partial Pre-Petition Increased Over-Advance to repay Existing First Lien Indebtedness in such amount.

(b) Term Advances. Subject to the terms and conditions set forth in this Agreement, each Lender, severally and not jointly, will make term loans (each a “Term Advance” and, collectively, the “Term Advances”) to the Borrowers as follows:

(i) On each Business Day prior to entry of the Final Financing Order and on the Business Day that the Final Financing Order is entered, in an amount equal to such Lender’s Term Commitment Percentage of all Cash Collateral (as defined in the Interim Financing Order) that was applied to repayment of the Existing First Lien Indebtedness on the immediately preceding Business Day; and

(ii) Upon entry of the Final Financing Order, in an amount equal to such Lender’s Term Commitment Percentage of the then outstanding Existing First Lien Indebtedness.

The Term Advances shall be evidenced by one or more secured promissory notes (collectively, the “Term Note”) substantially in the form attached hereto as Exhibit 2.1(b). In no event shall the aggregate amounts of outstanding Term Advances at any time exceed the Maximum Term Advance Amount.

2.2	Procedure for Borrowing Revolving Advances.

The Borrowing Agent on behalf of any Borrower shall notify both the Funding Agent and the Agent prior to 12:00 p.m. (Cleveland, Ohio time) on a Business Day of a Borrower’s request to incur, on that day, a Revolving Advance hereunder. Should any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any Other Document, or with respect to any other Obligation, become due, same shall be deemed a request for a Revolving Advance as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation under this Agreement or any Other Document, and such request shall be irrevocable.

2.3	Disbursement of Advance Proceeds.

All Advances shall be disbursed from whichever office or other place the Funding Agent may designate from time to time and, together with any and all other Obligations of the Borrowers to the Funding Agent, the Agent or the Lenders, shall be charged to the Borrowers’ Account on the Funding Agent’s books. During the Term, the Borrowers may use the Revolving Advances by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Amounts repaid or prepaid in respect of Term Advances may not be reborrowed. The proceeds of (a) each Revolving Advance requested by the Borrowers to the extent the Lenders make such Revolving Advances, shall be made available to the applicable Borrower on the day so requested by way of credit to such Borrower’s operating account at National City Bank or such other bank as the Borrowing Agent may designate, in immediately available federal funds or other immediately available funds, provided (i) the Agent has notified the Funding Agent by telephone, and has confirmed in writing, that the Funding Agent is authorized to fund any such requested Revolving Advance or Term Advance, and (ii) the Lenders have funded the Funding Account with immediately available funds in an amount equal to the amount of any such requested Revolving Advance or Term Advance (in each case subject to the last sentence of this Section 2.3, the “Minimum Funding Amount”), (b) each Revolving Advance deemed to have been requested by the Borrowers under Section 2.2 hereof shall be disbursed to the Funding Agent to be applied to the outstanding Obligations giving rise to such deemed request and (c) each Term Advance to the extent the Lenders make such Term Advances, (i) with respect to Term Advances made prior to the entry of the Final Order, shall be made available to the applicable Borrower on the day so requested by way of credit to such Borrower’s operating account at National City Bank in immediately available federal funds and (ii) with respect to Term Advances made upon entry of the Final Order, shall be applied to the repayment of the Existing First Lien Indebtedness; provided, however that notwithstanding anything to the contrary contained in this Agreement or any Other Document or any other agreement, document, or writing relating to the Agreement, the Funding Agent shall have no obligation to fund any Revolving Advance or Term Advance to the Borrowers, or any of them, if (x) an amount equal to the Minimum Funding Amount is not available in the Funding Account on the applicable borrowing date of any such request for a Revolving Advance or Term Advance or (y) in the event that the Minimum Funding Amount is not available as available funds in the Funding Account on the applicable borrowing date of any such request for a Revolving Advance or a Term Advance and the Lenders have not remitted an amount (when combined with any balance in the Funding Account) equal to or greater than the Minimum Funding Amount to the Funding Agent such that the Funding Agent is able to fund such Revolving Advance or Term Advance to the Borrowers, or any of them, by 1:00 p.m. on the applicable borrowing date. Notwithstanding anything to the contrary contained herein, in connection with any Advance requested by any Borrower, if an amount less than the Minimum Funding Amount is available in the Funding Account, such Borrower shall be deemed to have requested an Advance in an amount equal to such lesser amount available in the Funding Account and such lesser amount shall be deemed the Minimum Funding Amount for such Advance.

2.4	Maximum Advances.

Subject to Section 17.2(b), the aggregate balance of outstanding Advances (other than Term Advances) outstanding at any time shall not exceed the lesser of (a) the Maximum Revolving Advance Amount and (b) the Priming Amount.

2.5	Repayment of Advances.

(a) The Advances shall be due and payable in full on the last day of the Term subject to earlier prepayment as herein provided.

(b) Each Borrower recognizes that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by the Agent on the date deposited to any Collection Account or the Cash Concentration Account. For the purpose of calculating the aggregate Revolving Advances outstanding, all such items of payment shall be credited to the Borrowers on the Business Day on which the Agent has received notice of the deposit of the proceeds of such Collateral into the Cash Concentration Account. For the purposes of calculating interest and other charges on the Obligations, and in consideration of the Agent’s agreement to cause the Funding Agent to conditionally credit the Borrowers’ Account as of the Business Day on which the Agent receives those items of payment, each Borrower agrees that all items of payment shall be deemed applied by the Agent on account of the Obligations one (1) Business Day after the Business Day the Agent receives notice of the deposit of the proceeds of such Collateral into the Cash Concentration Account. The Agent is not, however, required to cause the Funding Agent to credit the Borrowers’ Account for the amount of any item of payment which is unsatisfactory to the Agent and the Agent may cause the Funding Agent to charge the Borrowers’ Account for the amount of any item of payment which is returned to the Agent unpaid.

(c) All payments of principal, interest and other amounts payable hereunder, or under any of the Other Documents shall be made to the Funding Agent at the Payment Office not later than 11:00 A.M. (Cleveland, Ohio time) on the due date therefor in lawful money of the United States of America in federal funds or other funds immediately available to the Funding Agent. The Agent shall have the right to effectuate payment on any and all Obligations due and owing hereunder by instructing the Funding Agent to charge the Borrowers’ Account or by instructing the Funding Agent to make Advances as provided in Section 2.2 hereof.

(d) The Borrowers shall pay principal, interest, and all other amounts payable hereunder, or under any related agreement, without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim.

2.6	Repayment of Excess Advances.

The aggregate balance of outstanding Advances at any time in excess of the maximum amount of such Advances permitted hereunder shall be immediately due and payable without the necessity of any demand, at the Payment Office, whether or not a Default or Event of Default has occurred.

2.7	Statement of Account.

The Funding Agent shall maintain, in accordance with its customary procedures, a loan account (“Borrowers’ Account”) in the name of the Borrowers in which shall be recorded the date and amount of each Advance made by the Lenders and funded by the Funding Agent and the date and amount of each payment in respect thereof; provided, however, the failure by the Funding Agent to record the date and amount of any Advance shall not adversely affect the Funding Agent, the Agent or any Lender. Each calendar month, the Funding Agent shall send to the Agent and the Borrowing Agent a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions between the Funding Agent and the Borrowers, during such month. The monthly statements shall be deemed correct and binding upon the Borrowers in the absence of manifest error and shall constitute an account stated between the Lenders and the Borrowers unless the Funding Agent receives a written statement of the Borrowers’ specific exceptions thereto within thirty (30) days after such statement is received by the Borrowing Agent. The records of the Funding Agent with respect to the loan account shall be presumed correct evidence absent manifest error of the amounts of Advances and other charges thereto and of payments applicable thereto.

2.8	L/C Funding Support; Letters of Credit and Purchase of Participations.

(a) L/C Funding Support. In order to obtain Letters of Credit from the Issuer, the Borrowers have requested the Agent have issued in its name such Letters of Credit, thereby lending the Agent’s credit to that of the Borrowers, and the Agent has agreed to do so. These arrangements shall be coordinated by the Agent, subject to the terms and conditions set forth below. The Agent shall not be required to be the issuer of any Letter of Credit. The Agent will be the account party for the application for each Letter of Credit, which shall be in form and substance reasonably satisfactory to the Agent and the Issuer or on a computer transmission system approved by the Agent and the Issuer, or such other written form or computer transmission system as may from time to time be approved by the Agent and the Issuer, and shall be duly completed in a manner and at a time reasonably acceptable to the Agent, together with such other certificates, agreements, documents and other papers and information as the Agent and the Issuer may reasonably request (the “Letter of Credit Application”). In the event of any conflict between the terms of any Letter of Credit Application and this Agreement, for purposes of this Agreement, the terms of this Agreement shall control.

(b) Letters of Credit. Letters of Credit that are issued by the Issuer for the benefit of the Borrowers shall only be issued during the Term, subject to the terms and conditions hereof. Notwithstanding the foregoing, a Letter of Credit shall be issued only if (and upon issuance the Borrowers shall be deemed to represent and warrant that) (i) each Letter of Credit shall be denominated in Dollars; (ii) the stated amount of each Letter of Credit shall not be less than $50,000 after giving effect to such issuance; and (iii) in no event shall any Letter of Credit have an expiration date later than the date that is three (3) days prior to the end of the Term. Notwithstanding the foregoing, the Agent will not be required to arrange or cause to be issued any Letters of Credit to the extent that the face amount of such Letters of Credit would then cause the sum of (i) the outstanding Revolving Advances plus (ii) the outstanding amount of Letters of Credit to exceed the least of (x) the Maximum Revolving Advance Amount, (y) the Priming Amount and (z) the amount set forth in the Budget (with such variances as are permitted under Section 7.21). The maximum amount of the amount of Letters of Credit outstanding shall not exceed Twelve Million and 00/100 Dollars ($12,000,000.00) in the aggregate at any time.

(c) Notice of Issuance. Whenever any Borrower desires the issuance of a Letter of Credit, the Borrowing Agent, on behalf of any Borrower, shall deliver to the Agent written notice thereof, together with the documents required pursuant to Section 2.8(a) hereof, no later than 12:00 p.m. (Cleveland, Ohio time) at least three (3) Business Days or such shorter period as may be agreed to by the Issuer in any particular instance, in advance of the proposed date of issuance. The Issuer shall issue the requested Letter of Credit only in accordance with the Issuer’s standard operating procedures. The Agent shall use commercially reasonable efforts to cause the Issuer, upon the issuance of any Letter of Credit or amendment or modification to a

Letter of Credit, to promptly notify each Lender of such issuance, which notice shall be accompanied by the amount of such Lender’s respective participation in all obligations of the Agent in respect of such Letter of Credit (including all reimbursement or other funding obligations pursuant to any L/C Funding Support or otherwise) pursuant to Section 2.8(e).

(d) Reimbursement by the Borrowers of L/C Funding Support Amounts.

(i) The Borrowers shall be irrevocably and unconditionally obligated forthwith, without presentment, demand, protest or other formalities of any kind, to reimburse the Agent for any amounts paid by the Agent or the Lenders with respect to any Letter of Credit or L/C Funding Support, including all fees, costs and out of pocket expenses paid by the Agent to the Issuer.

(ii) Without limiting any of the foregoing, (A) on or before the Business Day immediately following the issuance of any Cash Collateralized Letter of Credit (the “Issuance Date”), the Borrowing Agent shall be deemed to have given a timely request for a Revolving Advance to the Agent requesting the Lenders to make Revolving Advances as of the Issuance Date in an amount in Dollars equal to the face amount of such Cash Collateralized Letter of Credit and (B) notwithstanding any failure of any condition specified in Section 8.2 to be satisfied, the Lenders shall, make Revolving Advances in the face amount of such Cash Collateralized Letter of Credit, the proceeds of which shall be applied directly by the Agent to fund its obligations to the Issuer with respect to such Letter of Credit; provided, that if for any reason proceeds of Revolving Advances are not received by the Agent on the Issuance Date in an amount equal to the face amount of such Cash Collateralized Letter of Credit, the Borrowers shall reimburse the Agent, on demand, in an amount in same day funds equal to the excess of the face amount of such Cash Collateralized Letter of Credit over the aggregate amount of such Revolving Advances, if any, which are so received. Each Borrower hereby authorizes and agrees that funds securing any Cash Collateralized Letter of Credit shall be applied directly by the Agent to reimburse the Issuer for the amount of any drawing honored by the Issuer thereunder.

(iii) With respect to any Letter of Credit that is not a Cash Collateralized Letter of Credit, to the extent the Agent receives notice of the Issuer’s intent to honor a drawing on a Letter of Credit prior to the Borrower Agent receiving such notice, the Agent will use commercially reasonable efforts to notify the Borrowing Agent of the Issuer’s intent to honor a drawing on a Letter of Credit and the Borrowers shall reimburse the Agent no later than the date (such date, the “Reimbursement Date”) that is the Business Day immediately following the date on which the Issuer has honored a drawing under a Letter of Credit in an amount in Dollars and in same day funds equal to the amount of such honored drawing; provided, that anything contained herein to the contrary notwithstanding, (i) the Borrowing Agent shall be deemed to have given a timely request for a Revolving Advance to the Funding Agent and the Agent requesting the Lenders to make Revolving Advances on the Reimbursement Date in an amount in Dollars equal to the amount of such honored drawing, and (ii) notwithstanding any failure of any condition specified in Section 8.2 to be satisfied, the Lenders shall, on the Reimbursement Date, make Revolving Advances in the amount of such honored drawing, the proceeds of which shall be applied directly by the Agent to reimburse the Issuer for the amount of such honored drawing pursuant to any L/C Funding Support; and

provided further, if for any reason proceeds of Revolving Advances are not received by the Agent on the Reimbursement Date in an amount equal to the amount of such honored drawing, the Borrowers shall reimburse the Agent, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving Advances, if any, which are so received.

(iv) Nothing in this Section 2.8(d) shall be deemed to relieve any Lender from its obligation to make Revolving Advances on the terms and conditions set forth herein, and the Borrowers shall retain any and all rights it may have against any Lender resulting from the failure of such Lender to make such Revolving Advances under this Section 2.8(d).

(e) Lenders’ Purchase of Participations. Immediately upon the issuance of each Letter of Credit, each Lender having a Revolving Commitment Percentage shall be deemed to have purchased, and hereby agrees to unconditionally and irrevocably purchase, from the Agent, without recourse or warranty, a participation in all obligations of the Agent in respect of such Letter of Credit (including all reimbursement and other funding obligations with respect thereto pursuant to any L/C Funding Support or otherwise) in an amount equal to such Lender’s Revolving Commitment Percentage of the maximum amount which is or at any time may become available to be drawn thereunder. Each Lender shall make available to the Agent an amount equal to its respective participation in each Cash Collateralized Letter of Credit, by wire transfer of same day funds in Dollars to the Funding Account, not later than 12:00 p.m. (Cleveland, Ohio time) on the date of issuance of such Cash Collateralized Letter of Credit specified by the Agent. In the event that the Borrowers shall fail for any reason to reimburse the Agent as provided in Section 2.8(d), the Agent shall promptly notify each Lender of the unreimbursed amount of such honored drawing and of such Lender’s respective participation therein based on such Lender’s Revolving Commitment Percentage. Each Lender shall make available to the Agent an amount equal to its respective participation for the unreimbursed amount of such honored drawing, in Dollars and in same day funds, at the office of the Funding Agent specified in such notice, not later than 12:00 p.m. (Cleveland, Ohio time) on the first business day (under the laws of the jurisdiction in which such office of the Funding Agent is located) after the date notified by the Agent. In the event that any Lender fails to make available to the Agent on such business day the amount of such Lender’s participation as provided in this Section 2.8(e), the Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon for three (3) Business Days at the rate customarily used by the Agent for the correction of errors among banks and thereafter at the Contract Rate. In the event the Agent shall have been reimbursed by other Lenders pursuant to this Section 2.8(e) for all or any portion of any drawing under a Letter of Credit for which the Agent has reimbursed the Issuer pursuant to any L/C Funding Support and the Agent subsequently received payments from the Borrowers in reimbursement of such payments made by the Agent, the Agent shall distribute to each Lender which has paid all amounts payable by it under this Section 2.8(e) with respect to such payment such Lender’s Revolving Commitment Percentage of all such payments subsequently received by the Agent from the Borrowers. Any such distribution shall be made to a Lender at its primary address set forth below its name on the signature pages hereto or at such other address as such Lender may request.

(f) Obligations Absolute. The obligation of the Borrowers to the Agent for the amounts paid by the Agent with respect to any Letter of Credit or L/C Funding Support and to repay any Revolving Advances made by the Lenders pursuant to Section 2.8(d) and the obligations of the Lenders under Section 2.8(e) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set off, defense or other right which any Borrower or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), the Issuer, any Lender or any other Person or, in the case of a Lender, against any Borrower, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Borrower or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured); (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by the Issuer under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit; (v) any adverse change in the business, operations, properties, assets, or financial condition of any Loan Party or any of its Subsidiaries; (vi) any breach hereof or this Agreement or any Other Document by any party thereto; (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or (viii) the fact that an Event of Default or a Default shall have occurred and be continuing; provided, in each case, the foregoing shall not be construed to excuse the Issuer from liabilities to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the parties hereto to the extent permitted by applicable law) suffered by the Borrowers that are caused by the Issuer’s gross negligence, or willful misconduct in payment of the applicable Letter of Credit under the circumstances in question.

(g) Indemnification. Without duplication of any obligation of the Borrowers under Section 17.5 or Section 17.9 hereof, in addition to amounts payable as provided herein, each Borrower hereby agrees to protect, indemnify, pay and save harmless the Agent, the Funding Agent and each Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel) which the Agent, the Funding Agent or any Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by the Issuer or (ii) the failure of the Issuer to honor a drawing under any such Letter of Credit.

2.9 Reserved.

2.10 Reserved.

2.11 Mandatory Prepayments.

Subject to Section 17.20 hereof as to Prepetition Term Loan Collateral, immediately upon receipt by any Loan Party of the Net Proceeds of any Disposition (other than any Disposition described in clause (1) of Section 7.1(b)), the Borrowers shall prepay the Obligations (so long as no Event of Default has occurred and is continuing, as the Borrowers may elect) in an amount equal to 100% of such Net Proceeds. Any amount applied by the Borrowers to a repayment of the Revolving Advances may be reborrowed.

2.12 Additional Payments.

Any sums reasonably expended by the Funding Agent, the Agent or any Lender due to any Borrower’s failure to perform or comply with its obligations under this Agreement or any Other Document including, without limitation, any Borrower’s obligations under Sections 4.2, 4.4, 4.12, 4.13, 4.14 and 6.1 hereof, may be charged to the Borrowers’ Account as a Revolving Advance and added to the Obligations.

2.13 Manner of Borrowing and Payment.

(a) Each borrowing of Revolving Advances shall be advanced according to the applicable Revolving Commitment Percentages of the Lenders, and each borrowing of Term Advances shall be advanced according to the applicable Term Commitment Percentages of the Lenders.

(b) Each payment (including each prepayment) by the Borrowers on account of the principal of and interest on the Revolving Advances, shall be applied to the Revolving Advances pro rata according to the applicable Revolving Commitment Percentages of the Lenders, and each payment (including each prepayment) by the Borrowers on account of the principal of and interest on the Term Advances, shall be applied to the Term Advances pro rata according to the applicable Term Commitment Percentages of the Lenders.

(c) Except as expressly provided herein, all payments (including prepayments) to be made by any Borrower on account of principal, interest and fees shall be made without set off or counterclaim and shall be made to the Funding Agent on behalf of the Lenders to the Payment Office with respect to Advances, in each case on or prior to 1:00 P.M. (Cleveland, Ohio time) in Dollars and in immediately available funds.

(d) If any Lender or Participant (a “benefited Lender”) shall at any time receive any payment of all or part of its Advances, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender’s Advances, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such benefited Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender’s Advances, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Lender so purchasing a portion of another Lender’s Advances may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

2.14 Use of Proceeds.

The Advances shall be used, (i) to consummate the First Lien Refinancing, and (ii) for working capital and other general corporate purposes (including, without limitation, administrative expenses in the Cases) of the Borrowers and Guarantors subject to the Budget (with such variances as are permitted under Section 7.21).

2.15 Defaulting Lender.

(a) Notwithstanding anything to the contrary contained herein, in the event any Lender (x) has refused (which refusal constitutes a breach by such Lender of its obligations under this Agreement) to make available its portion of any Advance or (y) notifies either the Agent or the Borrowing Agent that it does not intend to make available its portion of any Advance (if the actual refusal would constitute a breach by such Lender of its obligations under this Agreement) (each, a “Lender Default”), all rights and obligations hereunder of such Lender (a “Defaulting Lender”) as to which a Lender Default is in effect and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.15 while such Lender Default remains in effect.

(b) Advances shall be incurred pro rata from the Lenders (the “Non-Defaulting Lenders”) which are not Defaulting Lenders based on their respective applicable Commitment Percentages, and no Commitment Percentage of any Lender or any pro rata share of any Advances required to be advanced by any Lender shall be increased as a result of such Lender Default. Amounts received in respect of principal of any type of Advances shall be applied to reduce the applicable Advances of each Lender pro rata based on the aggregate of the outstanding Advances of that type of all Lenders at the time of such application; provided, that, such amount shall not be applied to any Advances of a Defaulting Lender at any time when, and to the extent that, the aggregate amount of Advances of any Non-Defaulting Lender exceeds such Non-Defaulting Lender’s Commitment Percentage of all Advances then outstanding.

(c) A Defaulting Lender shall not be entitled to give instructions to the Funding Agent or the Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Other Documents. All amendments, waivers and other modifications of this Agreement and the Other Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders”, a Defaulting Lender shall be deemed not to be a Lender and not to have Advances outstanding.

(d) Other than as expressly set forth in this Section 2.15, the rights and obligations of a Defaulting Lender (including the obligation to indemnify the Funding Agent and the Agent) and the other parties hereto shall remain unchanged. Nothing in this Section 2.15 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Other Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which any Borrower, the Funding Agent, the Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder. Nothing herein shall (i) release any Lender from its obligation to fund its Commitment Percentage of the Minimum Funding Amount to the Funding Account to the extent that the conditions set forth in Article VIII are satisfied as of the applicable date or (ii) require the Funding Agent to fund Revolving Advances or Term Advances if the Minimum Funding Amount is not on deposit in available funds in the Funding Account.

(e) In the event a Defaulting Lender retroactively cures to the satisfaction of the Funding Agent and the Agent the breach which caused a Lender to become a Defaulting Lender, such Defaulting Lender shall no longer be a Defaulting Lender and shall be treated as a Lender under this Agreement.

2.16 Reserved.

2.17 No Discharge; Survival of Claims.

Each of the Borrowers and the Guarantors agrees that (i) its obligations hereunder shall not be discharged by the entry of a Final Order confirming a Reorganization Plan (and each of the Borrowers and the Guarantors, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (ii) the Superpriority Claim granted to the Funding Agent, the Agent and the Lenders pursuant to the Final Financing Order or the Interim Financing Order, as the case may be and described in Section 17.19, and the Liens granted to the Funding Agent, the Agent and the Lenders pursuant to the Final Financing Order or the Interim Financing Order, as the case may be, and described in Section 17.19 shall not be affected in any manner by the entry of an order confirming a Reorganization Plan.

2.18 Use of Cash Collateral.

Notwithstanding anything to the contrary contained herein, the Borrower shall not be permitted to request Advances unless the Bankruptcy Court shall have entered the Interim Financing Order and shall at that time have granted to the Borrower use of all cash collateral, subject to the Financing Orders, for the purposes described in Section 2.14.

III. INTEREST AND FEES.

3.1 Interest.

(a) Interest on Advances shall be payable in arrears on the first (1st) day of each calendar month and on the last day of the Term. Interest charges shall be computed on the actual principal amount of Advances outstanding during the calendar month. Advances shall bear interest for each day at a rate per annum equal to the Contract Rate.

(b) Upon and after the occurrence of an Event of Default, and during the continuation thereof, the Obligations shall bear interest at the Contract Rate plus two percent (2.00%) per annum (the “Default Rate”).

3.2 Letter of Credit Fees.

(a) The Borrowers shall pay (x) to the Funding Agent, for the ratable benefit of the Lenders, fees for each Letter of Credit that is not a Cash Collateralized Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the average daily face amount of each outstanding Letter of

Credit multiplied by the Contract Rate, such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable monthly in arrears on the first day of each calendar month and on the last day of the Term and (y) to the Agent, for its own account (as a reimbursement of fees and expenses paid by the Agent to the Issuer), the fees and expenses related to such documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit or L/C Funding Support as are in accordance with the Issuer’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be (all of the foregoing fees, the “Letter of Credit Fees”). All Letter of Credit Fees payable hereunder shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or proration upon the termination of this Agreement for any reason. Upon and after the occurrence of an Event of Default, and during the continuation thereof, the Letter of Credit Fees otherwise applicable pursuant to this Section 3.2 shall be increased by two percent (2.0%) per annum.

(b) Immediately upon the request of the Agent after the occurrence and during the continuance of a Default or an Event of Default (after the giving of any required notices under Section 11.1), the Borrowers will cause cash to be deposited and maintained in an account with the Agent or another financial institution acceptable to the Agent, as cash collateral, in an amount equal to one hundred five percent (105%) of the outstanding amount of Letters of Credit (other than Cash Collateralized Letters of Credit), and each Borrower hereby irrevocably authorizes the Agent, in its discretion, on such Borrower’s behalf and in such Borrower’s name, to open such an account and to make and maintain deposits therein, or in an account opened by such Borrower, in the amounts required to be made by such Borrower, out of the proceeds of Receivables or other Collateral or out of any other funds of such Borrower coming into any Lender’s possession at any time. The Agent will invest such cash collateral (less applicable reserves) in such short-term money-market items as to which the Agent and such Borrower mutually agree and the net return on such investments shall be credited to such account and constitute additional cash collateral. So long as such Default or Event of Default is continuing, no Borrower may withdraw amounts credited to any such account except upon payment and performance in full of all Obligations and termination of this Agreement.

3.3 Unused Facility Fee.

If, for any calendar month during the Term, the average daily unpaid balance of the Advances (other than Term Advances) for each day of such calendar month does not equal the Maximum Revolving Advance Amount, then the Borrowers shall pay to the Funding Agent for the ratable benefit of the Lenders a fee at a rate per annum equal to one-half of one percent (0.50%) multiplied by the amount by which the Maximum Revolving Advance Amount exceeds such average daily unpaid balance, such fees shall be payable to the Funding Agent in arrears on the first (1st) day of each calendar month after the date hereof until the termination hereof and on the earlier of (i) such termination date or (ii) the last day of the Term.

3.4 Agent and Funding Agent Fees.

In addition to any of the foregoing fees, the Borrowers agree to pay (a) to the Agent all fees specified in the Agent’s Letter in the amounts and at the times specified therein and (b) to the Funding Agent all fees specified in the Funding Agent’s Letter in the amounts and at the times specified therein.

3.5 Computation of Interest and Fees.

Interest and fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the Contract Rate during such extension.

3.6 Maximum Charges.

In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under law, such excess amount shall be first applied to any unpaid principal balance owed by the Borrowers, and if then remaining excess amount is greater than the previously unpaid principal balance, the Lenders shall promptly refund such excess amount to the Borrowers and the provisions hereof shall be deemed amended to provide for such permissible rate.

3.7 Increased Costs.

In the event that, (a) the introduction after the date of this Agreement of any law, treaty, rule or regulation, or any change therein after the date of this Agreement, (b) any change after the date of this Agreement in the interpretation or administration of any law, treaty, rule or regulation by any central bank or other governmental authority or (c) the compliance by the Agent, any Lender or the Issuer with any guideline, request or directive from any central bank or other governmental authority (whether or not having the force of Law) after the date of this Agreement (for purposes of this Section 3.7, the term “Lender” shall include the Agent or any Lender and any corporation or bank controlling the Agent or any Lender) and the office or branch where the Agent or any Lender (as so defined) makes or maintains any Advances shall:

(a) subject the Agent or any Lender to any tax of any kind whatsoever with respect to this Agreement or any Other Document or change the basis of taxation of payments to the Agent or any Lender of principal, fees, interest or any other amount payable hereunder or under any Other Documents (except for changes in the rate of tax on the overall net income of the Agent or any Lender by the jurisdiction in which it maintains its principal office);

(b) impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of the Agent or any Lender, including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c) impose on the Agent or any Lender any other condition with respect to this Agreement or any Other Document;

and the result of any of the foregoing is to increase the cost to the Agent or any Lender of making, renewing or maintaining its Advances hereunder by an amount that the Agent or such Lender deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that the Agent or such Lender deems to be material, then, in any case the Borrowers shall promptly pay the Agent or such Lender, upon its demand, such additional amount as will compensate the Agent or such Lender for such additional cost or such reduction, as the case may be. The Agent or such Lender shall certify the amount of such additional cost or reduced amount to the Borrowers, and such certification shall be presumed correct absent manifest error.

3.8 Reserved.

3.9 Capital Adequacy.

(a) In the event that the Agent or any Lender shall have determined that, (a) the introduction after the date of this Agreement of any law, treaty, rule or regulation, or any change therein after the date of this Agreement, (b) any change after the date of this Agreement in the interpretation or administration of any law, treaty, rule or regulation by any central bank or other governmental authority or (c) the compliance by the Agent, any Lender or the Issuer with any guideline, request or directive from any central bank or other governmental authority (whether or not having the force of Law) after the date of this Agreement (for purposes of this Section 3.9, the term “Lender” shall include the Agent or any Lender and any corporation or bank controlling the Agent or any Lender) and the office or branch where the Agent or any Lender (as so defined) makes or maintains any Advances, has or would have the effect of reducing the rate of return on the Agent or any Lender’s capital as a consequence of its obligations hereunder to a level below that which the Agent or such Lender could have achieved but for such adoption, change or compliance (taking into consideration the Agent’s and each Lender’s policies with respect to capital adequacy) by an amount deemed by the Agent or any Lender to be material, then, from time to time, the Borrowers shall pay upon demand to the Agent or such Lender such additional amount or amounts as will compensate the Agent or such Lender for such reduction. In determining such amount or amounts, the Agent or such Lender may use any reasonable averaging or attribution methods. The protection of this Section 3.9 shall be available to the Agent and each Lender regardless of any possible contention of invalidity or inapplicability with respect to the applicable law, regulation or condition.

(b) A certificate of the Agent or such Lender setting forth such amount or amounts as shall be necessary to compensate the Agent or such Lender with respect to Section 3.9(a) hereof when delivered to the Borrowers shall be presumed correct absent manifest error.

3.10 Gross Up for Taxes.

(a) If any Borrower shall be required by applicable law to withhold or deduct any taxes from or in respect of any sum payable under this Agreement or any of the Other Documents, (a) the sum payable to Agent or such Lender that has complied with its obligations under Section 17.16 shall be increased as may be necessary so that, after making all required withholding or deductions, Agent or such Lender (as the case may be) receives an amount equal to the sum it would have received had no such withholding or deductions been made, (b) such Borrower shall make such withholding or deductions, and (c) such Borrower shall pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) Each of the Borrowers, on a joint and several basis, shall indemnify the Agent and each Lender against, and reimburse the Agent and each Lender on demand for, any withholding or similar taxes and reasonable legal fees, that the Agent or such Lender may incur at any time arising out of or in connection with any failure of any Borrower to make any payment of such taxes when due.

(c) The Borrowers shall furnish to the Agent, upon the request of any Lender (through the Agent), together with sufficient certified copies for distribution to each Lender requesting the same (identifying the Lenders that so requested), original official tax receipts in respect of each payment of taxes required under this Section 3.10 or other available documentation reasonably satisfactory to the Agent evidencing such payment of taxes, within thirty (30) days after the date such payment is made, and the Borrowers shall promptly furnish to the Agent at its request or at the request of any Lender (through the Agent) any other available information, documents and receipts that the Agent or such Lender may reasonably require to establish to its satisfaction that full and timely payment has been made of all taxes required to be paid under this Section 3.10.

IV. COLLATERAL: GENERAL TERMS.

4.1 Security Interest in the Collateral.

Pursuant to the Interim Financing Order and the Final Financing Order and in accordance with the terms thereof, to secure the prompt payment and performance to the Funding Agent, the Agent and each Lender of the Obligations, each Loan Party hereby assigns, pledges and grants to the Agent for its benefit and for the ratable benefit of the Funding Agent, and each Lender a continuing security interest in and to all of its Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located. Each Loan Party shall promptly provide the Agent with written notice of all commercial tort claims, such notice to contain the case title together with the applicable court and a brief description of the claim(s). Upon delivery of each such notice, such Loan Party shall be deemed to hereby grant to the Agent a security interest and lien in and to such commercial tort claims and all proceeds thereof.

4.2 Perfection of Security Interest.

Each Loan Party shall take all action that may be necessary or desirable, or that the Agent may request, so as at all times to maintain the validity, perfection, enforceability and priority of the Agent’s security interest in the Collateral or to enable the Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (i) immediately discharging all Liens on the Collateral other than Permitted Encumbrances, (ii) using commercially reasonable efforts to obtain applicable Waivers, as the Agent may reasonably request, (iii) delivering to the Agent, endorsed or accompanied by such instruments of assignment as the Agent may specify, and stamping or marking, in such manner as the Agent may specify, any and all chattel paper, instruments, letters of credits and advices thereof and documents evidencing or forming a part of the Collateral, (iv) entering into warehousing, lockbox and other custodial arrangements satisfactory to the Agent as and to the extent required hereunder, and (v) executing and delivering control agreements, instruments of pledge, notices and assignments, in each case in form and substance satisfactory to the Agent, relating to the creation, validity, perfection, maintenance or continuation of the Agent’s security interest in Collateral under the Uniform Commercial Code or other applicable law. The Agent is hereby authorized to file financing statements in accordance with the Uniform Commercial Code from time to time. By its signature hereto, each Loan Party hereby authorizes the Agent to file against such Loan Party, one or more financing, continuation, or amendment statements pursuant to the Uniform Commercial Code to perfect Liens in the Collateral securing Obligations arising hereunder in form and substance satisfactory to the Agent. All charges, expenses and fees the Agent may incur in doing any of the foregoing, and any local taxes relating thereto, shall, upon instruction by the Agent to the Funding Agent, be charged to the Borrowers’ Account as a Revolving Advance and added to the Obligations (notice thereof shall be provided to the Borrowing Agent thereafter), or, at the Agent’s option, shall be paid to the Agent for the benefit of the Lenders immediately upon demand.

4.3 Disposition of Collateral.

Each Loan Party will safeguard and protect all Collateral for the Agent’s general account and make no disposition thereof whether by sale, lease or otherwise except as may be otherwise permitted under this Agreement.

4.4 Preservation of Collateral.

Following the occurrence and during the continuation of an Event of Default in addition to the rights and remedies set forth in Section 11.1 hereof, the Agent: (a) may at any time take such steps as the Agent deems necessary to protect the Agent’s interest in and to preserve the Collateral, including the hiring of such security guards or the placing of other security protection measures as the Agent may deem appropriate; (b) may employ and maintain at any of any Loan Party’s premises a custodian who shall have full authority to do all acts necessary to protect the Agent’s interests in the Collateral; (c) may lease warehouse facilities to which the Agent may move all or part of the Collateral; (d) may use any Loan Party’s owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral; and (e) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any of any Loan Party’s owned or leased property. Each Loan Party shall cooperate fully with all of the Agent’s efforts to preserve the Collateral as permitted in the foregoing sentence and will take such actions to preserve the Collateral as the Agent may direct. All of the Agent’s expenses of preserving the Collateral in accordance with the foregoing, including any expenses relating to the bonding of a custodian, shall, upon instruction by the Agent to the Funding Agent, be charged to the Borrowers’ Account as a Revolving Advance and added to the Obligations.

4.5 Ownership of Collateral.

With respect to the Collateral, at the time the Collateral becomes subject to the Agent’s security interest: (a) each Loan Party shall be the owner of and fully authorized and able to sell, transfer, pledge and/or grant a security interest having the priority set forth in the Financing Orders in each and every item of its respective Collateral to the Agent; and, except for Permitted Encumbrances, the Collateral shall be free and clear of all Liens and encumbrances whatsoever; (b) each document and agreement executed by each Loan Party or delivered to the Agent or any Lender in connection with this Agreement shall be true and correct in all material respects; (c) all signatures and endorsements of each Loan Party that appear on such documents and agreements shall be genuine and each Loan Party shall have full capacity to execute same; and (d) each Loan Party’s Inventory shall be located as set forth on Schedule 4.5 (as such Schedule may be updated from time to time) and shall not be removed from such location(s) without the prior written consent of the Agent except with respect to the sale of Inventory in the ordinary course of business and with respect to Inventory in transit from one location identified on Schedule 4.5 (as such Schedule may be updated from time to time) or a supplier to a location identified on Schedule 4.5.

4.6 Defense of Agent’s and Lenders’ Interests.

Until (a) indefeasible payment and performance in full of all of the Obligations and (b) termination of this Agreement, the Agent’s interests in the Collateral shall continue in full force and effect. During such period no Loan Party shall, without the Agent’s prior written consent, pledge, sell (except Inventory in the ordinary course of business), assign, transfer, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way except for Permitted Encumbrances, and except for Dispositions expressly permitted elsewhere herein, any part of the Collateral. Each Loan Party shall defend the Agent’s interests in the Collateral against any and all Persons whatsoever. At any time after an Event of Default has occurred and is continuing and after demand by the Agent for payment of all Obligations, the Agent shall have the right, after the giving of any required notices under Section 11.1 and upon the effectiveness of the granting of relief from the stay of Section 362(a) of the Bankruptcy Code, to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including without limitation: labels, stationery, documents, instruments and advertising materials. If the Agent exercises such right to take possession of the Collateral, the Loan Parties shall, upon demand, assemble it in the best manner possible and make it available to the Agent at a place reasonably convenient to the Agent. In addition, with respect to all Collateral, the Agent and the Lenders shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code or other applicable law. After the occurrence and during the continuance of an Event of Default and after the giving of any required notices under Section 11.1, each Loan Party shall, and the Agent may, at its option, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, Inventory, documents or instruments in which the Agent holds a security interest to deliver same to the Agent and/or subject to the Agent’s order and if they shall come into any Loan Party’s possession, they, and each of them, shall be held by such Loan Party in trust as the Agent’s trustee, and such Loan Party will immediately deliver them to the Agent in their original form together with any necessary endorsement.

4.7 Books and Records.

Each Loan Party shall (a) keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs; (b) set up on its books accruals with respect to all taxes, assessments, charges, levies and claims; and (c) on a reasonably current basis set up on its books, from its earnings, allowances against doubtful Receivables, advances and investments and all other proper accruals (including without limitation by reason of enumeration, accruals for premiums, if any, due on required payments and accruals for depreciation, obsolescence, or amortization of properties), which should be set aside from such earnings in connection with its business. All determinations pursuant to this subsection shall be made in all material respects in accordance with, or as required by, GAAP consistently applied in the opinion of such independent public accountant as shall then be regularly engaged by the Loan Parties.

4.8 Financial Disclosure.

Each Loan Party hereby irrevocably authorizes and directs all accountants and auditors employed by such Loan Party at any time during the Term and promptly after the request of the Agent (with prior written notice to the Borrowing Agent so long as no Event of Default has occurred and is continuing) to exhibit and deliver to the Agent and each Lender copies of any Loan Party’s financial statements (if any exist at or prior to the date of such request), trial balances or other accounting records of any sort in the accountant’s or auditor’s possession, and to disclose to the Agent and each Lender any information such accountants may have concerning such Loan Party’s financial status and business operations. Each Loan Party hereby authorizes all federal, state and municipal authorities to furnish to the Agent and each Lender copies of reports or examinations relating to such Loan Party, whether made by such Loan Party or otherwise; however, the Agent and each Lender will attempt to obtain such information or materials directly from such Loan Party prior to obtaining such information or materials from such accountants or such authorities.

4.9 Compliance with Laws.

Each Loan Party shall comply with all laws, acts, rules, regulations and orders of any Governmental Body with jurisdiction over it or its respective Collateral or any part thereof or to the operation of such Loan Party’s business the non-compliance with which could reasonably be expected to have a Material Adverse Effect. Each Loan Party may, however, contest or dispute any acts, rules, regulations, orders and directions of those bodies or officials in any reasonable manner, provided that any related Lien is inchoate or stayed and sufficient reserves are established to the reasonable satisfaction of the Agent to protect the Agent’s Lien on or security interest in the Collateral. The Collateral at all times shall be maintained in accordance with the material requirements of all insurance carriers which provide insurance with respect to the Collateral so that such insurance shall remain in full force and effect.

4.10 Inspection of Premises.

Each Loan Party shall (i) permit the Funding Agent, the Agent or any of its agents, attorneys, field examiners, auditors, financial consultants, appraisers and/or any other consultants or advisors access to each Loan Party’s assets, properties, and premises at any time, and from time to time, as Agent deems necessary to, among other things, conduct appraisals and evaluations of the Collateral and any other assets or properties of each Loan Party, (ii) fully cooperate and completely and promptly comply with any and all requests of the Funding Agent, the Agent and/or any of its agents for information or copies of documents, and (iii) provide the Funding Agent, the Agent and its agents with access to such Persons possessing the requested information. All fees, costs, and expenses of such agents, now or hereafter incurred by the Funding Agent, the Agent, Funding Agent’s and Agent’s attorneys or any of the Lenders, shall be reimbursed by the Loan Parties in their entirety in accordance with Section 17.9 hereof.

4.11 Insurance.

Each Loan Party shall bear the full risk of any loss of any nature whatsoever with respect to the Collateral. At each Loan Party’s own cost and expense in amounts and with carriers acceptable to the Agent, each Loan Party shall (a) keep all its insurable properties and properties in which each Loan Party has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to such Loan Party’s including, without limitation, business interruption insurance; (b) maintain insurance in such amounts as is customary in the case of companies engaged in businesses similar to such Loan Party insuring against larceny, embezzlement or other criminal misappropriation of insured’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of such Loan Party either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (c) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (d) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which such Loan Party is engaged in business; (e) furnish the Agent with (i) evidence of the maintenance of all such insurance by the renewal thereof no later than the expiration date thereof, and (ii) appropriate loss payable endorsements in form and substance satisfactory to the Agent, naming the Agent as a co-insured and loss payee as its interests may appear but only with respect to all insurance coverage covering damage, loss or destruction of Collateral, and providing (A) that all proceeds thereunder covering a loss of or damage to Collateral shall be payable to the Agent, (B) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (C) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days’ prior written notice is given to the Agent. The Loan Parties shall provide copies of all such insurance policies (including the appropriate lender loss payee, additional insured and mortgagee endorsements) within thirty (30) days after the Agent’s request, however, only certificates of such insurance shall be required at Closing. In the event of any loss under any insurance covering Collateral, the carriers named in such insurance policies covering Collateral hereby are directed by the Agent and the applicable Loan Party to make payment for such loss to the Agent and not to such Loan Party and the Agent jointly. If any insurance losses with respect to Collateral are paid by check, draft or other instrument payable to any Loan Party and the Agent jointly, the Agent may endorse such Loan Party’s name thereon and do such other things as the Agent may deem advisable to reduce the same to cash. The Agent is hereby authorized to negotiate and compromise claims under insurance coverage with respect to Collateral. Subject to the payment waterfall contained in

Section 17.20 hereof, all loss recoveries with respect to Collateral received by the Agent upon any such insurance may be applied to the Obligations, in such order as the Agent in its sole discretion shall determine. Any surplus with respect to Collateral shall be paid by the Agent to the Loan Parties or applied as may be otherwise required by law. Any deficiency thereon shall be paid by the Loan Parties to the Agent, on demand. Any loss recoveries not relating to items of Collateral shall be payable directly to the Loan Parties and, if received by the Agent, the Agent shall promptly deliver same to the Loan Parties. Anything hereinabove to the contrary notwithstanding, and subject to the fulfillment of the conditions set forth below and, with respect to the Mortgaged Premises, the provisions of the applicable Mortgage, (i) the Agent shall remit to the Loan Parties insurance proceeds with respect to Collateral received by the Agent during any calendar year under insurance policies procured and maintained by the Loan Parties which insure the Loan Parties’ insurable Collateral to the extent such insurance proceeds do not exceed Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) in the aggregate during such calendar year or One Hundred Thousand and 00/100 Dollars ($100,000.00) per occurrence and (ii) all proceeds of business interruption insurance, and all proceeds of insurance with respect to larceny, embezzlement or other criminal misappropriation, regardless of amount, shall be payable directly and promptly to the applicable Loan Party. In the event the amount of insurance proceeds with respect to Collateral received by the Agent for any occurrence exceeds One Hundred Thousand and 00/100 Dollars ($100,000.00), then the Agent shall not be obligated to remit the insurance proceeds to the Loan Parties unless the Loan Parties shall provide the Agent with evidence reasonably satisfactory to the Agent that the insurance proceeds will be used by the Loan Parties to repair, replace or restore the insured Collateral which was the subject of the insurable loss. In the event the Loan Parties have previously received (or, after giving effect to any proposed remittance by the Agent to the Loan Parties would receive) insurance proceeds with respect to Collateral which equal or exceed Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) in the aggregate during any calendar year, then the Agent may, in its sole discretion, either remit the insurance proceeds to the Loan Parties upon the Loan Parties providing the Agent with evidence reasonably satisfactory to the Agent that the insurance proceeds will be used by the Loan Parties to repair, replace, restore or reuse the insured Collateral which was the subject of the insurable loss, or apply the proceeds to the Obligations, as aforesaid. The agreement of the Agent to remit insurance proceeds in the manner above provided shall be subject in each instance to satisfaction of each of the following conditions: (x) No Event of Default or Default shall then have occurred and be continuing, and (y) the Loan Parties shall use the insurance proceeds with respect to Collateral to repair, replace, restore or reuse the insured Collateral which was the subject of the insurable loss and for no other purpose.

4.12 Failure to Pay Insurance.

If any Loan Party fails to obtain insurance as hereinabove provided, or to keep the same in force, the Agent, if the Agent so elects, may obtain such insurance and pay the premium therefor on behalf of such Loan Party, and instruct the Funding Agent to charge the Borrowers’ Account therefor as a Revolving Advance and such expenses so paid shall be part of the Obligations.

4.13 Payment of Taxes.

Each Loan Party will pay, when due, all taxes, assessments and other Charges lawfully levied or assessed upon such Loan Party or any of the Collateral including, without limitation, real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes, except (i) those taxes, assessments or charges that are not material; (ii) those taxes, assessments or Charges to the extent that any Loan Party has contested or disputed those taxes, assessments or Charges in good faith, by expeditious protest, administrative or judicial appeal or similar proceeding; and (iii) those taxes which the Loan Parties are prohibited from paying (or are not required to pay) by operation of the Bankruptcy Code, provided, with respect to items (i) and (ii) referenced above in this Section 4.13, that any related tax Lien is stayed and sufficient reserves are established to the reasonable satisfaction of the Agent to protect the Agent’s security interest in or Lien on the Collateral. If any tax by any governmental authority is or may be imposed on or as a result of any transaction between any Loan Party and the Agent or any Lender which the Agent or any Lender may be required to withhold or pay or if any taxes, assessments, or other Charges remain unpaid after the date fixed for their payment, or if any claim shall be made which, in the Agent’s opinion, may possibly create a valid Lien on the Collateral, the Agent may without notice to the Loan Parties pay the taxes, assessments or other Charges and each Loan Party hereby indemnifies and holds the Agent and each Lender harmless in respect thereof. The Agent will not pay any taxes, assessments or Charges to the extent that any Loan Party has contested or disputed those taxes, assessments or Charges in good faith, by expeditious protest, administrative or judicial appeal or similar proceeding provided that any related tax lien is stayed and sufficient reserves are established to the reasonable satisfaction of the Agent to protect the Agent’s security interest in or Lien on the Collateral. The amount of any payment by the Agent under this Section 4.13 shall be charged to the Borrowers’ Account as a Revolving Advance and added to the Obligations upon instruction from the Agent to the Funding Agent to do the same and, until the Loan Parties shall furnish the Agent with an indemnity therefor (or supply the Agent with evidence satisfactory to the Agent that due provision for the payment thereof has been made), the Agent may hold without interest any balance standing to the Loan Parties’ credit and the Agent shall retain its security interest in any and all Collateral held by the Agent.

4.14 Payment of Leasehold Obligations.

Each Loan Party shall at all times pay, when and as due, its rental obligations arising after the Petition Date under all leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases (other than to the extent that the enforcement of such terms by the applicable landlord is stayed by virtue of the Cases) and, at the Agent’s reasonable request will provide evidence of having done so.

4.15 Receivables.

(a) Nature of Receivables. Each of the Receivables shall be a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of a Loan Party, or work, labor or services theretofore rendered by a Loan Party as of the date each Receivable is created. Same shall be due and owing without dispute, setoff or counterclaim except as may be stated on the accounts receivable schedules delivered by the Loan Parties to the Funding Agent and the Agent.

(b) Solvency of Customers. Each Customer, to the applicable Loan Party’s knowledge, as of the date each Receivable is created, is and will be solvent and able to pay all Receivables on which the Customer is obligated in full when due or with respect to such Customers of any Loan Party who are not solvent such Loan Party has set up on its books and in its financial records bad debt reserves adequate to cover the uncollectible portion.

(c) Locations of Loan Parties. Each Loan Party’s chief executive office is located at the addresses set forth on Schedule 4.15(c) hereto. Until written notice is given to the Agent by the Borrowing Agent of any other office at which any Loan Party keeps its records pertaining to Receivables, all such records shall be kept at such executive office.

(d) Notification of Assignment of Receivables. At any time following the occurrence and during the continuance of an Event of Default, the Agent shall have the right after the giving of any required notices under Section 11.1 and after the effectiveness of relief from the automatic stay of Section 362(a) of the Bankruptcy Code to send notice of the assignment of, and the Agent’s security interest in, the Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral. After the occurrence and during the continuance of such Event of Default and the providing of such notice, the Agent shall have the sole right to collect the Receivables, take possession of the Collateral, or both. The Agent’s actual collection expenses, including, but not limited to, stationery and postage, telephone and telegraph, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be charged to the Borrowers’ Account and added to the Obligations upon instruction to do so by the Agent to the Funding Agent.

(e) Power of Agent to Act on Loan Parties’ Behalf. The Agent shall have the right, at any time after the occurrence and during the continuance of an Event of Default after the giving of any required notices under Section 11.1 and upon the effectiveness of relief from the automatic stay of Section 362(a) of the Bankruptcy Code, to receive, endorse, assign and/or deliver in the name of the Agent or any Loan Party any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and each Loan Party hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Each Loan Party hereby constitutes the Agent or the Agent’s designee as such Loan Party’s attorney with power at any time after the occurrence and during the continuance of an Event of Default after the giving of any required notices under Section 11.1 and upon the effectiveness of relief from the automatic stay of Section 362(a) of the Bankruptcy Code (i) to endorse such Loan Party’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (ii) to sign such Loan Party’s name on any invoice or bill of lading relating to any of the Receivables, drafts against Customers, assignments and verifications of Receivables; (iii) to send verifications of Receivables to any Customer; (iv) to demand payment of the Receivables; (v) to enforce payment of the Receivables by legal proceedings or otherwise; (vi) to exercise all of the Loan Parties’ rights and remedies with respect to the collection of the Receivables and any other Collateral; (vii) to settle, adjust, compromise, extend or renew the Receivables; (viii) to settle, adjust or compromise any legal proceedings brought to collect

Receivables; (ix) to prepare, file and sign such Loan Party’s name on a proof of claim in bankruptcy or similar document against any Customer; (x) to prepare, file and sign such Loan Party’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables; and (xi) to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done with gross (not mere) negligence or willful misconduct; this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid. The Agent shall have the right at any time following the occurrence and during the continuance of an Event of Default after the giving of any required notices under Section 11.1 and upon the effectiveness of relief from the automatic stay of Section 362(a) of the Bankruptcy Code, to change the address for delivery of mail addressed to any Loan Party to such address as the Agent may designate and to receive, open and dispose of all mail addressed to any Loan Party.

(f) No Liability. Neither the Funding Agent, the Agent nor any Lender shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom unless such liability arises from the Funding Agent’s, the Agent’s or any Lender’s willful misconduct or gross negligence as finally determined by a court of competent jurisdiction. Following the occurrence and during the continuance of an Event of Default after the giving of any required notices under Section 11.1 and after the effectiveness of relief from the automatic stay of Section 362(a) of the Bankruptcy Code, the Agent may, without any other notice or consent from any Loan Party, sue upon or otherwise collect, extend the time of payment of, compromise or settle for cash, credit or upon any terms any of the Receivables or any other securities, instruments or insurance applicable thereto and/or release any obligor thereof. The Agent is authorized and empowered to accept following the occurrence and during the continuance of an Event of Default after the giving of any required notices under Section 11.1 and after the effectiveness of relief from the automatic stay of Section 362(a) of the Bankruptcy Code the return of the goods represented by any of the Receivables, without notice to or consent by any Loan Party, all without discharging or in any way affecting any Loan Party’s liability hereunder.

(g) Establishment of Lockboxes, Collection Account. The Borrowers have established and shall maintain one or more Lockboxes with National City Bank and with each other Lockbox Bank in the name of the Borrowing Agent or such other Borrowers as are acceptable to the Agent, in its sole discretion. The Borrowers have established and will maintain a deposit account (each a “Collection Account”) with each Lockbox Bank in the name of the Borrowing Agent or such other Borrowers, as are acceptable to the Agent, in its sole discretion. In the case of National City Bank, the Cash Concentration Account maintained at National City Bank shall function as the Collection Account maintained at National City Bank for all purposes of this Section 4.15(g). Each Lockbox Bank and the Borrowing Agent (or other applicable Borrower) have entered into agreements establishing the Lockboxes maintained by such Lockbox Bank (each a “Lockbox Agreement”) and agreements with respect to the Collection Account maintained at such Lockbox Bank (each a “Deposit Account Agreement”), each such Lockbox Agreement and Deposit Account Agreement to be in form and substance satisfactory to the Agent. The Borrowing Agent (or other applicable Borrower), and the Agent shall have entered into a Blocked Account Agreement with each Lockbox Bank relating to rights of the Agent with respect to the Lockboxes and the Collection Accounts maintained at such Lockbox Bank. Each of the Borrowers shall notify all of its Customers to forward all collections of every kind due such Borrower to a Lockbox (such notices to be in such form and substance as the Agent may reasonably require to from time to time).

Schedule 4.15(g) hereto lists the following information with respect to each Borrower: (i) all present Lockboxes, all Collection Accounts and the Cash Concentration Account, (ii) the name and address of each Lockbox, (iii) the account number of each Collection Account and the Cash Concentration Account, (iv) a contact Person at each Lockbox Bank, and (v) a list describing all Lockbox Agreements, Deposit Account Agreements and Blocked Account Agreements, and all other agreements establishing each Lockbox and Collection Account.

(h) Processing Collections; Cash Concentration Account. In accordance with the terms of the applicable Blocked Account Agreement, each Lockbox Bank shall be instructed to deposit on a daily basis all collections from Customers of the Borrowers sent to the Lockbox maintained by such Lockbox Bank directly into the applicable Collection Account in the identical form in which such collections were made (except for any necessary endorsements) whether by cash or check. In accordance with the terms of the applicable Blocked Account Agreement, such Lockbox Bank shall be instructed to deposit on a daily basis all funds from collections deposited into such Collection Account to the Cash Concentration Account. The Cash Concentration Account shall not be subject to any deduction, set off, banker’s lien or any other right in favor of any Person except as set forth in the applicable Blocked Account Agreement. Subject to the rights of the Pre-Petition Agent and the Lenders (as defined in the Existing First Lien Credit and Security Agreement) in the Cash Collateral as set forth in the Interim Financing Order (such Cash Collateral to be applied to repayment of the Existing First Lien Indebtedness), all funds deposited into the Cash Concentration Account shall be the exclusive property of the Agent on behalf of the Lenders and the Funding Agent and shall be subject to the sole and exclusive control of the Agent and only to such signing authority designated from time to time by the Agent. The Borrowers shall not have control over or any interest in such funds.

Any collections of Receivables received directly by any Borrower shall be deemed held by such Borrower in trust and as fiduciary for the Lenders. Each of the Borrowers agrees not to commingle any such collections with any of such Borrower’s other funds or property, but to hold such funds separate and apart in trust and as fiduciary for the Lenders until deposit is made into the applicable Collection Account or the Cash Concentration Account. Each of the Borrowers hereby agrees to deposit immediately such directly received collections into any Collection Account maintain by or on behalf of such Borrower or directly into the Cash Concentration Account.

(i) Adjustments. No Loan Party will, without the Agent’s consent, compromise or adjust any Receivables (or extend the time for payment thereof) or accept any returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been heretofore (A) customary in the business or industry of such Loan Party, and (B) done in the ordinary course of such Loan Party’s business.

4.16 Maintenance of Equipment.

Within the restrictions set forth in the Budget, the Equipment shall be maintained in good operating condition and repair in substantial accordance with industry standards (reasonable wear and tear excepted) and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Equipment shall be maintained and preserved. No Loan Party shall use or operate the Equipment in violation of any law, statute, ordinance, code, rule or regulation except to the extent that such violation would not have a Material Adverse Effect.

4.17 Exculpation of Liability.

Nothing herein contained shall be construed to constitute the Funding Agent, the Agent or any Lender as any Loan Party’s agent for any purpose whatsoever, nor shall the Funding Agent, the Agent or any Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof except to the extent such shortage, discrepancy, damage, loss or destruction resulted directly from the gross (not mere) negligence or willful misconduct of the Funding Agent, the Agent or Lenders. Neither the Funding Agent, the Agent nor any Lender, whether by anything herein or in any assignment or otherwise, assume any of any Loan Party’s obligations under any contract or agreement assigned to the Funding Agent, the Agent or such Lender, and neither the Funding Agent, the Agent nor any Lender shall be responsible in any way for the performance by any Loan Party of any of the terms and conditions thereof.

4.18 Environmental Matters.

(a) The Loan Parties shall ensure that the Real Property remains in compliance in all material respects with all Environmental Laws, and they shall not place or permit to be placed any Hazardous Substances on any Real Property except as not prohibited by applicable law or appropriate governmental authorities.

(b) The Loan Parties shall establish and maintain a system to assure and monitor continued compliance with all applicable Environmental Laws which system shall include periodic review of such compliance.

(c) The Loan Parties shall (i) employ in connection with the use of the Real Property appropriate technology necessary to maintain compliance with any applicable Environmental Laws and (ii) dispose of any and all Hazardous Waste generated at the Real Property only at facilities and with carriers that maintain valid permits under RCRA and any other applicable Environmental Laws. The Loan Parties shall use their best efforts to obtain certificates of disposal, such as hazardous waste manifest receipts, from all treatment, transport, storage or disposal facilities or operators employed by the Loan Parties in connection with the transport or disposal of any Hazardous Waste generated at the Real Property.

(d) In the event any Loan Party obtains, gives or receives notice of any Release or threat of Release of a reportable quantity of any Hazardous Substances at the Real Property (any such event being hereinafter referred to as a “Hazardous Discharge”) or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property or any Loan Party’s interest therein (any of the foregoing is referred to herein as an “Environmental Complaint”) from any Person, including any state agency responsible in whole or in part for environmental matters in the state in which the Real Property is located or the United States Environmental Protection Agency (any such person or entity hereinafter the “Authority”), in each case dealing with matters which would reasonably be expected to have a Material Adverse Effect, then the Borrowing Agent shall, within five (5) Business Days, give written notice of same to the Agent detailing facts and circumstances of which any Loan Party is aware giving rise to the Hazardous Discharge or Environmental Complaint. Such information is to be provided to allow the Agent to protect its security interest in the Real Property and the Collateral and is not intended to create nor shall it create any obligation upon the Funding Agent, the Agent or any Lender with respect thereto.

(e) The Loan Parties shall promptly forward to the Agent copies of any request for information, notification of potential liability, demand letter relating to potential responsibility with respect to the investigation or cleanup of Hazardous Substances at any other site owned or operated by any Loan Party and used to dispose of Hazardous Substances and shall continue to forward copies of correspondence between any Loan Party and the Authority regarding such claims to the Agent until the claim is settled. The Loan Parties shall promptly forward to the Agent copies of all documents and reports concerning a Hazardous Discharge at the Real Property that any Loan Party is required to file under any Environmental Laws. Such information is to be provided solely to allow the Agent to protect the Agent’s security interest in the Real Property and the Collateral.

(f) The Loan Parties shall respond promptly to any Hazardous Discharge or Environmental Complaint and take all necessary action in order to safeguard the health of any Person and to avoid subjecting the Collateral or Real Property to any Lien. If any Loan Party shall fail to respond promptly to any Hazardous Discharge or Environmental Complaint, the Agent, on behalf of the Lenders and the Funding Agent, may, but without the obligation to do so, for the sole purpose of protecting the Agent’s interest in Collateral: (A) give such notices or (B) enter onto the Real Property (or authorize third parties to enter onto the Real Property) and take such actions as the Agent (or such third parties as directed by the Agent) deems reasonably necessary or advisable, to clean up, remove, mitigate or otherwise deal with any such Hazardous Discharge or Environmental Complaint. All reasonable costs and expenses incurred by the Agent and the Lenders (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate shall be paid upon demand by the Loan Parties, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement or any other agreement between the Agent, the Funding Agent, any Lender and any Loan Party.

(g) Promptly upon the written request of the Agent from time to time, the Loan Parties shall provide the Agent, at the Loan Parties’ expense, with an environmental assessment or environmental audit report prepared by an environmental engineering firm acceptable in the reasonable opinion of the Agent, to assess with a reasonable degree of certainty the existence of a Hazardous Discharge and the potential costs in connection with abatement, cleanup and removal of any Hazardous Substances found on or at the Real Property; provided, however, so long as no Default or Event of Default has occurred and is continuing, the Agent may not request such environmental assessment or environmental audit report more frequently than once per calendar year; and provided further that the Agent shall not request any such environmental assessment or environmental audit report without having reasonable suspicion of the existence of a Hazardous Discharge. Any report or investigation of such Hazardous Discharge proposed and acceptable to an appropriate Authority that is charged to oversee the clean-up of such Hazardous Discharge shall be acceptable to the Agent.

(h) The Loan Parties shall defend and indemnify the Funding Agent, the Agent and the Lenders and hold the Funding Agent, the Agent, the Lenders and their respective employees, agents, directors and officers harmless from and against all loss, liability, damage and expense, claims, costs, fines and penalties, including attorney’s fees, suffered or incurred by the Funding Agent, the Agent or the Lenders under or on account of any Environmental Laws, including, without limitation, the assertion of any Lien thereunder, with respect to any Hazardous Discharge, the presence of any Hazardous Substances affecting the Real Property, whether or not the same originates or emerges from the Real Property or any contiguous real estate, except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from actions on the part of the Funding Agent, the Agent or any Lender. The Loan Parties’ obligations under this Section 4.18 shall arise upon the discovery of the presence of any Hazardous Substances at the Real Property, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Substances. The Loan Parties’ obligation and the indemnifications hereunder shall survive the termination of this Agreement.

4.19 Financing Statements.

Except as respects (i) the financing statements filed by the Agent, (ii) the financing statements described on Schedule 1.2, and (iii) those financing statements filed in connection with Liens permitted hereunder, no financing statement covering any of the Collateral or any proceeds thereof is on file in any public office.

V. REPRESENTATIONS AND WARRANTIES.

Each Loan Party represents and warrants as follows:

5.1 Authority.

Subject to entry of the Financing Orders, each Loan Party has the full power, authority and legal right to enter into this Agreement and the Other Documents to which it is a party and to perform all of its respective Obligations hereunder and thereunder, as the case may be. Subject to entry of the Financing Orders, this Agreement and the Other Documents to which each Loan Party is a party constitute the legal, valid and binding obligations of such Loan Party, enforceable in accordance with their terms. The execution, delivery and performance of this Agreement and of the Other Documents by each Loan Party a party hereto or thereto (a) subject to entry of the Financing Orders, are within such Loan Party’s corporate, limited partnership or limited liability company powers, as the case may be, have been duly authorized, are not in contravention of law or the terms of such Loan Party’s by-laws, operating agreement, articles of incorporation, certificate of limited partnership, articles of organization, limited partnership agreement or other applicable documents relating to such Loan Party’s formation or organization, as the case may be, or to the conduct of such Loan Party’s business or of any material agreement or undertaking arising after the Petition Date to which such Loan Party is a party or by which such Loan Party is bound, and (b) will not conflict with nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of such Loan Party under the provisions of any agreement, charter document, instrument, by-law, or other instrument arising after the Petition Date to which such Loan Party is a party or by which it or its property may be bound.

5.2 Formation and Qualification.

(a) Each Loan Party is duly incorporated or organized, as the case may be, and in good standing under the laws of the jurisdictions listed on Schedule 5.2(a) and is qualified to do business and is in good standing in the jurisdictions listed on Schedule 5.2(a) which constitute all jurisdictions in which qualification and good standing are necessary for such Loan Party to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect. Each Loan Party has delivered to the Agent true and complete copies of its articles of incorporation and by-laws, certificate of limited partnership and limited partnership agreement, articles of organization and operating agreement or other organizational documents, as the case may be, and will promptly notify the Agent of any amendment or changes thereto.

(b) The only Subsidiaries of each Loan Party are listed on Schedule 5.2(b).

5.3 Survival of Representations and Warranties.

All representations and warranties of each Loan Party contained in this Agreement and the Other Documents, as the case may be, shall be true at the time of such Loan Party’s execution of this Agreement and the Other Documents, as the case may be, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

5.4 Tax Returns.

Each Loan Party’s federal tax identification number is set forth on Schedule 5.4. Each Loan Party has filed all federal and material state and local tax returns and other reports such Loan Party is required by law to file and has paid all taxes, assessments, fees and other governmental charges arising after the Petition Date that are due and payable. The provision for taxes on the books of each Loan Party is adequate for all years not closed by applicable statutes, and for its current fiscal year, and no Loan Party has any knowledge of any deficiency or additional assessment in connection therewith not provided for on its books in accordance with GAAP.

5.5 Budget.

The information contained in the Budget is based on underlying assumptions and estimates which provide a reasonable basis for the projections contained therein and reflect the Borrowers’ judgment based on present circumstances of the most likely set of conditions and course of action for the projected period.

5.6 Corporate Name.

Except as set forth on Schedule 5.6, no Loan Party has been known by any other corporate name in the past five (5) years and does not sell Inventory under any other name, nor has any Loan Party been the surviving entity of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years.

5.7 O.S.H.A. and Environmental Compliance.

Except as set forth on Schedule 5.7

(a) each Loan Party has duly complied with, and (i) its facilities, business, assets, property, and Equipment, and (ii) to its knowledge, its leaseholds are in compliance in all material respects with, the provisions of the Federal Occupational Safety and Health Act, the Environmental Protection Act, RCRA and all other applicable Environmental Laws except to the extent such non-compliance would not reasonably be expected to have a Material Adverse Effect; there are no outstanding citations, notices or orders of non-compliance issued to any Loan Party or relating to its business, assets, property, leaseholds or Equipment under any such laws, rules or regulations except to the extent such non-compliance would not reasonably be expected to have a Material Adverse Effect.

(b) Each Loan Party has been issued all required federal, state and local licenses, certificates or permits relating to all applicable Environmental Laws.

(c) (i) There are no releases, spills, discharges, leaks or disposal (collectively referred to as “Releases”) of Hazardous Substances at, upon, under or within any Real Property in violation of applicable Environmental Laws except to the extent such violation would not reasonably be expected to have a Material Adverse Effect; (ii) there are no underground storage tanks or polychlorinated biphenyls on the Real Property in violation of applicable Environmental Laws; (iii) to the knowledge of any Loan Party, the Real Property has not ever been used as a treatment, storage or disposal facility of Hazardous Waste and (iv) no Hazardous Substances are present on the Real Property in violation of Environmental Laws except to the extent such violation would not reasonably be expected to have a Material Adverse Effect.

5.8 No Litigation, Violation, Indebtedness or Default.

(a) Except as disclosed in Schedule 5.8 (a), no Loan Party has (i) any pending or threatened litigation, arbitration, actions or proceedings which could reasonably be expected to have a Material Adverse Effect, and (ii) any liabilities or Indebtedness for borrowed money other than the Obligations.

(b) No Loan Party is in violation of any applicable statute, regulation or ordinance in any respect which could reasonably be expected to have a Material Adverse Effect, nor is any Loan Party in violation of any order of any court, governmental authority or arbitration board or tribunal which would reasonably be expected to have a Material Adverse Effect.

(c) No Loan Party nor any member of the Controlled Group maintains or contributes to any Plan other than those listed on Schedule 5.8 (c) hereto. Except as set forth in Schedule 5.8 (c), (i) no Plan has incurred any “accumulated funding deficiency,” as defined in Section 302(a) (2) of ERISA and Section 412(a) of the Code, whether or not waived, and each Loan Party and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA in respect of each Plan, (ii) each Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Code, (iii) no Loan Party nor any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid, (iv) no Plan has been terminated by the plan administrator thereof nor by the PBGC, and there is no occurrence which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan, (v) at this time, the current value of the assets of each Plan exceeds the present value of the accrued benefits and other liabilities of such Plan and no Loan Party nor any member of the Controlled Group knows of any facts or circumstances which would materially change the value of such assets and accrued benefits and other liabilities and could reasonably be expected to have a Material Adverse Effect, (vi) no Loan Party nor any member of the Controlled Group has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Plan, (vii) no Loan Party nor any member of a Controlled Group has incurred any liability for any excise tax arising under Section 4972 or 4980B of the Code, and no fact exists which could give rise to any such liability, (viii) no Loan Party nor any member of the Controlled Group nor any fiduciary of, nor any trustee to, any Plan, has engaged in a “prohibited transaction” described in Section 406 of ERISA or Section 4975 of the Code nor taken any action which would constitute or result in a Termination Event with respect to any such Plan which is subject to ERISA, (ix) each Loan Party and each member of the Controlled Group has made all contributions due and payable with respect to each Plan, (x) there exists no event described in Section 4043(b) of ERISA, for which the thirty (30) day notice period contained in 29 CFR Section 2615.3 has not been waived, (xi) no Loan Party nor any member of the Controlled Group has any fiduciary responsibility for investments with respect to any plan existing for the benefit of persons other than employees or former employees of any Loan Party and any member of the Controlled Group, and (xii) no Loan Party nor any member of the Controlled Group has withdrawn, completely or partially, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980.

5.9 Patents, Trademarks, Copyrights and Licenses.

All patents, patent applications, trademarks, trademark applications, service marks, service mark applications, copyrights, copyright applications, tradenames, assumed names and material licenses owned or utilized by any Loan Party are set forth on Schedule 5.9, are valid and have been duly registered or filed with all appropriate governmental authorities and constitute all of the patents, trademarks, service marks, copyrights, tradenames, assumed names and material licenses which are necessary for the operation of its business; there is no objection to or pending challenge to the validity of any such patent, trademark, copyright, tradename or material license and no Loan Party is aware of any grounds for any challenge which would reasonably be expected to have a Material Adverse Effect, except as set forth in Schedule 5.9 hereto. Each patent, patent application, patent license, trademark, trademark application, trademark license, service mark, service mark application, service mark license, copyright, copyright application and copyright license owned or held by any Loan Party consists of original material or property developed by such Loan Party or was lawfully acquired by such Loan Party from the proper and lawful owner thereof. Each of such items has been maintained so as to preserve the value thereof from the date of creation or acquisition thereof, except to the extent that the failure to so maintain such items would not reasonably be expected to have a Material Adverse Effect.

5.10 Licenses and Permits.

Except as set forth in Schedule 5.10, each Loan Party (a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state or local law or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to comply with or procure such licenses or permits would reasonably be expected to have a Material Adverse Effect.

5.11 No Burdensome Restrictions.

No Loan Party is party to any contract or agreement, the performance of which could reasonably be expected to have a Material Adverse Effect. No Loan Party has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.

5.12 No Labor Disputes.

No Loan Party is involved in any labor dispute; there are no strikes or walkouts or union organization of any of the Loan Party’s employees threatened or in existence and no labor contract is scheduled to expire during the Term other than as set forth on Schedule 5.12 hereto.

5.13 Margin Regulations.

No Borrower is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Advance will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors.

5.14 Investment Company Act.

No Borrower is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.

5.15 Disclosure.

No representation or warranty made by any Loan Party in this Agreement or in any financial statement, report, certificate or any other document furnished in connection herewith contains any untrue statement of material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to any Loan Party or which reasonably should be known to such Loan Party which such Loan Party has not disclosed to the Agent in writing with respect to the transactions contemplated by this Agreement which could reasonably be expected to have a Material Adverse Effect.

5.16 Hedging Contracts.

No Loan Party is a party to, nor will it be a party to, any Hedging Contract unless same provides that damages upon termination following an event of default thereunder are payable on a “two-way basis” without regard to fault on the part of either party.

5.17 Conflicting Agreements.

No provision of any mortgage, indenture, contract, agreement, judgment, decree or order binding on any Loan Party or affecting the Collateral conflicts with, or requires any Consent which has not already been obtained and where a failure to obtain such Consent would in any way prevent the execution, delivery or performance of, the terms of this Agreement or the Other Documents.

5.18 Application of Certain Laws and Regulations.

No Loan Party nor any Affiliate of any Loan Party is subject to any statute, rule or regulation which regulates the incurrence of any Indebtedness, including without limitation, statutes or regulations relative to common or interstate carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.

5.19 Business and Property of the Loan Parties.

Upon and after the Closing Date, the Loan Parties do not propose to engage in any business other than as set forth on Schedule 5.19 hereto and activities necessary to conduct the foregoing. On the Closing Date, each Loan Party will own or lease all the property and possess all of the rights and Consents necessary for the conduct of the business of such Loan Party.

5.20 Section 20 Subsidiaries.

The Borrowers do not intend to use and shall not use any portion of the proceeds of the Advances, directly or indirectly, to purchase during the underwriting period, or for thirty (30) days thereafter, Ineligible Securities being underwritten by a Section 20 Subsidiary.

5.21 Anti-Terrorism Laws.

(a) No Loan Party nor any Affiliate of any Loan Party, is in violation in any material respect of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b) No Loan Party, nor any Affiliate of any Loan Party or their respective agents acting or benefiting in any capacity in connection with the Advances or other transactions hereunder, is any of the following (each a “Blocked Person”):

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(iii) a Person with which any Lender or the Issuer is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

(v) a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or

(vi) a Person who is affiliated or associated with a Person listed above.

No Loan Party or, to the knowledge of any Loan Party, any of its agents acting or benefiting in any capacity in connection with the Advances or other transactions hereunder, (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

5.22 Non-Operating Subsidiaries.

Each of RAMI, RII, RI2I, RD2I, RI3I, RIL and BHI are non-operating entities with no material assets. WRL is a special purpose entity which owns certain real property and is expressly prohibited from guaranteeing Indebtedness.

5.23 The Financing Orders.

On the date of the making of the initial Advances hereunder, the Interim Financing Order will have been entered and be in full force and effect and will not have been reversed, stayed, vacated or, without the Funding Agent’s, the Agent’s and each Lender’s consent, which consent shall be in its sole discretion, amended, supplemented or modified. On the date of the making of any Advance, the Interim Financing Order or the Final Financing Order, as the case may be, shall have been entered and be in full force and effect and shall not have been reversed, stayed, vacated or, without the Funding Agent’s, the Agent’s and the Supermajority Lenders’ consent, which consent shall be in each of the Funding Agent, the Agent’s and such Supermajority Lenders’ sole discretion, amended, supplemented or modified. Upon the maturity (whether by the acceleration or otherwise) of any of the Obligations, the Lenders shall, subject solely to the provisions of Articles X and XI and to such reservations of rights as may be expressly set forth in the Financing Orders, be entitled to immediate payment in full of such Obligations in cash, and the Agent shall be entitled to enforce the remedies provided for hereunder, without further application to or order by the Bankruptcy Court.

5.24 Good Faith.

This Agreement has been negotiated in good faith and at arm’s length among the Borrowers, the Guarantors, the Funding Agent, the Agent and the Lenders.

VI. AFFIRMATIVE COVENANTS.

Each Borrower shall, and if applicable, each Loan Party shall, until payment in full of the Obligations and termination of this Agreement:

6.1 Payment of Fees.

Pay to the Funding Agent and the Agent on demand all usual and customary fees and expenses which the Funding Agent and the Agent incurs in connection with (a) the forwarding of Advance proceeds and (b) the establishment and maintenance of any Collection Accounts as provided for in Section 4.15(g). The Funding Agent may and the Agent may (by directing the Funding Agent to do so), without making demand, charge the Borrowers’ Account for all such fees and expenses.

6.2 Conduct of Business and Maintenance of Existence and Assets.

(a) Within the restrictions set forth in the Budget, conduct continuously and operate actively its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this

Agreement), including, without limitation, all licenses, patents, copyrights, design rights, tradenames, trade secrets and trademarks and take all actions necessary to enforce and protect the validity of any intellectual property right or other right included in the Collateral; (b) keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect; and (c) make all such reports and pay all such franchise and other taxes and license fees arising after the Petition Date and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof where the failure to do so would reasonably be expected to have a Material Adverse Effect.

6.3 Violations.

Promptly notify the Agent in writing of any violation of any law, statute, regulation or ordinance of any Governmental Body, or of any agency thereof, applicable to any Loan Party or the Collateral which could reasonably be expected to have a Material Adverse Effect.

6.4 Government Receivables.

Upon the reasonable request of the Agent, take all steps necessary to protect the Agent’s interest in the Collateral under the Federal Assignment of Claims Act or other applicable state or local statutes or ordinances and deliver to the Agent appropriately endorsed, any instrument or chattel paper connected with any Receivable arising out of contracts between any Borrower and the United States, any state or any department, agency or instrumentality of any of them.

6.5 Reserved.

6.6 Execution of Supplemental Instruments.

Execute and deliver to the Funding Agent and the Agent from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as the Funding Agent and the Agent may reasonably request, in order for the full intent of this Agreement to be carried into effect.

6.7 Payment of Indebtedness.

Pay, discharge or otherwise satisfy at or before maturity (subject to the limitations imposed by the Budget, and, where applicable, to specified grace periods and provisions of the Bankruptcy Code restricting or excusing payment, and, in the case of the trade payables, to normal payment practices) all its obligations and liabilities of whatever nature, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and each Loan Party shall have provided for such reserves with respect thereto, as the Agent may reasonably deem proper and necessary, subject at all times to any applicable subordination arrangement in favor of the Lenders.

6.8 Standards of Financial Statements.

Cause all financial statements referred to in Sections 9.8 and 9.11 as to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to notes and normal year-end audit adjustments) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except for changes caused by virtue of the filing of the Cases and except as concurred in by such reporting accountants or officer, as the case may be, and disclosed therein).

6.9 Anti-Terrorism Laws.

The Loan Parties and their respective Affiliates and agents shall not (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224; or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order No. 13224, the USA Patriot Act or any other Anti-Terrorism Law. The Loan Parties shall deliver to the Lenders and/or the Issuer any certification or other evidence requested from time to time by any Lender or the Issuer in its sole reasonable discretion, confirming the Loan Parties’ compliance with this Section 6.9.

6.10 First Lien Refinancing.

On the Closing Date, consummate the repayment of First Lien Indebtedness in an amount equal to the Partial Pre-Petition Increased Over-Advance, and, within one Business Day after the entry of the Final Financing Order, consummate the First Lien Refinancing.

6.11 Modification of the Automatic Stay.

The Interim Financing Order (and Final Financing Order, as applicable) shall contain language, which shall be satisfactory to the Funding Agent, the Agent and the Supermajority Lenders in their sole discretion, vacating and modifying the automatic stay provisions of Section 362 of the Bankruptcy Code to the extent necessary to permit the Funding Agent and the Agent to (i) perfect the security interests and Liens granted hereunder and (ii) exercise its rights under Section 11.1 of this Agreement.

VII. NEGATIVE COVENANTS.

No Loan Party, and with respect to Sections 7.1, 7.2, and 7.8 no Loan Party or any Subsidiary, shall until satisfaction in full of the Obligations and termination of this Agreement:

7.1 Merger, Consolidation, Acquisition and Sale of Assets.

(a) Enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or stock of any Person or permit any other Person to consolidate with or merge with it; provided however, that (i) any

Borrower may merge or consolidate into another Borrower; (ii) any Loan Party that is not a Borrower may merge or consolidate into another Loan Party that is not a Borrower; (iii) any Loan Party that is not a Borrower may merge or consolidate into a Borrower so long as the Borrower survives such consolidation or merger; and (iv) a Loan Party may merge or consolidate into a Subsidiary that is not a Loan Party so long as the Loan Party survives such consolidation or merger.

(b) Sell, lease, transfer or otherwise dispose of any of its properties or assets, except: (1) transactions involving the sale, lease or transfer of Inventory in the ordinary course of business, and (2) any sale, transfer or lease of assets for fair market value in an aggregate amount not to exceed $250,000 for all such Dispositions (i) in the ordinary course of business which are no longer necessary or required in the conduct of such Person’s business, (ii) which are obsolete, of immaterial value or no longer utilized in the business of such Person or (iii) other assets, in each case with respect to any Disposition of properties or assets of Radnor or any of its Subsidiaries pursuant to this clause (2), to the extent such Disposition is in accordance with the Budget and the Net Proceeds are paid over or remitted in accordance with Section 2.11 to the extent required thereunder.

7.2 Creation of Liens.

Create or suffer to exist any Lien or transfer upon or against any of its property or assets now owned or hereafter acquired, except Permitted Encumbrances.

7.3 Guarantees.

Become liable upon the obligations of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to the Lenders or the Issuer) except (a) as disclosed on Schedule 7.3, (b) the endorsement of checks in the ordinary course of business, and (c) guarantees made by a Loan Party with respect to the obligations of another Loan Party.

7.4 Investments.

Purchase or acquire obligations or stock of, or any other interest in, any Person, except (a) investments existing on the Closing Date and set forth on Schedule 7.4, (b) obligations issued or guaranteed by the United States of America or any agency thereof, (c) commercial paper with maturities of not more than one hundred eighty (180) days and a published rating of not less than A-1 or P-1 (or the equivalent rating), (d) certificates of time deposit and bankers’ acceptances having maturities of not more than one hundred eighty (180) days and repurchase agreements backed by United States government securities of a commercial bank if (i) such bank has a combined capital and surplus of at least Five Hundred Million and 00/100 Dollars ($500,000,000.00), or (ii) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency, (e) U.S. money market funds (i) rated AAA by Standard & Poors, Inc. or with an equivalent rating from Moody’s Investors Service, Inc., or (ii) that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof, (f) investments by a Loan Party in a Loan Party, and (g) any investments received in compromise or resolution of (A) obligations of trade creditors, franchisees or customers that are accounts receivable of a Loan Party, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor, franchisee or customer or (B) litigation, arbitration or other disputes with Persons who are not Affiliates.

7.5 Loans.

Make advances, loans or extensions of credit to any Person (other than another Loan Party), including, without limitation, any Parent, Subsidiary or Affiliate except with respect to (a) the existing advances, loans and extensions of credit set forth on Schedule 7.5 attached hereto and made a part hereof, (b) the extension of commercial trade credit in connection with the sale of Inventory in the ordinary course of its business, (c) to the extent set forth in the Budget, loans and advances to employees in the ordinary course of business for travel-related, relocation, meal and entertainment expenses not to exceed the aggregate amount of $50,000.00 at any time outstanding, (d) to the extent set forth in the Budget, loans and advances in accordance with past practices to RMI to reimburse RMI for the Expenses (as defined in the Management Services Agreement) and other miscellaneous and necessary operating expenses incurred by RMI in connection with its performance of its obligations under the Management Services Agreement (as such agreement exists on the Closing Date, a complete copy of which has been provided to the Agent and the Lenders) and (e) to the extent set forth in the Budget, loans to SCL and its Subsidiaries not to exceed the aggregate amount of $4,000,000.00 to be used by SCL and its Subsidiaries to repay outstanding Indebtedness and for working capital and other general corporate purposes so long as all Indebtedness owing by SCL and its Subsidiaries to the Loan Parties shall be evidenced by a note reasonably acceptable to the Required Lenders and pledged to the Agent to secure the Obligations.

7.6 Capital Expenditures.

Make or incur any Capital Expenditure or commitments for Capital Expenditures (including capitalized leases) except as provided in the Budget (with such variances as are permitted under Section 7.21).

7.7 Dividends.

Declare, pay or make any dividend or distribution on any shares of the common stock or preferred stock or other equity interest, as the case may be, of any Loan Party (other than dividends or distributions payable in stock or other equity interest, as the case may be, or split-ups, or reclassifications of its stock or cash or other dividends paid by any Subsidiary of Radnor to (i) Radnor or (ii) any Subsidiary of Radnor that is a Loan Party), or apply any of its funds, property or assets to the purchase, redemption or other retirement of any common or preferred stock or other equity interest, as the case may be, or of any options to purchase or acquire any such shares of common or preferred stock or other equity interest, as the case may be, of any Loan Party. In addition, the Loan Parties shall not permit their Subsidiaries (other than StyroChem Finland Oy) to enter into or otherwise be bound by any agreement prohibiting or restricting the payment of dividends to a Loan Party.

7.8 Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness (exclusive of trade debt) except in respect of:

(a) Indebtedness existing on the Closing Date and set forth on Schedule 7.8 (including any extensions, renewals or refinancings thereof), provided that there is no material change in the material terms thereof and the principal amount of such Indebtedness shall not be increased to an amount greater than the amount outstanding on the Closing Date without the prior written consent of the Required Lenders;

(b) Indebtedness to the Funding Agent, the Lenders and the Issuer under or pursuant to this Agreement or the Other Documents;

(c) Indebtedness incurred for Capital Expenditures permitted under Section 7.6 hereof;

(d) Indebtedness as permitted under Section 7.3 hereof; and

(e) Indebtedness of any Loan Party to any other Loan Party or of SCL to any Loan Party, in each case to the extent the loan pursuant to which such Indebtedness is created is permitted under Section 7.5 hereof.

7.9 Nature of Business.

Substantially change the nature of the business in which it is currently engaged, nor, except as specifically permitted hereby purchase or invest, directly or indirectly, in any assets or property other than in the ordinary course of business or other than those which are useful in, necessary for and are to be used in its business, as presently conducted.

7.10 Transactions with Affiliates.

Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise enter into any transaction with, any Affiliate, except transactions in the ordinary course of business or pursuant to the Sale Order (as defined in Section 8.2(j) hereof), in each case on an arm’s length basis on terms no less favorable than terms which would have been obtainable from a Person other than an Affiliate; provided, however, so long as no Default or Event of Default shall exist immediately prior to or after giving effect to such payments, this Section 7.10 shall not prohibit any payments or advances to RMI permitted by Section 7.5(d) or any other loans, investments or dividends that are permitted under Sections 7.4, 7.5 or 7.7 hereof.

7.11 Leases.

Enter as lessee into any lease arrangement for real or personal property except in the ordinary course of business and in accordance with the Budget (unless capitalized and permitted under Section 7.6 hereof).

7.12 Subsidiaries.

(a) Form any Subsidiary; or

(b) Enter into any partnership, joint venture or similar agreement.

7.13 Fiscal Year and Accounting Changes.

Change its fiscal year from the last Friday in December in any calendar year or make any material change (i) in accounting treatment and reporting practices (provided, that Radnor may elect to deregister with the Securities and Exchange Commission) except as required by GAAP or as caused by virtue of the filing of the Cases or (ii) in tax reporting treatment except as required or permitted by law.

7.14 Pledge of Credit.

Subject to Section 7.4 hereof, now or hereafter pledge the Agent’s or any Lender’s credit on any purchase or for any purpose whatsoever or use any portion of any Advance in or for any business other than such Borrower’s business as conducted on the date of this Agreement.

7.15 Amendment of Articles of Incorporation, By-Laws, Certificate of Limited Partnership, Limited Partnership Agreement, Articles of Organization, Operating Agreement, Etc.

Amend, modify or waive any material term or material provision of its Articles of Incorporation, By-Laws, Certificate of Limited Partnership, Limited Partnership Agreement, Certificate of Formation, Operating Agreement or other organizational documents which amendment, modification or waiver would reasonably be considered material and adverse to the Funding Agent, the Agent or the Lenders, unless required by law.

7.16 Compliance with ERISA.

(i) (x) Maintain, or permit any member of the Controlled Group to maintain, or (y) become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any Plan, other than those Plans disclosed on Schedule 5.8 (c), (ii) engage, or permit any member of the Controlled Group to engage, in any non-exempt “prohibited transaction”, as that term is defined in Section 406 of ERISA and Section 4975 of the Code, (iii) incur, or permit any member of the Controlled Group to incur, any “accumulated funding deficiency”, as that term is defined in Section 302 of ERISA or Section 412 of the Code, (iv) terminate, or permit any member of the Controlled Group to terminate, any Plan where such event could result in any liability of any Loan Party or any member of the Controlled Group or the imposition of a lien on the property of any Loan Party or any member of the Controlled Group pursuant to Section 4068 of ERISA, (v) assume, or permit any member of the Controlled Group to assume, any obligation to contribute to any Multiemployer Plan not disclosed on Schedule 5.8(c), (vi) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan; (vii) fail promptly to notify the Agent of the occurrence of any Termination Event, (viii) fail to comply, or permit a member of the Controlled Group to fail to comply, with the requirements of ERISA or the Code or other applicable laws in respect of any Plan, (ix) fail to meet, or permit any member of the Controlled Group to fail to meet, all minimum funding requirements under ERISA or the Code or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect of any Plan.

7.17 Prepayment of Indebtedness.

At any time, directly or indirectly, prepay any Indebtedness or repurchase, redeem, retire or otherwise acquire any Indebtedness of any Loan Party, except for the prepayment, repurchase, redemption, retirement or acquisition of (a) any Indebtedness of any Loan Party owed to the Funding Agent or the Lenders pursuant to this Agreement or the Other Documents; (b) any Indebtedness of any Loan Party owed to another Loan Party; (c) in connection with a refinancing of such Indebtedness permitted under this Agreement or (d) subject to Section 17.20, the Prepetition Term Loan with the proceeds of Prepetition Term Loan Collateral.

7.18 Obtaining Credit.

Seek authority to obtain credit pursuant to the provisions of Section 364(c) or (d) of the Bankruptcy Code.

7.19 Inactive Subsidiaries.

Permit any of RAMI, RII, RI2I, RD2I, RI3I, RIL and BHI to become operating entities or hold material assets.

7.20 Reorganization Plan or Sale.

File or support a proposed Reorganization Plan, or request the Bankruptcy Court to approve a sale of substantially all of the Loan Parties’ assets that does not provide for payment in full in cash of all Obligations to the Funding Agent, the Agent, the Lenders or the Issuer upon the effective date of such Reorganization Plan or closing of any such sale, subject solely to such reservations of rights as may be expressly set forth in the Financing Orders.

7.21 Budget.

(a) Make expenditures (other than Operational Expenditures and Bankruptcy Vendor Expenditures), both as to amount and usage, except in accordance with the Budget, by week, plus or minus ten percent (10%) per line item, with aggregate unused amounts in any week being able to be carried forward within such line item for up to four (4) weeks. However, in no event shall aggregate expenditures exceed the amount of the Budget.

(b) Make expenditures for “Operation Expenditures” as labeled in the Budget (“Operational Expenditures”), both as to amount and usage, except to the extent that aggregate Operational Expenditures in any week do not exceed the amount set forth in the Budget, plus the amount by which aggregate Operational Expenditures for the immediately preceding four week period (or such shorter period as is applicable during the first four weeks following the Closing Date) are less than the aggregate amounts provided for in the Budget.

(c) Make expenditures for “Bankruptcy Vendor Payments” as labeled in the Budget (collectively, “Bankruptcy Vendor Expenditures”), both as to amount and usage, except to the extent that Bankruptcy Vendor Expenditures in any week per line item do not exceed the budgeted amount for such line item, plus the amount by which aggregate Bankruptcy Vendor Expenditures for such line item for the period from the Petition Date through the immediately preceding week are less than the aggregate amounts (from the Petition Date through the immediately preceding week) provided for in the Budget for such line item.

VIII. CONDITIONS PRECEDENT.

8.1 Conditions to Initial Advances.

The agreement of the Lenders to make the initial Advances requested to be made on the Closing Date is subject to the satisfaction, or waiver by the Lenders, immediately prior to or concurrently with the making of such Advances, of the following conditions precedent:

(a) Notes. The Agent shall have received the Notes duly executed and delivered by an authorized officer of each Borrower;

(b) Bankruptcy Matters.

(i) The Borrowers and Guarantors shall have commenced voluntary Chapter 11 Cases of the Bankruptcy Code with the Bankruptcy Court;

(ii) No trustee or examiner with expanded powers relating to the operation of the business of the Borrowers or the Guarantors shall have been appointed with respect to any Borrower on Guarantor of their respective business, properties or assets, including without limitation, the Collateral and any other property which is security to the Obligations; and

(iii) The Borrowers and the Guarantors shall have complied in full with the notice and all other requirements as provided for under the Interim Financing Order.

(c) Interim Financing Order. At the time of the making of the initial Advance, the Funding Agent, the Agent and the Lenders shall have received satisfactory evidence of the entry of the Interim Financing Order which Interim Financing Order (i) shall be in form and substance satisfactory to the Funding Agent, the Agent and each Lender in the Funding Agent’s and the Agent’s and such Lender’s sole discretion, (ii) shall have been entered by the Bankruptcy Court not later than three (3) days following the Petition Date, (iii) shall be in full force and effect and shall not have been vacated, stayed, reversed, modified or amended in any respect without the express written consent of the Funding Agent, the Agent, and the Lenders; and, if the Interim Financing Order is the subject of a pending appeal in any respect, neither the making of such Advance, nor the performance by the Borrowers or any of the Guarantors of any of their respective obligations hereunder or under this Agreement, the Other Documents or under any other instrument or agreement referred to herein shall be the subject of a presently effective stay pending appeal and (iv) except as otherwise consented by the Funding Agent, the Agent and the Lenders, no application or motion shall have been made to the Bankruptcy Court for any stay, modification, or amendment to the Interim Financing Order and no stay or motion for stay with respect to the Interim Financing Order shall have been entered or made. The Interim Financing Order shall contain findings, subject to any reservation of rights for non-debtor parties in the Bankruptcy Court as may be set forth thereon (and in any event subject to the Carve-Out Expenses), that the Existing First Lien Indebtedness is due and owing and not subject to any defense, counterclaim or setoff, that the Liens and security interests securing the Existing First Lien Indebtedness are valid and duly perfected, and that any challenge by third parties must be made within thirty (30) days of the Petition Date or, in the case of any challenge being brought by the official creditors’ committee appointed in the Cases, thirty days after the appointment of such committee, or be forever barred;

(d) First Day Orders. All of the “first day orders” entered by the Bankruptcy Court at the time of the commencement of the Cases shall be reasonably satisfactory in form and substance to the Funding Agent, the Agent and each Lender;

(e) Corporate Proceedings of Loan Parties. The Agent shall have received a copy of the resolutions in form and substance reasonably satisfactory to the Agent, of the board of directors, partners, managers or members, as the case may be, of each Loan Party authorizing (i) the execution, delivery and performance of this Agreement, the Notes, and any related agreements to which such Loan Party is a party, and (ii) the granting by each Loan Party of the security interests in and Liens upon the Collateral in each case certified by the Secretary of each Loan Party (or the General Partner of each Loan Party that is a limited partnership) as of the Closing Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

(f) Incumbency Certificates of Loan Parties. The Agent shall have received a certificate of the Secretary or an Assistant Secretary of each Loan Party or the General Partner of each Loan Party that is a limited partnership, dated the Closing Date, as to the incumbency and signature of the officers of each Loan Party or such General Partner of such Loan Party executing this Agreement, any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such Secretary;

(g) Certificates. The Agent shall have received a copy of the Articles or Certificate of Incorporation, Certificate of Limited Partnership or Certificate of Formation, as the case may be, of each Loan Party, together with all amendments thereto, certified by the Secretary of State or other appropriate official of such entity’s jurisdiction of incorporation or formation, as the case may be, together with copies of the By-Laws, Partnership Agreement or Operating Agreement, as the case may be, of each Loan Party, all agreements of each Loan Party’s shareholders, partners or members, as the case may be, certified as accurate and complete by the Secretary of each Loan Party or the General Partner of each Loan Party that is a limited partnership, as the case may be.

(h) Good Standing and Tax Lien Certificates. The Lender shall have received copies of good standing and, to the extent available, tax lien certificates, or similar certifications, as applicable, for each Loan Party dated not more than sixty (60) days prior to the Closing Date, issued by the Secretary of State, Department of Revenue or other appropriate official of each such entity’s jurisdiction of incorporation or formation, as the case may be, and each jurisdiction where the conduct of each entity’s business activities or the ownership of each such entity’s properties necessitates qualification;

(i) Legal Opinion. The Agent shall have received the executed legal opinion of Skadden, Arps, Slate, Meagher & Flom LLP and local counsel opinions, if applicable, in form and substance satisfactory to the Agent which shall cover such matters incident to the transactions contemplated by this Agreement, the Notes, and related agreements as the Agent may reasonably require and each Loan Party hereby authorizes and directs such counsel to deliver such opinion to the Funding Agent, the Agent and the Lenders;

(j) No Litigation. (i) No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened against any Loan Party or against the officers, directors or managers of any Loan Party, (A) in connection with the Other Documents or any of the transactions contemplated thereby and which, in the reasonable opinion of the Agent, is deemed material or (B) which could, in the reasonable opinion of the Agent, have a Material Adverse Effect; and (ii) no injunction, writ, restraining order, stay pending appeal or other order of any nature materially adverse to any Loan Party or the conduct of its business or inconsistent with the due consummation of the transactions contemplated by this Agreement shall have been issued by any Governmental Body;

(k) Fees and Expenses. The Funding Agent and the Agent shall have received all fees payable to the Funding Agent, the Agent and the Lenders on or prior to the Closing Date pursuant to Article III hereof, and the Borrowers shall have paid all costs and expenses due and payable under this Agreement (including, without limitation, the fees and disbursements of Thorp Reed & Armstrong LLP and Kirkland & Ellis LLP) as of the Closing Date;

(l) Budget. The Agent shall have received in form and substance satisfactory to the Agent and each Lender, the Budget.

(m) Insurance. The Agent shall have received in form and substance satisfactory to the Agent, certificates of insurance for the Loan Parties’ casualty insurance policies, together with loss payable endorsements on the Agent’s standard form of loss payee endorsement naming the Agent as lender loss payee with respect to the Collateral, and certificates of insurance for the Loan Parties’ liability insurance policies, together with endorsements naming the Agent as an additional insured;

(n) Collection Accounts. The Agent shall have received the duly executed (i) Blocked Account Agreements, (ii) Lockbox Agreements, (iii) Deposit Account Agreements or other agreements establishing the Collection Accounts with financial institutions acceptable to the Agent for the collection or servicing of the Receivables and proceeds of the Collateral and evidence satisfactory to the Agent that the Borrowers have directed all Customers to remit payments to the Collection Accounts;

(o) Funding Account. The Funding Account shall have been established by the Agent with National City Bank or such other financial institution acceptable to the Funding Agent.

(p) Consents. The Agent shall have received any and all Consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the Other Documents; and, such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as the Agent and its counsel shall deem necessary;

(q) Environmental Reports. The Agent shall have received in form and substance satisfactory to the Agent, at the Borrowers’ sole cost, a Phase I Environmental Assessment with respect to each of the Mortgaged Premises and the results of such Phase I Environmental Assessment shall be satisfactory to the Agent in its sole and absolute discretion. The Loan Parties shall also provide or perform any and all subsequent reports or any and all subsequent actions which may be determined by the Agent to be necessary based upon the results of the Phase I Environmental Assessments, whether prior to or following the Closing Date;

(r) Guarantees and Other Documents. The Agent shall have received the executed (i) Guarantees and (ii) Other Documents, all in form and substance satisfactory to the Agent and the Lenders;

(s) Pledge Agreement. The Agent shall have received in form and substance satisfactory to the Agent and the Lender (i) the Pledge Agreement, (ii) copies of the certificates evidencing the Subsidiary Stock (with the originals to follow within one (1) Business Day), and (iii) transfer powers executed in blank with respect to each such certificate representing Subsidiary Stock.

(t) Closing Certificate. The Agent shall have received a closing certificate signed by the Chief Financial Officer (or other authorized signatory satisfactory to the Agent) of each Loan Party, dated as of the date hereof, stating that (i) all representations and warranties set forth in this Agreement and the Other Documents to which such Loan Party is a party are true and correct in all material respects on and as of such date, (ii) the Loan Parties are on such date in compliance with all the terms and provisions set forth in this Agreement and the Other Documents, as the case may be, and (iii) on such date no Default or Event of Default has occurred or is continuing;

(u) Intellectual Property Security Agreement. The Agent shall have received in form and substance satisfactory to the Agent (i) an executed Intellectual Property Security Agreement, and (ii) all notices and powers of attorney with respect thereto;

(v) Other. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Funding Agent, the Agent and their counsel in their reasonable discretion.

8.2 Conditions to Each Advance.

The agreement of the Lenders to make any Advance requested to be made on any date (including, without limitation, the initial Advance), is subject to the satisfaction of the following conditions precedent as of the date such Advance is made.

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to this Agreement and any related agreements to which it is a party, as the case may be, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement or any related agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date.

(b) Financing Orders. The Financing Orders shall be in full force and effect and shall not have been stayed, reversed, modified or amended in any respect without the prior written consent of the Funding Agent, the Agent, and the Required Lenders, provided, that at the time of the making of any Advance the aggregate amount of which, when added to the sum of the principal amount of all Advances then outstanding would exceed the amount authorized by the Interim Financing Order (collectively, the “Additional Credit”), the Funding Agent, the Agent and each of the Lenders shall have received satisfactory evidence of the entry of the Final Financing Order, which, in any event, shall have been executed and delivered and entered by the Bankruptcy Court no later than thirty (30) days after the Petition Date and must become a final, non-appealable order by the fortieth (40th) day after the entry of the Interim Financing Order, and at the time of the extension of any Additional Credit the Final Financing Order shall be in full force and effect, and shall not have been vacated, stayed, reversed, modified or amended in any respect without the prior written consent of the Funding Agent, the Agent and the Required Lenders; and if either the Interim Financing Order or the Final Financing Order is the subject of a pending appeal in any respect, neither the making of the Advances nor the performance by the Borrowers or any Guarantor of any of their respective obligations under this Agreement or any of the Other Documents shall be the subject of a presently effective stay pending appeal.

(c) Investment Banker. For each Advance made on or after the third day following the Petition Date, the Loan Parties shall have filed a motion with the Bankruptcy Court requesting entry of an Order permitting the retention of an investment banker, which investment banker shall be satisfactory to the Agent and the Required Lenders (the “Investment Banker”). Lehman Brothers, Inc. shall be deemed to be acceptable to the Agent and the Required Lenders.

(d) Order Approving Investment Banker. For each Advance made on or after the fifteenth day following the Petition Date, the Bankruptcy Court shall have entered a Final Order approving the retention of the Investment Banker.

(e) Solicitation of Purchasers. For each Advance made on or after the fifth day following the Petition Date, the Investment Banker shall have transmitted information to potential purchasers of substantially all of the Loan Parties’ assets.

(f) Leasehold and Similar Agreements. For each Advance made on or after the thirtieth day following the Petition Date, the Agent shall be satisfied that the Borrowers shall have used commercially reasonable efforts to obtain landlord, mortgagee, warehouseman, consignment, processing or similar agreements satisfactory to the Agent with respect to all premises leased by the Loan Parties and at which Inventory is located as set forth on Schedule 4.5 to the extent requested by the Agent;

(g) Mortgage Documents. For each Advance made on or after the thirtieth day following the Petition Date, unless the Agent, in its discretion, has extended the required delivery date therefor, the Agent shall have received in form and substance satisfactory to the

Agent (i) the executed Mortgages, (ii) the executed Lease Assignments, and (iii) the executed Environmental Indemnity. To the extent requested by the Agent, the Borrowers shall use their commercially reasonable efforts to deliver to the Agent ALTA surveys for each of the Mortgaged Premises in form and substance satisfactory to the Agent as promptly as practicable after the Agent’s request therefor.

(h) Sale Motion. For each Advance made on or after the third day following the Petition Date, the Loan Parties shall have filed a motion for approval of the sale of substantially all of the assets of the Loan Parties, with TR Acquisition Co. Inc. or another party reasonably acceptable to the Agent and each Lender as a stalking horse bidder (the “Stalking Horse Bidder”) (which stalking horse bid may be subject to financing and due diligence contingencies up to the bid deadline under the bid procedures), under terms by which the Net Proceeds will be sufficient to repay in full all the Obligations at the closing of such transaction which shall be reasonably satisfactory in form and substance to Agent and the Required Lenders (the “Sale Motion”), subject to higher and better offers pursuant to the Bid Procedures Order (the “Stalking Horse Bid”). The Agent and the Lenders acknowledge that the Asset Purchase Agreement, dated as of August 21, 2006, among TR Acquisition Co., Inc., Radnor and each of Radnor’s Subsidiaries party thereto is reasonably satisfactory in form and substance.

(i) Bidding Procedures. For each Advance made on or after the thirtieth day following the Petition Date, the Bankruptcy Court shall have entered an order approving the Stalking Horse Bidder and the bid and auction procedures for the sale of substantially all of the Loan Parties’ assets, in whole or in part, which bid and auction procedures shall be reasonably satisfactory to the Agent and the Required Lenders, which Order shall not be subject to a stay pending appeal (the “Bid Procedures Order”). The Bid Procedures Order (or another order entered contemporaneously therewith) may set forth any reasonable and customary “Break-up Fee” or other Bid Protections required to be approved.

(j) Sale of Substantially All of the Loan Parties’ Assets. For each Advance made on or after the sixtieth day following the Petition Date, an auction shall have commenced pursuant to the Bid Procedures Order (the “Auction”). For each Advance made on or after the sixty-fifth day following the Petition Date, an order reasonably satisfactory in form and substance to the Agent and the Required Lenders (the “Sale Order”) shall have been entered by the Bankruptcy Court approving a sale pursuant to the Bid Procedures Order and the Auction, which shall provide sufficient funds to pay in full the Obligations in cash, which Sale Order shall not have been vacated, stayed, reversed, modified or amended in any respect without the prior written consent of the Agent and the Required Lenders; and if the Sale Order is the subject of a pending appeal in any respect, neither the sale nor the performance by the Borrowers or any Guarantor of any of their respective obligations with respect to such sale shall be the subject of a presently effective stay pending appeal.

(k) No Default. No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date; provided, however that, the Agent, in its sole discretion, may continue to make Advances notwithstanding the existence of an Event of Default or Default and that any Advances so made shall not be deemed a waiver of any such Event of Default or Default.

(l) Maximum Advances. Subject to the terms of Section 17.2(b), in the case of any Advances requested to be made, after giving effect thereto, the aggregate Advances shall not exceed the maximum amount of Advances permitted under Section 2.1 hereof.

(m) Minimum Funding Amount. The Minimum Funding Amount shall be on deposit in immediately available funds in the Funding Account.

Each request for an Advance by the Borrowing Agent hereunder shall constitute a representation and warranty by each Loan Party as of the date of such Advance that the conditions contained in this subsection shall have been satisfied.

IX. INFORMATION AS TO THE LOAN PARTIES.

Each Borrower shall, on behalf of itself and the other Loan Parties, until satisfaction in full of the Obligations and the termination of this Agreement:

9.1 Disclosure of Material Matters.

Immediately upon learning thereof, report to the Agent all matters materially affecting the value, enforceability or collectibility of any portion of the Collateral including, without limitation, any Loan Party’s reclamation or repossession of, or the return to any Loan Party of, a material amount of goods or material claims or material disputes asserted by any Customer or other obligor.

9.2 Schedules.

Deliver to the Agent on or before the fifteenth (15th) day following the fiscal month end as and for the prior fiscal month (a) accounts receivable agings of the Borrowers (reconciled to the general ledger), and (b) post-petition accounts payable schedules of the Borrowers (reconciled to the general ledger). Deliver to the Agent daily, a report of Borrowers’ Inventory which shall reflect a notation that “Inventory” is reported as follows: (i) finished goods, raw materials and work in process are reported at standard; and (ii) inventory variances from standard for raw materials and finished goods, net realizable value reserves and inbound in-transit product and in-transit product between plants will continue to be reported on a monthly basis. In addition, each Borrower shall deliver to the Agent on or before the first (1st) Business Day of each Week as and for the prior Week a report (which shall be calculated as of the last day of the prior Week and which shall not be binding upon the Agent or restrictive of the Agent’s rights under this Agreement) reflecting all activity (sales, collections, credits, etc.) impacting the accounts of the Borrowers for all Business Days of the immediately preceding Week. In addition, each Borrower will deliver to the Agent at such intervals as the Agent may reasonably require: (i) confirmatory assignment schedules, (ii) copies of Customer’s invoices, (iii) evidence of shipment or delivery, and (iv) such further schedules, documents and/or information regarding the Collateral as the Agent may require including, without limitation, trial balances and test verifications. The Agent shall have the right to confirm and verify all Receivables by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its interests hereunder. The items to be provided under this Section 9.2 are to be in form satisfactory to the Agent and executed by each applicable Borrower and delivered to the Agent from time to time solely for the Agent’s convenience in maintaining records of the Collateral, and any Borrower’s failure to deliver any of such items to the Agent shall not affect, terminate, modify or otherwise limit the Agent’s Lien with respect to the Collateral.

9.3 Litigation.

Promptly notify the Agent in writing of any adversary proceeding, contested matter or administrative proceeding affecting any Loan Party, whether or not the claim is covered by insurance, and of any adversary proceeding, contested matter or administrative proceeding, which in any such case could reasonably be expected to have a Material Adverse Effect.

9.4 Material Occurrences.

Promptly, but in any event no later than five (5) days after such occurrence, notify the Agent in writing upon the occurrence of (a) any Event of Default or Default; (b) any event, development or circumstance whereby any financial statements or other reports furnished to the Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of Radnor and its Subsidiaries on a consolidated basis as of the date of such statements; (c) any accumulated retirement plan funding deficiency which, if such deficiency continued for two (2) plan years and was not corrected as provided in Section 4971 of the Code, could subject any Loan Party to a tax imposed by Section 4971 of the Code; (d) each and every default by any Loan Party which would reasonably be expected to result in the acceleration of the maturity of any Indebtedness incurred after the Petition Date which individually, or in the aggregate, is in excess of Five Hundred Thousand and 00/100 Dollars ($500,000.00), including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness; and (e) any other development in the business or affairs of any Loan Party which could reasonably be expected to have a Material Adverse Effect; in each case, to the extent permitted by applicable law, describing the nature thereof and the action the Loan Parties propose to take with respect thereto.

9.5 Government Receivables.

Notify the Agent immediately if any of its Receivables arise out of contracts between any Borrower and the United States, any state, or any department, agency or instrumentality of any of them.

9.6 Reserved.

9.7 Reserved.

9.8 Monthly Financial Statements.

Furnish the Agent within four (4) weeks after the end of each fiscal month, an unaudited balance sheet of Radnor and its Subsidiaries on a consolidated and consolidating basis and unaudited statements of income and cash flow of Radnor and its Subsidiaries on a consolidated and consolidating basis reflecting results of operations from the beginning of the fiscal year to the end of such month and for such month, prepared on a basis consistent with prior practices (subject to changes caused by virtue of the filing of the Cases) and complete and correct in all material respects, subject to normal and recurring year end adjustments that individually and in the aggregate are not material to the business of Radnor and its Subsidiaries; provided however that the Borrowers shall furnish the Agent within seventeen (17) days after the end of each fiscal month draft copies of such unaudited balance sheet for such month. The reports shall be accompanied by a certificate of either Radnor’s Chief Financial Officer, Chief Executive Officer or Treasurer which shall state that, based on an examination sufficient to permit him to make an informed statement, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Radnor with respect to such event.

9.9 Other Reports.

Furnish the Agent (a) all material written diligence materials provided by the Loan Parties and their advisors to potential purchasers of substantially all of the Loan Parties’ assets when provided to such potential purchasers, or promptly thereafter, (b) all material written diligence information and materials provided by the Loan Parties and their advisors to Tennenbaum when provided to Tennenbaum, or promptly thereafter, (c) continued access to the Loan Parties’ electronic data room, (d) at the Agent’s request, weekly teleconference updates with the Loan Parties’ Investment Banker as to the then-current status of the sale process and (e) as soon as available, but in any event within fifteen (15) days after the filing thereof, with copies of such financial statements, proxy statements, registration statements, reports and returns as each Loan Party is or may be required to file with the United States Securities Exchange Commission or any State Securities Commission, or the Office of the United States Trustee.

9.10 Additional Information.

Furnish the Agent with such additional information as the Agent shall reasonably request in order to enable the Agent to determine whether the terms, covenants, provisions and conditions of this Agreement and the Notes have been complied with by the Loan Parties including, without limitation and without the necessity of any request by the Agent, (a) copies of all environmental audits and reviews, (b) at least thirty (30) days prior thereto, notice of any Loan Party’s opening of any new place of business or any Loan Party’s closing of any existing place of business, and (c) promptly upon any Loan Party’s learning thereof, notice of any material labor dispute to which any Loan Party may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which any Loan Party is a party or by which any Loan Party is bound.

9.11 Weekly Reporting.

Furnish the Agent and the Lenders with a Budget Compliance Certificate containing the weekly reporting of cash flow tracking against the Budget by 5:00 p.m. (Cleveland, Ohio time) on the first Business Day of each week for the preceding week.

9.12 Notice of Suits, Adverse Events.

Furnish the Agent with prompt notice of (i) any lapse or other termination of any Consent issued to any Loan Party by any Governmental Body or any other Person that is material to the operation of any Loan Party’s business, (ii) any refusal by any Governmental Body or any other Person to renew or extend any such Consent; (iii) copies of any periodic or special reports filed by any Loan Party with any Governmental Body or Person, if such reports indicate any material change in the business, operations, affairs or condition of any Loan Party, or if copies thereof are requested by the Lender, and (iv) copies of any material notices and other material communications from any Governmental Body which specifically relate to any Loan Party.

9.13 ERISA Notices and Requests.

Furnish the Agent with immediate written notice in the event that (i) any Loan Party or any member of the Controlled Group knows or has reason to know that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which such Loan Party or any member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto, (ii) any Loan Party or any member of the Controlled Group knows or has reason to know that a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred together with a written statement describing such transaction and the action which such Loan Party or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (iii) a funding waiver request has been filed with respect to any Plan together with all communications received by any Loan Party or any member of the Controlled Group with respect to such request, (iv) any increase in the benefits of any existing Plan or the establishment of any new Plan or the commencement of contributions to any Plan to which any Loan Party or any member of the Controlled Group was not previously contributing shall occur, (v) any Loan Party or any member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Plan or to have a trustee appointed to administer a Plan, together with copies of each such notice, (vi) any Loan Party or any member of the Controlled Group shall receive any favorable or unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Code, together with copies of each such letter; (vii) any Loan Party or any member of the Controlled Group shall receive a notice regarding the imposition of withdrawal liability, together with copies of each such notice; (viii) any Loan Party or any member of the Controlled Group shall fail to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or payment; (ix) any Loan Party or any member of the Controlled Group knows that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan.

9.14 Additional Documents.

Execute and deliver to the Funding Agent and the Agent, upon request, such documents and agreements as the Funding Agent or the Agent may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.

X. EVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

10.1 Payment of Obligations.

Failure by any Borrower to pay any principal or interest on the Obligations when due, whether at maturity or by reason of acceleration pursuant to the terms of this Agreement, or by required prepayment or failure to pay any other liabilities or make any other payment, fee or charge provided for herein when due or in any Other Document.

10.2 Misrepresentations.

Any representation or warranty made by any Loan Party in this Agreement or any related agreement or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith, as the case may be, shall prove to have been misleading in any material respect on the date when made or deemed to have been made.

10.3 Failure to Furnish Information.

Failure by any Loan Party to (i) furnish financial information required to be provided hereunder when due, (ii) furnish financial information requested by the Agent or any Lender within ten (10) days after such information is requested, or (iii) permit the inspection of its books or records.

10.4 Liens Against Assets.

Issuance of a notice of Lien (other than Permitted Encumbrances), levy, assessment, injunction or attachment against a material portion of any Loan Party’s property which is not stayed or lifted within ten (10) days.

10.5 Breach of Covenants.

(i) Except as otherwise provided for in Sections 10.1 and 10.3, failure or neglect of any Loan Party to perform, keep or observe any term, provision, condition, covenant herein contained (other than those in Sections 4.7, 4.14, 4.16, 4.18 or 6.3 hereof), or contained in any other agreement or arrangement, now or hereafter entered into between any Loan Party and the Funding Agent, the Agent or any Lender relating to the Obligations; or (ii) failure or neglect of any Loan Party to perform, keep or observe any term, provision, condition, covenant herein contained in Sections 4.7, 4.14, 4.16, 4.18 or 6.3 hereof and such failure shall continue for ten (10) days from the occurrence of such failure or neglect.

10.6 Judgment.

Any judgment is rendered or judgment lien is filed against any Loan Party for any post-petition obligation in an amount (to the extent not covered by insurance to which the insurance provider has not contested coverage) in excess of One Hundred Thousand and 00/100 Dollars ($100,000.00); or any judgment or judgments for any post-petition obligation are rendered or judgment liens filed against the Loan Parties taken as a whole for an aggregate amount in excess of Five Hundred Thousand and 00/100 Dollars ($500,000.00) which within ten (10) days of such rendering or filing is not either appealed, satisfied, stayed or discharged of record.

10.7 Reserved.

10.8 Reserved.

10.9 Bankruptcy; Insolvency.

SCL shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) admit in writing its inability, or be generally unable to pay its debts as they become due or cease operations of its present business, (iv) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing.

10.10 Material Adverse Effect.

Any change in any Loan Party’s condition or affairs (financial or otherwise) which in the Agent’s reasonable opinion has a Material Adverse Effect.

10.11 Loss of Priority Lien.

Any Lien created hereunder or provided for hereby or under any related agreement for any reason ceases to be or is not a valid and perfected Lien having the priority contemplated herein and in the Financing Orders.

10.12 Breach of Material Agreements.

A default of the obligations of any Loan Party under any other material agreement to which it is a party shall occur which materially and adversely affects its condition, affairs or prospects (financial or otherwise) which default is not cured within any applicable cure period.

10.13 Cross Default; Cross Acceleration.

Any Loan Party shall (a) default in any payment of principal of or interest on any Indebtedness arising after the Petition Date that individually, or in the aggregate, is in excess of Five Hundred Thousand and 00/100 Dollars ($500,000.00) beyond any period of grace with respect to such payment or (b) default in the observance of any other covenant, term or condition contained in any agreement or instrument pursuant to which such Indebtedness that individually, or in the aggregate, is in excess of One Million and 00/100 Dollars ($1,000,000.00) is created, secured or evidenced, if the effect of such default is to cause the acceleration of any such Indebtedness (whether or not such right shall have been waived).

10.14 Termination of Guaranty.

Termination or breach of any Guaranty or similar agreement executed and delivered to the Agent in connection with the Obligations of any Loan Party, or if any Guarantor attempts to terminate, challenges the validity of, or its liability under, any such Guaranty or similar agreement.

10.15 Change of Control.

Any Change of Control shall occur.

10.16 Invalidity of Credit Agreement.

Any material provision of this Agreement or any Other Document shall, for any reason, cease to be valid and binding on any Loan Party, or any Loan Party shall so claim in writing to the Agent.

10.17 Loss of Material Intellectual Property.

(i) Any Governmental Body shall (A) revoke, terminate, suspend or adversely modify any license, permit, patent, trademark or tradename of any Loan Party material to the continuation of any Loan Party’s business, or (B) commence proceedings to suspend, revoke, terminate or adversely modify any such license, permit, trademark, tradename or patent and such proceedings shall not be dismissed or discharged within ten (10) days, or (C) schedule or conduct a hearing on the renewal of any license, permit, trademark, tradename or patent necessary for the continuation of any Loan Party’s business and the staff of such Governmental Body issues a report recommending the termination, revocation, suspension or material, adverse modification of such license, permit, trademark, tradename or patent; (ii) any agreement which is necessary or material to the operation of any Loan Party’s business shall be revoked or terminated and not replaced by a substitute acceptable to the Agent within ten (10) days after the date of such revocation or termination, and such revocation or termination and non-replacement would reasonably be expected to have a Material Adverse Effect;

10.18 Destruction of Collateral.

Any portion of the Collateral shall be seized or taken by a Governmental Body, or any Loan Party or the title and rights of any Loan Party shall have become the subject matter of litigation which might, in the reasonable opinion of the Agent, upon final determination, result in material impairment or loss of the security provided by this Agreement or the Other Documents.

10.19 Business Interruption.

The operations of any Loan Party’s manufacturing facility are interrupted at any time for more than ten (10) consecutive days, which interruption would reasonably be expected to have a Material Adverse Effect.

10.20 ERISA Events.

An event or condition specified in Sections 7.16 or 9.13 hereof shall occur or exist with respect to any Plan and, as a result of such event or condition, together with all other such events or conditions, any Loan Party or any member of the Controlled Group shall incur, or in the opinion of the Agent be reasonably likely to incur, a liability to a Plan or the PBGC (or both) which, in the reasonable judgment of the Agent, would have a Material Adverse Effect.

10.21 Pre-Petition Payments.

Except as permitted by the Financing Orders, the Borrowers or the Guarantors shall make any Pre-Petition Payment other than Pre-Petition Payments authorized by the Bankruptcy Court (x) in accordance with “first day” orders reasonably satisfactory to the Funding Agent, the Agent and each Lender, (y) in connection with the assumption of executory contracts and unexpired leases and (z) in respect of accrued payroll and related expenses and employee benefits as of the Petition Date.

10.22 Dismissal or Conversion of Cases.

Any of the Cases shall be dismissed or converted to a case under Chapter 7 of the Bankruptcy Code or any Borrower or any Guarantor shall file a motion or other pleading seeking the dismissal of any of the Cases under Section 1112 of the Bankruptcy Code or otherwise; a trustee under Chapter 7 or Chapter 11 of the Bankruptcy Code, a responsible officer or an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code shall be appointed in any of the Cases, or an application shall be filed by any Borrower or any Guarantor for the approval of any other Superpriority Claim (other than the Carve-Out Expenses) (to the extent that the security interests of the Agent may be subordinate to the payment of the Carve-Out Expenses under the terms of any Financing Order) in any of the Cases which is pari passu with or senior to the claims of the Agent and the Lenders against any Borrower or any Guarantor hereunder, or there shall arise or be granted any such pari passu or senior Superpriority Claim.

10.23 Relief from Stay.

The Bankruptcy Court shall enter an order or orders granting relief from the automatic stay applicable under Section 362 of the Bankruptcy Code to the holder or holders of any security interest to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) or repossession on any assets of the Borrower or any of the Guarantors which have a value in excess of One Hundred Thousand and 00/100 Dollars ($100,000.00) in the aggregate.

10.24 The Financing Orders.

(a) Any Borrower or Guarantor shall apply for authority to amend, supplement, stay, vacate or otherwise modify any of the Financing Orders without the consent of the Required Lenders and the Agent, and the Agent has sent notice of such default to Borrower.

(b) Any Financing Order shall be revoked, remanded, vacated, reversed, stayed, rescinded or shall cease to be in full force and effect, in each case without the consent of the Funding Agent or the Agent, modified or amended on appeal by any Bankruptcy Judge or District Court Judge or the Final Financing Order shall not have been entered within forty (40) days following entry of the Interim Financing Order.

10.25 Lien Challenge.

(a) Any Borrower or Guarantor shall support (in any such case by way of any motion or other pleading filed with the Bankruptcy Court or any other writing to another party-in-interest executed by or on behalf of any Borrower or Guarantor) any other Person’s opposition of, any motion made in the Bankruptcy Court by any Lender or Issuer seeking confirmation of the amount of such Lender’s or Issuer’s claim or the validity or enforceability of the Liens in favor of such Lender and Issuer or the Liens securing the Existing First Lien Indebtedness.

(b) Any Borrower or Guarantor shall seek to, or shall support (in any such case by way of any motion or other pleading filed with the Bankruptcy Court or any other writing to another party-in-interest executed by or on behalf of any Borrower or Guarantor) any other Person’s motion to disallow in whole or in part the claim of any Lender or Issuer (as such terms are used and defined in the Existing First Lien Credit and Security Agreement) in respect of the Existing First Lien Indebtedness or the claim of any Lender or Issuer in respect of the Obligations or to challenge the validity, perfection and enforceability of any of the Liens in favor of the Agent, the Pre-Petition Agent or any Lender or any of the Liens securing Existing First Lien Indebtedness.

10.26 Confirmation of Rejected Reorganization Plan.

Any Reorganization Plan that (i) the Agent and the Lenders reject, or (ii) fails to pay the Obligations indefeasibly in full in cash on the effective date of said Reorganization Plan is confirmed by the Bankruptcy Court.

10.27 Filing of Non Compliance Reorganization Plan or Sale Motion.

A plan of reorganization is filed by any party in interest or a motion for the sale of substantially all the assets of the Loan Parties which does not contemplate indefeasible payment in full in cash of the Obligations on the effective date of any such plan or upon the closing of such sale.

10.28 Withdrawal of Stalking Horse Bidder.

There ceases to be a Stalking Horse Bidder that provides for the payment in full in cash of the Obligations upon the closing of the purchase agreement by such Stalking Horse Bidder.

XI. LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.

11.1 Rights and Remedies.

Upon the occurrence of an Event of Default and at any time thereafter (such default not having previously been waived or cured), at the option of the Agent during the continuance of such event, and without further order of or application to the Bankruptcy Court, the Agent may, and at the request of the Required Lenders, shall, by notice to the Borrowers and their counsel (with a copy to (a) counsel for the statutory creditors’ committee appointed in the Cases, (b) counsel for the Pre-Petition Agent (until the First Lien Refinancing has been consummated), (c) Tennenbaum and (d) the United States Trustee for the Bankruptcy Court), take one or more of the following actions, at the same or different times (provided, that with respect to the enforcement of Liens or other remedies with respect to the Collateral under clause (iii) below, the Agent shall provide the Borrowers and their counsel (with a copy to counsel for the Official Creditors’ Committee in the Cases, to counsel for the Pre-Petition Agent (until the First Lien Refinancing has been consummated), Tennenbaum and to the United States Trustee for the Bankruptcy Court) with five (5) Business Days’ written notice prior to taking the action contemplated thereby and provided, further, that upon receipt of notice referred to in the immediately preceding clause with respect to any accounts referred to in Section 11.3, the Borrowers may continue to make ordinary course disbursements from such accounts but may not withdraw or disburse any other amounts from such accounts): (i) terminate or suspend forthwith the Commitment; (ii) declare the Advances or any portion thereof then outstanding to be forthwith due and payable (including requiring that the Loan Parties cash collateralize the reimbursement obligations with respect to outstanding Letters of Credit in an amount equal to 105% of the face amount of such Letters of Credit), whereupon the principal of such Advances together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Borrowers accrued hereunder and under any Other Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers and the Guarantors, anything contained herein or in any Other Document to the contrary notwithstanding; and (iii) exercise any and all remedies under this Agreement and the Other Documents and under applicable Law available to the Agent and the Lenders. Any payment received as a result of the exercise of remedies hereunder shall be applied in accordance with Section 11.5.

11.2 Agent’s Discretion.

The Agent shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies the Agent may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination will not in any way modify or affect any of the Agent’s, the Funding Agent’s, the Lenders’ or the Issuer’s rights hereunder.

11.3 Setoff.

In addition to any other rights which the Funding Agent, the Agent or any Lender may have under applicable law, upon the occurrence and during the continuance of an Event of Default hereunder and subject to the terms of the Financing Orders, the Funding Agent, the Agent or such Lender, including any branch, Subsidiary or Affiliate of the Funding Agent, the Agent or such Lender, shall have a right to apply any Loan Party’s property (including, without limitation, any accounts) held by the Funding Agent, the Agent, such Lender, such branch, Subsidiary or Affiliate to reduce the Obligations.

11.4 Rights and Remedies not Exclusive.

The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any right or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

11.5 Allocation of Payments After Event of Default.

Notwithstanding any other provisions of this Agreement to the contrary but subject to Section 17.20 hereof with respect to proceeds of the Prepetition Term Loan Collateral, after the occurrence and during the continuance of an Event of Default, all amounts collected or received from any Borrower or Guarantor (including the monetary proceeds of collections or of realization upon any Collateral, except as to the proceeds of Collateral subject to the payment of the Carve-Out Expenses to the extent required under the Final Financing Orders) shall be applied as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys’ fees) and other amounts of the Funding Agent subject to reimbursement under this Agreement, any of the Other Documents and any other agreement, document or writing relating to or executed in connection with this Agreement;

SECOND, to payment of any fees, indemnities or expense reimbursements owed to the Funding Agent;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys’ fees) and other liabilities of the Agent in connection with enforcing the rights of the Lenders and the Issuer under this Agreement and the Other Documents and any protective advances made by the Agent with respect to the Collateral under or pursuant to the terms of this Agreement;

FOURTH, to payment of any fees, indemnities or expense reimbursements owed to the Agent ;

FIFTH, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys’ fees) of each of the Lenders and the Issuer subject to reimbursement under this Agreement and the Other Documents;

SIXTH, to the payment of all of the Obligations consisting of accrued fees and interest arising under or pursuant to this Agreement or the Other Documents with respect to Term Advances;

SEVENTH, to the payment of the outstanding principal amount of the Obligations constituting Term Advances;

EIGHTH, to the payment of all of the Obligations consisting of accrued fees and interest arising under or pursuant to this Agreement or the Other Documents with respect to Revolving Advances;

NINTH, to the payment of the outstanding principal amount of the Obligations constituting Revolving Advances (including the payment or cash collateralization of the outstanding amount of Letters of Credit);

TENTH, to all other Obligations which shall have become due and payable by the Loan Parties under the Other Documents or otherwise and not repaid pursuant to clauses “FIRST” through “NINTH” above;

ELEVENTH, to the payment of the surplus, if any, to the Borrowers unless any other Person shall be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders and the Issuer shall receive (so long as it is not a Defaulting Lender) an amount equal to its pro rata share (based on the proportion that then outstanding Advances held by such Lender or the Issuer bears to the aggregate then outstanding Advances) of amounts available to be applied pursuant to clauses “FIFTH”, “SIXTH”, “SEVENTH” and “TENTH” above; and (iii) to the extent that any amounts available for distribution pursuant to clause “SEVENTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Funding Agent in a cash collateral account and applied (A) first, to reimburse the Issuer from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “SEVENTH” and “EIGHTH” above in the manner provided in this Section 11.5.

XII. WAIVERS AND JUDICIAL PROCEEDINGS.

12.1 Waiver of Notice.

Each Loan Party hereby waives notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

12.2 Delay.

No delay or omission on the Funding Agent’s, the Agent’s, any Lender’s or the Issuer’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any default.

12.3 Jury Waiver.

EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

XIII. EFFECTIVE DATE AND TERMINATION.

13.1 Term.

This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Loan Party, the Funding Agent, the Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect, and Advances borrowed under this Agreement will be paid in full in cash and the Commitment will terminate upon the earliest to occur of any of the following (the “Term”): (i) ninety (90) days after the Petition Date or such later date as may be agreed pursuant to this Agreement, (ii) thirty (30) days after the Petition Date if the Final Financing Order has not been entered prior to the expiration of such thirty (30) day period, (iii) forty (40) days after the entry of the Interim Financing Order if the Final Financing Order has not become a final, non-appealable order prior to the expiration of such forty (40) day period, (iv) substantial consummation of a Reorganization Plan, (v) unless extended with the consent of the Funding Agent, the Agent, the Required Lenders and Tennenbaum, the failure of any of the dates set forth in the Bid Procedures Order for commencement of the Auction or the entry of the Sale Order to occur, (vi) closing of a sale of substantially all of the assets of the Loan Parties, (vii) at the option of the Agent or at the direction of the Required Lenders, at any time on or after an Event of Default, or (viii) acceleration of the Obligations in accordance with this Agreement.

13.2 Termination.

The termination of this Agreement shall not affect any Loan Party’s, the Agent’s, the Funding Agent’s, any Lender’s or the Issuer’s rights, or any of the Obligations having their inception prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created or Obligations have been fully disposed of, concluded or liquidated. The security interests, Liens and rights granted to the Agent, the Funding Agent, the Lenders and the Issuer hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that the Borrowers’ Account may from time to time be temporarily in a zero or credit position, until all of the Obligations of each Loan Party have been paid or performed in full after the termination of this Agreement or each Loan Party has furnished the Agent, the Funding Agent, the Lenders and the Issuer with an indemnification satisfactory to the Agent, the Funding Agent, the Lenders and the Issuer with respect thereto. Accordingly, each Loan Party waives any rights which it may have under the Uniform Commercial Code to demand the filing of termination statements with respect to the Collateral, and the Agent shall not be required to send such termination statements to each Loan Party, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations paid in full in immediately available funds. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations are paid or performed in full. Without limitation, all indemnification obligations contained herein shall survive the termination hereof and payment in full of the Obligations.

XIV. REGARDING AGENT.

14.1 Appointment.

Each Lender and the Funding Agent hereby designates SPF to act as the Agent for such Lender and the Funding Agent under this Agreement and the Other Documents. Each Lender and the Funding Agent hereby irrevocably authorizes the Agent to take such action on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and the Agent shall hold all Collateral, payments of principal and interest, fees, charges and collections (without giving effect to any collection days) received by the Agent pursuant to this Agreement, for the ratable benefit of the Lenders and the Funding Agent. The Agent may perform any of its duties hereunder by or through its agents or employees. As to any matters not expressly provided for by this Agreement (including without limitation, collection of the Notes) the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding; provided, however, that the Agent shall not be required to take any action which exposes the Agent to liability or which is contrary to this Agreement or the Other Documents or applicable law unless the Agent is furnished with an indemnification reasonably satisfactory to the Agent with respect thereto.

14.2	Nature of Duties.

The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Other Documents. Neither the Agent nor any of its officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross (not mere) negligence or willful misconduct, or (ii) responsible in any manner for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement, or in any of the Other Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any of the Other Documents, as the case may be, or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the Other Documents or for any failure of any Loan Party to perform its obligations hereunder. The Agent shall not be under any obligation to any Lender or the Funding Agent to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Other Documents, or to inspect the properties, books or records of any Loan Party. The duties of the Agent as respects the Advances to the Borrowers shall be mechanical and administrative in nature; the Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Agreement except as expressly set forth herein.

14.3	Lack of Reliance on Agent and Resignation.

Independently and without reliance upon the Agent or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of each Loan Party in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of each Loan Party. The Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter except as shall be provided by any Loan Party pursuant to the terms hereof. The Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any Other Document, or of the financial condition of any Loan Party, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Note, the Other Documents or the financial condition of any Loan Party, or the existence of any Event of Default or any Default.

The Agent may resign on twenty (20) days’ written notice to each of the Funding Agent, the Lenders and the Borrowing Agent and upon such resignation, the Required Lenders will promptly designate a successor of the Agent.

Any such successor of the Agent shall succeed to the rights, powers and duties of the Agent, and the term “Agent” shall mean such successor agent effective upon its appointment,

and the former the Agent’s rights, powers and duties as the Agent shall be terminated, without any other or further act or deed on the part of such former the Agent. After the Agent’s resignation as the Agent, the provisions of this Article XIV shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement.

14.4	Certain Rights of Agent.

If the Agent shall request instructions from the Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any Other Document, the Agent shall be entitled to refrain from such act or taking such action unless and until the Agent shall have received instructions from the Required Lenders; and the Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, the Lenders shall not have any right of action whatsoever against the Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

14.5	Reliance.

The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Other Documents and its duties hereunder, upon advice of counsel selected by it. The Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by the Agent with reasonable care.

14.6	Notice of Default.

The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Other Documents, unless the Agent has received notice from a Lender or a Loan Party referring to this Agreement or the Other Documents, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Lenders and the Funding Agent. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

14.7	Indemnification.

To the extent the Agent is not reimbursed and indemnified by the Loan Parties, each Lender will reimburse and indemnify the Agent in proportion to its respective portion of the Advances (or, if no Advances are outstanding, according to its Commitment Percentage), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Other Document; provided that, the Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s gross (not mere) negligence or willful misconduct.

14.8	Agent in its Individual Capacity.

With respect to the obligation of the Agent to lend under this Agreement, the Advances made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as the Agent specified herein; and the term “Lender” or any similar term shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity as a Lender. The Agent may engage in business with any Loan Party as if it were not performing the duties specified herein, and may accept fees and other consideration from any Loan Party for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

14.9	Delivery of Documents.

To the extent the Agent receives financial statements required under Sections 9.8, 9.9, 9.10, and 9.11, a Budget Compliance Certificate pursuant to the terms of this Agreement and any notice required under Section 9.4, the Agent will promptly furnish such documents and information to the Lenders.

14.10	Borrowers’ Undertaking to Agent.

Without prejudice to their respective obligations to the Lenders under the other provisions of this Agreement, each Borrower hereby undertakes with the Agent to pay to the Agent from time to time on demand all amounts from time to time due and payable by it for the account of the Agent or the Lenders or any of them pursuant to this Agreement to the extent not already paid. Any payment made pursuant to any such demand shall pro tanto satisfy the relevant Borrower’s obligations to make payments for the account of the Lenders or the relevant one or more of them pursuant to this Agreement.

14.11	No Reliance on Agent’s Customer Identification Program.

Each of the Lenders acknowledges and agrees that neither such Lender nor any of its Affiliates, participants or assignees, may rely on the Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, this Agreement, the Other Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any record keeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or such other laws.

14.12	Release of Guaranty and Collateral.

Each Lender and the Funding Agent hereby irrevocably authorizes Agent, on behalf of and for the benefit of Lenders and the Funding Agent, without further written consent or authorization from Lenders and the Funding Agent, to execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which Required Lenders (or such other Lenders as may be required to give such consent under Section 16.2(b)) have otherwise consented, or (ii) release any Guarantor from the Guaranty to the extent the equity interests of such Guarantor have been sold or otherwise disposed of in a transaction permitted herby or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 16.2(b)) have otherwise consented.

XV. REGARDING FUNDING AGENT.

15.1	Appointment.

The Agent and each Lender hereby designate the Funding Agent to act as the funding agent for the Agent and the Lenders under this Agreement and the Other Documents. The Agent and each Lender hereby irrevocably authorize the Funding Agent to fund all requested Revolving Advances and Term Advances to the extent and provided that the Minimum Funding Amount is on deposit in the Funding Account as available funds and to take such action under the provisions of this Agreement and the Other Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Funding Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and the Funding Agent shall hold all payments of principal and interest, fees, charges and collections (without giving effect to any collection days) received pursuant to this Agreement, for the Agent for the ratable benefit of the Lenders. The Funding Agent may perform any of its duties hereunder by or through its agents or employees. As to any matters not expressly provided for by this Agreement the Funding Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding; provided, however, that the Funding Agent shall not be required to take any action which exposes the Funding Agent to liability or which is contrary to this Agreement or the Other Documents or applicable law unless the Funding Agent is furnished with an indemnification reasonably satisfactory to the Funding Agent with respect thereto.

15.2	Nature of Duties.

The Funding Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Other Documents. Neither the Funding Agent nor any of its officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross (not mere) negligence or willful misconduct, or (ii) responsible in any manner for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement, or in any of the Other Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Funding Agent under or in connection with, this Agreement or any of the Other Documents, as the case may be, or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the Other Documents or for any failure of the Agent, any Lender or any Loan Party to perform its obligations hereunder. The Funding Agent shall not be under any obligation to the Agent or any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Other Documents, or to inspect the properties, books or records of any Loan Party. The duties of the Funding Agent as respects the Advances to the Borrowers shall be mechanical and administrative in nature; the Funding Agent shall not have by reason of this Agreement a fiduciary relationship in respect of the Agent or any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon the Funding Agent any obligations in respect of this Agreement except as expressly set forth herein.

15.3	Lack of Reliance on Funding Agent and Resignation.

The Funding Agent shall not be responsible to the Agent or any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any Other Document, or of the financial condition of any Loan Party, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Note, the Other Documents or the financial condition of any Loan Party, or the existence of any Event of Default or any Default.

If NCBC is still the Funding Agent as of November 29, 2006, NCBC shall be released from such role as Funding Agent unless NCBC agrees in writing to continue in such capacity, and, upon such release, the Required Lenders will promptly designate a successor of the Funding Agent.

Any such successor of the Funding Agent shall succeed to the rights, powers and duties of the Funding Agent, and the term “Funding Agent” shall mean such successor agent effective upon its appointment, and the former the Funding Agent’s rights, powers and duties as the Funding Agent shall be terminated, without any other or further act or deed on the part of such former the Funding Agent. After the Funding Agent’s resignation as the Funding Agent, the provisions of this Article XV shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Funding Agent under this Agreement.

15.4	Certain Rights of Funding Agent.

If the Funding Agent shall request instructions from the Agent with respect to any act or action (including failure to act) in connection with this Agreement or any Other Document, the Funding Agent shall be entitled to refrain from such act or taking such action unless and until the Funding Agent shall have received instructions from the Agent; and the Funding Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, the Lenders shall not have any right of action whatsoever against the Funding Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of the Agent.

15.5	Reliance.

The Funding Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Other Documents and its duties hereunder, upon advice of counsel selected by it. The Funding Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by the Funding Agent with reasonable care.

15.6	Indemnification.

To the extent the Funding Agent is not reimbursed and indemnified by the Loan Parties, the Agent and each Lender will reimburse and indemnify the Funding Agent, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Funding Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Other Document; provided that, the Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Funding Agent’s gross (not mere) negligence or willful misconduct.

15.7	Borrowers’ Undertaking to Funding Agent.

Without prejudice to their respective obligations to the Agent and/or the Lenders under the other provisions of this Agreement, each Borrower hereby undertakes with the Funding Agent to pay to the Funding Agent from time to time on demand all amounts from time to time due and payable by it pursuant to this Agreement or any Other Document to the extent not already paid.

XVI. BORROWING AGENCY.

16.1	Borrowing Agency Provisions.

(a) Each Borrower hereby irrevocably designates the Borrowing Agent to be its attorney and agent and in such capacity to borrow, sign and endorse notes, and execute and deliver all instruments, documents, writings and further assurances now or hereafter required hereunder, on behalf of such Borrower or the Borrowers, and hereby authorizes the Funding Agent and the Agent to pay over or credit all loan proceeds hereunder in accordance with the request of the Borrowing Agent.

(b) The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to the Borrowers and at their request. Neither the Funding Agent, the Agent nor any Lender shall incur liability to the Borrowers as a result thereof. To induce the Funding Agent, the Agent and the Lenders to do so and in consideration thereof, each Borrower hereby indemnifies the Funding Agent, the Agent and each Lender and holds the Funding Agent, the Agent and each Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against the Funding Agent, the Agent or any Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of the Borrowers as provided herein, reliance by the Funding Agent, the Agent or any Lender on any request or instruction from the Borrowing Agent or any other action taken by the Funding Agent, the Agent or any Lender with respect to this Section 16.1 except due to willful misconduct or gross (not mere) negligence by the indemnified party.

(c) All Obligations shall be joint and several, and each Borrower shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Borrower shall in no way be affected by any extensions, renewals and forbearance granted to the Agent, any Lender or the Issuer to any Borrower, failure of the Agent or any Lender to give any Borrower notice of borrowing or any other notice, any failure of the Agent or any Lender to pursue or preserve its rights against any Borrower, the release by the Agent or any Lender of any Collateral now or thereafter acquired from any Borrower, and such agreement by each Borrower to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by the Agent or any Lender to the other Borrowers or any Collateral for such Borrower’s Obligations or the lack thereof. Each Borrower waives all suretyship defenses. Without limiting the generality of the foregoing, each of the Borrowers hereby acknowledges and agrees that any and all actions, inactions or omissions by any one or more, or all, of the Borrowers in connection with, related to or otherwise affecting this Agreement or any of the Other Documents are the obligations of, and inure to and are binding upon, each and all of the Borrowers, jointly and severally.

16.2	Waivers.

Each Borrower expressly waives (i) any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution or any other claim which such Borrower may now or hereafter have against the other Borrowers or other Person directly or contingently liable for the Obligations hereunder, or against or with respect to the other Borrowers’ property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and repayment in full of the Obligations and (ii) any defense it may otherwise have to the payment and performance of the Obligations based on any contention that its liability hereunder and under the Other Documents is limited and not joint and several. Each Borrower acknowledges and agrees that the foregoing waivers serve as a material inducement to the agreement of the Lenders to make the Advances, and that the Lenders are relying on each specific waiver and all such waivers in entering into this Agreement. The undertakings of each Borrower hereunder secure the Obligations of itself and the other Borrowers.

XVII. MISCELLANEOUS.

17.1	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Any judicial proceeding brought by or against any Loan Party with respect to any of the Obligations, or involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement must be brought and maintained in the Bankruptcy Court; provided, however, that (i) in the event that the Bankruptcy Court does not have jurisdiction over any matter or if it has jurisdiction but does not exercise such jurisdiction for any reason, then such proceeding may be brought in the courts of the State of New York or in the United States District Court for the Southern District of New York; and (ii) any suit seeking enforcement against any Collateral or other property may be brought, at the Agent’s option in the courts of any jurisdiction where such Collateral or other property may be found. By execution and delivery of this Agreement, each Loan Party accepts for itself and in connection with its properties, generally and unconditionally, the jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each Loan Party hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to the Borrowing Agent at its address set forth in Section 17.6 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America, or, at the Agent’s or any Lender’s option, by service upon the Borrowing Agent which each Loan Party irrevocably appoints as such Loan Party’s agent for the purpose of accepting service within the State of New York. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of the Agent, any Lender or the Issuer to bring proceedings against any Loan Party in the courts of any other jurisdiction. Each Loan Party waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens.

17.2	Entire Understanding.

(a) This Agreement and the documents executed concurrently herewith contain the entire understanding among each Loan Party, the Funding Agent, the Agent and each Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by each Loan Party’s, the Funding Agent’s, the Agent’s and each Lender’s respective officers. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Each Loan Party acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

(b) The Required Lenders, the Agent with the consent in writing of the Required Lenders, and the Loan Parties may, subject to the provisions of this Section 17.2(b), from time to time enter into written supplemental agreements to this Agreement or the Other Documents executed by the Loan Parties, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of the Lenders, the Issuer, the Funding Agent, the Agent or the Loan Parties thereunder or the conditions, provisions or terms thereof or waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, the consent of the Funding Agent must be obtained with respect to any amendment, waiver or consent with respect to Sections 2.3, 15.1, 15.2, 15.3, 15.4,

15.5, 15.6, 15.7 or any other provisions, the amendment or waivers of which would adversely affect the Funding Agent and, provided, further, that no such supplemental agreement shall, (A) without the consent of all Lenders:

(i) increase the Commitment Percentage or maximum dollar commitment of any Lender, increase the Maximum Revolving Advance Amount or increase the Maximum Term Advance Amount;

(ii) extend the maturity of any Note or the due date for any amount payable hereunder, or decrease the rate of interest or reduce, limit or forgive any principal amount or fee payable by the Borrowers to the Lenders and/or the Issuer pursuant to this Agreement;

(iii) alter the definition of the term Required Lenders or alter, amend or modify this Section 17.2(b);

(iv) release any Collateral during any calendar year (other than in accordance with the provisions of this Agreement) having an aggregate value in excess of One Million and 00/100 Dollars ($1,000,000.00);

(v) change the rights and duties of the Funding Agent or the Agent;

(vi) permit any Revolving Advance to be made if after giving effect thereto the sum of the Revolving Advances and the amount of Letters of Credit outstanding hereunder would exceed (x) the Maximum Revolving Advance Amount or (y) the Priming Amount;

(vii) permit any Term Advance to be made if after giving effect thereto the Term Advances outstanding hereunder would exceed the Maximum Term Advance Amount;

(viii) release any Loan Party from the Obligations under this Agreement, the applicable Guaranty, if any, or any Other Document; or

(ix) alter, amend or modify Section 7.17, Section 11.5 or Section 13.1 hereof;

or (B) without the consent of the Supermajority Lenders, alter, amend or modify Section 7.6 hereof.

Any such supplemental agreement shall apply equally to each Lender, the Issuer and the Funding Agent and shall be binding upon the Loan Parties, the Lenders, the Issuer, the Funding Agent, the Agent and all future holders of the Obligations. In the case of any waiver, the Loan Parties, the Funding Agent, the Agent, the Lenders and the Issuer shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

The Agent is hereby authorized by the Loan Parties, the Lenders and the Issuer, from time to time in the Agent’s sole discretion, (a) after the occurrence and during the continuation of a Default or an Event of Default, or (b) at any time that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied, to make or cause to be made Revolving Advances to the Borrowers on behalf of the Lenders which the Agent, in its reasonable business judgment, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Advances and other Obligations, or (iii) to pay any other amount chargeable to the Borrowers pursuant to the terms of this Agreement; provided, that at any time after giving effect to any such Revolving Advances, the outstanding Revolving Advances, and the amount of Letters of Credit outstanding do not exceed (1) the Priming Amount or (2) the Maximum Revolving Advance Amount.

17.3	Transfers and Assignments.

(a) Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Loan Parties may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender. No Lender may assign or otherwise transfer any of its rights or obligations hereunder except: (i) to an Eligible Assignee in accordance with the provisions of Section 17.3(b), (ii) by way of participation in accordance with the provisions of Section 17.3(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 17.3(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 17.3(d) and, to the extent expressly contemplated hereby, the Affiliates of each of the Agent, the Lenders and the respective directors, officers, employees, agents and advisors of such Affiliates of each of the Agent, the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Transfer of Commitments. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its commitment to make Advances hereunder and the Advances at the time owing to such Lender); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s commitment to make Advances hereunder and the Advances at the time owing to such Lender or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the commitment to make Advances hereunder (which for this purpose includes Advances outstanding thereunder) or, if the applicable commitment to make Advances hereunder is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than Five Million and 00/100 Dollars ($5,000,000.00) unless the Agent and the Required Lenders otherwise consent (such consent not to be unreasonably withheld, delayed or conditioned); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advances or the commitment to make Advances hereunder assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations in Revolving Advances on a non-pro rata basis; (iii) any assignment of a commitment to make Advances hereunder must be approved by the Agent unless the Person that is the proposed assignee is itself a Lender with a commitment to make Advances hereunder (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and (iv) the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of Three Thousand Five Hundred and 00/100 Dollars ($3,500.00), and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire. Subject to acceptance and recording thereof by the Agent pursuant to Section 17.3(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 17.5 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 17.3(d).

(c) Maintenance of Register. The Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at its office in Cleveland, Ohio, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the commitments to make Advances hereunder of, and principal amounts of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Loan Parties, the Agent, the Funding Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowing Agent, any Lender and the Funding Agent, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowing Agent, the Agent or the Funding Agent, sell participations to any Person (other than a natural person or any Loan Party or any of the Loan Party’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its commitment to make Advances hereunder and/or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Agent, the Funding Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 17.2(b)(i) through (ix) that affects such Participant. The Loan Parties agree that each Participant shall be entitled to the benefits of Sections 2.5(d), 3.7, 3.9, 17.5 and 17.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 17.3(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.3 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13(d) as though it were a Lender.

A Participant shall not be entitled to receive any greater payment under Section 17.5 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant that is not incorporated under the Laws of the United States of America or a state thereof shall not be entitled to the benefits of Section 11.3 unless the Loan Parties are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Loan Parties, to comply with Section 17.6 as though it were a Lender.

(e) Pledge of Interests. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Notes. The Borrowers shall execute and deliver: (i) to the Agent, the transferor and the transferee, any consent or release (of all or a portion of the obligations of the transferor) to be delivered in connection with each Assignment and Assumption, (ii) if a Lender’s entire interest in its commitments to make Advances hereunder and in all of its Advances have been transferred to the transferee, appropriate replacement notes against return of the Notes (each marked “replaced”) held by the transferor and (iii) if only a portion of a Lender’s interest in its commitments to make advances hereunder and Advances has been transferred, replacement notes to each of the transferor and the transferee against return of the original such Notes of the transferor (each marked “replaced”) held by the transferor; provided, that, simultaneously with the Borrowers’ delivery of new Notes pursuant to this Section 17.3(f), the transferor Lender will deliver to the Borrowing Agent any note being replaced in whole or in part, and each such note delivered by the transferor Lender shall be conspicuously marked “replaced” when so delivered.

(g) Replacement of Certain Lenders. If any Lender is a Defaulting Lender hereunder, then, the Borrowing Agent may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with the restrictions contained in Section 17.3(b)), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations; provided that: (i) the Borrowing Agent shall have received the prior written consent of the Agent, which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts). None of the Lenders shall be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowing Agent to require such assignment and delegation cease to apply.

(h) Replacement of Non-consenting Lenders. If, in connection with any proposed amendment, waiver or consent hereunder pursuant to Section 17.2(b) hereof: requiring the consent of all Lenders, the consent of Required Lenders is obtained but the consent of all Lenders whose consent is required is not obtained (any Lender withholding consent as described herein being referred to as a “Non-Consenting Lender”), then, so long as the Agent is not a Non-Consenting Lender, the Agent may, at the sole expense of the Loan Parties, upon notice to such Non-Consenting Lender and the Borrowing Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with the restrictions contained in Section 17.3(b)), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts).

17.4	Application of Payments.

The Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that any Loan Party makes a payment or the Agent or any Lender receives any payment or proceeds of the Collateral for any Loan Party’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by the Agent or such Lender.

17.5	Indemnity.

Each Loan Party shall indemnify the Funding Agent, the Agent, each Lender, the Issuer and each of their respective officers, directors, Affiliates, employees and agents from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against the Funding Agent, the Agent, any Lender or the Issuer in any litigation, proceeding or investigation instituted or conducted by any governmental agency or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not the Funding Agent, the Agent, any Lender or the Issuer is a party thereto, except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of the party being indemnified.

17.6	Notice.

Any notice or request hereunder may be given to the Borrowing Agent or any Loan Party, the Funding Agent, or to the Agent or any Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section 17.6. Any notice, request, demand, direction or other communication (for purposes of this Section 17.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission or by setting forth such Notice on a site on the World Wide Web (a “Website Posting”) if Notice of such Website Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 17.6) in accordance with this Section 17.6. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Section 17.6 hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 17.6. Any Notice shall be effective:

(a) In the case of hand-delivery, when delivered;

(b) If given by mail, four (4) days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(c) In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, a Website Posting or an overnight courier delivery of a confirmatory Notice (received at or before noon on such next Business Day);

(d) In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(e) In the case of electronic transmission, when actually received;

(f) In the case of a Website Posting, upon delivery of a Notice of such posting (including the information necessary to access such site) by another means set forth in this Section 17.6; and

(g) If given by any other means (including by overnight courier), when actually received.

(h) Any Lender giving a Notice to the Borrowing Agent or any Loan Party shall concurrently send a copy thereof to the Funding Agent, the Agent, and the Agent shall promptly notify the other Lenders of its receipt of such Notice.

(A) If to Funding Agent or NCBC at:	National City Business Credit, Inc. One North Franklin 20th Floor Chicago, Illinois 60606 Attention: Thomas Karlov Telephone: Telecopier: Email:

With a copy to:	National City Business Credit, Inc. 1965 East 6th Street 4th Floor Cleveland, Ohio 44114 Attention: Glenn P. Bartley Telephone: Telecopier: Email:

And a copy to:	Thorp Reed & Armstrong LLP One Oxford Centre 301 Grant Street, 14th Floor Pittsburgh, Pennsylvania 15219-1425 Attention: Paula A. Schmeck, Esquire Telephone: Telecopier: Email:

(B) If to the Agent at:	Silver Point Finance, L.L.C. Two Greenwich Plaza 1st Floor Greenwich, Connecticut 06830 Attention: Gerald Willinger Telephone: Telecopier: Email:

With a copy to:	Kirkland & Ellis LLP 200 East Randolph Drive Chicago, Illinois 60601 Attention: Anup Sathy Telephone: Telecopier: Email:

(C) If to a Lender, as specified on the signature pages hereof.

(D) If to Borrowing Agent or any Borrower, at:	c/o Radnor Holdings Corporation Radnor Financial Center 150 Radnor Chester Road, Suite A300 Radnor, Pennsylvania 19087-5292 Attention: Paul D. Ridder Telephone: Telecopier: Email:

With a copy to::	Skadden, Arps, Slate, Meagher & Flom LLP 333 West Wacker Drive, Suite 2100 Chicago, Illinois 60606 Attention: Timothy R. Pohl Telephone: Telecopier: Email:

17.7	Survival.

The obligations of the Loan Parties under Sections 3.7, 3.9, 4.18(h), 14.7 and 17.5 shall survive termination of this Agreement and the Other Documents and payment in full of the Obligations.

17.8	Severability.

If any part of this Agreement is contrary to, prohibited by, or deemed invalid under applicable laws or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

17.9	Expenses.

All costs and expenses including, without limitation, reasonable attorneys’ fees (including the allocated costs of in house counsel) and disbursements incurred by the Funding Agent and the Agent on its behalf or on behalf of the Lenders and/or the Issuer and all reasonable attorneys’ fees incurred by each Lender (a) in all efforts made to enforce payment of any Obligation or effect collection of any Collateral, or (b) in connection with the entering into, modification, amendment, administration and enforcement of this Agreement or any consents or waivers hereunder and all related agreements, documents and instruments, or (c) in instituting, maintaining, preserving, enforcing and foreclosing on the Agent’s security interest in or Lien on any of the Collateral, whether through judicial proceedings or otherwise, or (d) in defending or prosecuting any actions or proceedings arising out of or relating to the Funding Agent’s, the Agent’s, any Lender’s or the Issuer’s transactions with any Loan Party, or (e) in connection with any advice given to the Funding Agent, the Agent, any Lender or the Issuer with respect to its rights and obligations under this Agreement and all related agreements, may be charged to the Borrowers’ Account and shall be part of the Obligations (the Funding Agent and the Agent shall promptly thereafter provide notice thereof to the Borrowing Agent).

17.10	Injunctive Relief.

Each Loan Party recognizes that, in the event any Loan Party fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy at law may prove to be inadequate relief to the Lenders and/or the Issuer; therefore, the Funding Agent and/or the Agent, if either so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

17.11	Consequential Damages.

Neither the Funding Agent, the Agent, nor any Lender nor the Issuer, nor any agent or attorney for any of them, shall be liable to any Loan Party for any special, incidental, consequential or punitive damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations.

17.12	Captions.

The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

17.13	Counterparts; Telecopied Signatures.

This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

17.14	Construction.

The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

17.15	Confidentiality; Sharing Information.

(a) The Funding Agent, the Agent, each Lender, the Issuer, each Eligible Assignee a party to an Assignment and Assumption and each Participant shall hold all non-public information obtained by the Funding Agent, the Agent, such Lender, the Issuer, such Eligible Assignee a party to an Assignment and Assumption or such Participant pursuant to the requirements of this Agreement in accordance with the Funding Agent’s, the Agent’s, such Lender’s, the Issuer’s, such Eligible Assignee a party to an Assignment and Assumption’s and such Participant’s customary procedures for handling confidential information of this nature; provided, however, the Funding Agent, the Agent, each Lender, the Issuer, each Eligible

Assignee a party to an Assignment and Assumption and each Participant may disclose such confidential information (a) to its examiners, affiliates, outside auditors, counsel and other professional advisors, (b) to the Funding Agent, the Agent, any Lender, the Issuer or to any prospective each Eligible Assignees a party to an Assignment and Assumption and Participants, and (c) as required or requested by any Governmental Body or representative thereof or pursuant to legal process; provided, further that (i) unless specifically prohibited by applicable law or court order, the Funding Agent, the Agent, each Lender, the Issuer and each Eligible Assignee a party to an Assignment and Assumption and each Participant shall use its best efforts prior to disclosure thereof, to notify the applicable Loan Party of the applicable request for disclosure of such non-public information (A) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of a Lender, the Issuer, a each Eligible Assignee a party to an Assignment and Assumption or a Participant by such Governmental Body) or (B) pursuant to legal process and (ii) in no event shall the Funding Agent, the Agent, any Lender, the Issuer, any Eligible Assignee a party to an Assignment and Assumption or any Participant be obligated to return any materials furnished by any Loan Party other than those documents and instruments in possession of the Funding Agent, the Agent, any Lender or the Issuer in order to perfect its Lien on the Collateral once the Obligations have been paid in full and this Agreement has been terminated.

(b) Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to such Loan Party or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender, the Issuer or by one or more Subsidiaries or Affiliates of such Lender or the Issuer and if any such Loan Party requested such services, each Loan Party hereby authorizes each Lender and the Issuer to share any information delivered to such Lender or the Issuer by such Loan Party and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender or the Issuer to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender or the Issuer, it being understood that any such Subsidiary or Affiliate of any Lender or the Issuer receiving such information shall be bound by the provisions of Section 17.15 as if it were a Lender or the Issuer, as the case may be, hereunder. Such authorization shall survive the repayment of the other Obligations and the termination of the Agreement.

17.16	Tax Withholding Clause.

Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and, upon the written request of the Agent, the Funding Agent, each other Lender or assignee or participant of a Lender) agrees that it will deliver to each of the Borrowing Agent, the Agent and the Funding Agent two (2) duly completed appropriate valid Withholding Certificates certifying its status (as a U.S. or foreign person) and making a claim of complete exemption from U.S. withholding tax on the basis of an income tax treaty or an exemption provided by the Internal Revenue Code. The term “Withholding Certificate” means a Form W-9; a Form W-8BEN; a Form W-8ECI; a Form W-8IMY and the related statements and certifications as required under Section 1.1441-1(e)(2) and/or (3) of the Income Tax Regulations (the “Regulations”); a statement described in Section 1.871-14(c)(2)(v) of the Regulations; or any other certificates under the Internal Revenue Code or Regulations that certify or establish the status of a payee or beneficial owner as a U.S. or foreign person that is exempt from U.S. withholding tax. Each Lender or the Issuer, assignee or participant required to deliver to the Borrowing Agent, the Agent and the Funding Agent a Withholding Certificate pursuant to the preceding sentence shall deliver such valid Withholding Certificate as follows: (A) each Lender or the Issuer which is a party hereto on the Closing Date shall deliver such valid Withholding Certificate at least five (5) Business Days prior to the first date on which any interest or fees are payable by the Borrowers hereunder for the account of such Lender or the Issuer; (B) each assignee or participant shall deliver such valid Withholding Certificate at least five (5) Business Days before the effective date of such assignment or participation (unless the Agent and the Funding Agent in their sole discretion shall permit such assignee or participant to deliver such valid Withholding Certificate less than five (5) Business Days before such date in which case it shall be due on the date specified by the Agent). Each Lender, the Issuer, assignee or participant which so delivers a valid Withholding Certificate further undertakes to deliver to each of the Borrowing Agent, the Agent and the Funding Agent two (2) additional copies of such Withholding Certificate (or a successor form) on or before the date that such Withholding Certificate expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent Withholding Certificate so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrowing Agent, the Agent or the Funding Agent. Notwithstanding the submission of a Withholding Certificate claiming a reduced rate of or exemption from U.S. withholding tax, the Agent shall be entitled to withhold United States federal income taxes at the full thirty percent (30%) withholding rate if in its reasonable judgment it is required to do so. Further, the Agent and the Funding Agent are indemnified under § 1.1461-1(e) of the Regulations against any claims and demands of any Lender or assignee or participant of a Lender for the amount of any tax it deducts and withholds in accordance with regulations under § 1441 of the Code.

17.17	USA Patriot Act.

Each Lender, the Issuer or assignee or participant of a Lender or the Issuer that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United states or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Funding Agent and the Agent the certification, or, if applicable, recertification, certifying that such Lender or the Issuer is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (1) within ten (10) days after the Closing Date, and (2) as such other times as are required under the USA Patriot Act.

17.18	Publicity.

Each Loan Party, each Lender and the Issuer hereby authorizes the Agent to make appropriate announcements of the financial arrangement entered into among the Loan Parties, the Agent, the Lenders and the Issuer, including, without limitation, announcements which are commonly known as tombstones, in such publications and to such selected parties as the Agent shall in its sole and absolute discretion deem appropriate.

17.19	Effect of Financing Orders.

(a) The Liens and security interest referred to in this Agreement, any Security Document, and any Other Document with respect to the Borrowers and Guarantors shall be deemed valid and perfected by entry of the Interim Financing Order.

(b) Subject to the Financing Orders and this Agreement, the Borrowers and each of the Guarantors hereby covenant, represent and warrant that, subject to the Carve-Out Expenses, upon entry of the Interim Financing Order (and the Final Financing Order, as applicable), the Obligations shall: (i) at all times constitute allowed claims in the Cases and have the priority set forth in the Interim Financing Order (and the Final Financing Order, as applicable); and (ii) at all times be secured by a valid, binding, continuing, enforceable and fully-perfected senior security interest in and Liens upon all tangible and intangible property of the Borrowers’ and the Guarantors’ respective estates in the Cases as described in and having the priority set forth in the Interim Financing Order (and the Final Financing Order, as applicable).

(c) Subject to the priorities set forth in the Interim Financing Order (and the Final Financing Order, as applicable) and to the Carve-Out Expenses, as to all Real Property the title to which is held by the Borrowers or any of the Guarantors, or the possession of which is held by the Borrowers or any of the Guarantors pursuant to leasehold interests and which secures the Obligations, the Borrowers and each Guarantor hereby assigns and conveys as security, grants a security interest in, hypothecates, mortgages, pledges and sets over unto the Agent on behalf of the Lenders all of the right, title and interest of the Borrowers and such Guarantor in all of such owned Real Property and in all such leasehold interests, together in each case with all of the right, title and interest of the Borrowers and such Guarantor in and to all buildings, improvements, and fixtures related thereto, any lease or sublease thereof, all General Intangibles relating thereto and all proceeds thereof. The Borrowers and each Guarantor acknowledges that, pursuant to the Financing Orders, the Liens in favor of the Agent on behalf of the Lenders in all of such Real Property and leasehold instruments shall be perfected without the recordation of any instruments of mortgage or assignment.

17.20	Proceeds of Prepetition Term Loan Collateral.

Notwithstanding anything to the contrary set forth in this Agreement, prior to the payment in full of the Prepetition Term Loan, any proceeds of Prepetition Term Loan Collateral shall be applied only to Obligations with respect to Revolving Advances up to the maximum amount permitted for the Revolving DIP Facility (as defined and set forth in the Interim Financing Order (and the Final Financing Order, as applicable)). Notwithstanding anything to the contrary set forth in this Agreement, after all Obligations with respect to Revolving Advances up to the maximum amount permitted for the Revolving DIP Facility (as defined and set forth in the Interim Financing Order (and the Final Financing Order, as applicable)) have been paid in full and until payment in full of the Prepetition Term Loan, any proceeds of Prepetition Term Loan Collateral shall be applied to the repayment of the Prepetition Term Loan. After the Prepetition Term Loan is paid in full, any proceeds of Prepetition Term Loan Collateral shall be applied to the Obligations until paid in full.

[INTENTIONALLY LEFT BLANK]

Each of the parties has signed this Agreement as of the day and year first above written.

BORROWERS:

Radnor Holdings Corporation

By:	/s/ Paul D. Ridder
Paul D. Ridder
Vice President and CFO

StyroChem U.S., Ltd. By: StyroChem GP, L.L.C. Its: General Partner By: Radnor Chemical Corporation Its: Sole Member

By:	/s/ Paul D. Ridder
Paul D. Ridder
President

Wincup Holdings, Inc.

By:	/s/ Paul D. Ridder
Paul D. Ridder
Vice President and CFO

WinCup Texas, Ltd. By: WinCup GP, L.L.C. Its: General Partner By: Wincup Holdings, Inc. Its: Sole Member

By:	/s/ Paul D. Ridder
Paul D. Ridder
Vice President and CFO

GUARANTORS:

Radnor Chemical Corporation

By:	/s/ Paul D. Ridder
Paul D. Ridder
President

StyroChem Delaware, Inc.

By:	/s/ Paul D. Ridder
Paul D. Ridder
President

StyroChem GP, L.L.C. By: Radnor Chemical Corporation Its: Sole Member

By:	/s/ Paul D. Ridder
Paul D. Ridder
President

StyroChem LP, L.L.C. By: Radnor Chemical Corporation Its: Sole Member

By:	/s/ Paul D. Ridder
Paul D. Ridder
President

WinCup GP, L.L.C. By: Wincup Holdings, Inc. Its: Sole Member

By:	/s/ Paul D. Ridder
Paul D. Ridder
Vice President and CFO

WinCup LP, L.L.C. By: Wincup Holdings, Inc. Its: Sole Member

By:	/s/ Paul D. Ridder
Paul D. Ridder Vice President and CFO

WinCup Europe Delaware, Inc.

By:	/s/ Paul D. Ridder
Paul D. Ridder President

StyroChem Europe Delaware, Inc.

By:	/s/ Paul D. Ridder
Paul D. Ridder President

AGENT AND LENDERS:

National City Business Credit, Inc., as Funding Agent

By:	/s/ Thomas F. Karlov
Name:	Thomas F. Karlov
Title:	Director

Silver Point Finance, L.L.C., as Agent

By:	/s/ Rich Petrilli
Name:	Rich Petrilli
Title:	CFO

Field Point III, Ltd., as Lender

By:	/s/ Rich Petrilli
Name:	Rich Petrilli
Title:	CFO

Revolving Commitment Percentage: Term Commitment Percentage: Commitment Percentage: 40%	40% 40%

Field Point IV, Ltd., as Lender

By:	/s/ Rich Petrilli
Name:	Rich Petrilli
Title:	CFO Revolving Commitment

Revolving Commitment Percentage: Term Commitment Percentage: Commitment Percentage: 60%	60% 60%